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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NRG ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(2)	Aggregate number of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2016
Annual Meeting of Stockholders and Proxy Statement

March 16, 2016

Dear Stockholder:

        We are pleased to invite you to attend NRG Energy, Inc.'s Annual Meeting of Stockholders, which will be held at 9 a.m., Eastern Time, on Thursday, April 28, 2016, at The Ritz-Carlton, Philadelphia located at 10 Avenue of the Arts, Philadelphia, Pennsylvania 19102. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

        Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Information about voting methods is set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

        On behalf of everyone at NRG, I thank you for your ongoing interest and investment in NRG Energy, Inc. We are committed to acting in your best interests. If you have any questions with respect to voting, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 (toll free).

Sincerely,

HOWARD E. COSGROVE
 Chairman of the Board

THIS PROXY STATEMENT AND PROXY CARD ARE
BEING DISTRIBUTED ON OR ABOUT MARCH 16, 2016.

NRG Energy, Inc.
211 Carnegie Center, Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9 a.m., Eastern Time, on Thursday, April 28, 2016
PLACE	The Ritz-Carlton, Philadelphia 10 Avenue of the Arts Philadelphia, Pennsylvania 19102
ITEMS OF BUSINESS	(1) To elect thirteen directors.
(2) To re-approve the performance goals under the NRG Energy, Inc. Amended and Restated Long-Term Incentive Plan solely for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.
(3) To approve, on a non-binding advisory basis, NRG's executive compensation.
(4) To ratify the appointment of KPMG LLP as NRG's independent registered public accounting firm for the 2016 fiscal year.
(5) To vote on a stockholder proposal regarding proxy access, if properly presented at the meeting.
(6) To vote on a stockholder proposal regarding disclosure of political expenditures, if properly presented at the meeting.
(7) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.
RECORD DATE	You are entitled to vote if you were a stockholder of record at the close of business on March 7, 2016.
PROXY VOTING
Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions, please refer to the information on pages 1 - 7 of the Proxy Statement, the Notice of Internet Availability of Proxy Materials or the voting instructions on the proxy card.

By Order of the Board of Directors
BRIAN E. CURCI, Corporate Secretary

2016 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

Page
PROPOSALS TO BE VOTED ON	19
PROPOSAL NO. 1 ELECTION OF DIRECTORS	19
PROPOSAL NO. 2 RE-APPROVE THE PERFORMANCE GOALS UNDER THE NRG ENERGY, INC. AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN SOLELY FOR PURPOSES OF SECTION 162(m)	27
PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE NRG'S EXECUTIVE COMPENSATION	29
PROPOSAL NO. 4 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2016 FISCAL YEAR	30
PROPOSAL NO. 5 STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS	31
PROPOSAL NO. 6 STOCKHOLDER PROPOSAL REGARDING DISCLOSURE OF POLITICAL EXPENDITURES	33
EXECUTIVE OFFICERS	36
VOTING STOCK OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS	38
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	41
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	42
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	42
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	42
EXECUTIVE COMPENSATION	43
AUDIT COMMITTEE REPORT	79
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	80
REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING	82
APPENDIX A	A-1
APPENDIX B	B-1

ii

PROXY STATEMENT

        We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors (Board) of NRG Energy, Inc. for the 2016 Annual Meeting of Stockholders (Annual Meeting) and for any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held on Thursday, April 28, 2016, at 9 a.m. at The Ritz-Carlton, Philadelphia at 10 Avenue of the Arts, Philadelphia, Pennsylvania 19102. In this Proxy Statement, "we," "us," "our," "NRG" and the "Company" refer to NRG Energy, Inc.

        You are receiving this Proxy Statement because you own shares of our common stock, par value $0.01 per share, that entitle you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters.

ANNUAL MEETING INFORMATION

What is the purpose of the Annual Meeting?

        The purpose of the Annual Meeting is to:

  1.
  elect thirteen directors;

  2.
  re-approve the performance goals under the NRG Energy, Inc. Amended and Restated Long-Term Incentive Plan solely for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m) Proposal);

  3.
  approve, on a non-binding advisory basis, NRG's executive compensation (Say on Pay Proposal);

  4.
  ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year;

  5.
  vote on a stockholder proposal regarding proxy access, provided that a representative of the stockholder proponent properly presents the proposal at the Annual Meeting (Proxy Access Proposal);

  6.
  vote on a stockholder proposal regarding the disclosure of expenditures on political activities, provided that a representative of the stockholder proponent properly presents the proposal at the Annual Meeting (Political Expenditure Proposal); and

  7.
  conduct such other business as may properly come before the Annual Meeting and any adjournment or postponement.

        Other than these proposals, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

        All of our stockholders may attend the Annual Meeting. However, only stockholders who owned our common stock at the close of business on March 7, 2016, the record date for the Annual Meeting, or their duly appointed proxies, are entitled to vote at the Annual Meeting.

        Many stockholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

  •
  Stockholder of Record — If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record of those shares.

  •
  Beneficial Owner — If your shares are held in a stock brokerage account, or by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in "street name." As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you follow the procedures of your broker, trustee or nominee for obtaining a legal proxy. Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for you to use.

How many votes do I have?

        You have one vote for each share of our common stock you owned as of the record date for the Annual Meeting.

What are the Board's recommendations?

        The Board recommends a vote:

  1.
  FOR the election of the director nominees;

  2.
  FOR the Section 162(m) Proposal;

  3.
  FOR the Say on Pay Proposal;

  4.
  FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year;

  5.
  No recommendation on the Proxy Access Proposal; and

  6.
  AGAINST the Political Expenditure Proposal.

        If you grant a proxy and any additional matters are properly presented for a vote at the Annual Meeting, either of the persons named as proxy holders, Mauricio Gutierrez or Brian E. Curci, will have the discretion to vote your shares.

How many votes must be present to hold the Annual Meeting?

        We will have a quorum, and will be able to conduct the business of the Annual Meeting, if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting are represented in person or by proxy at the Annual Meeting. As of the record date, 315,883,940 shares of our common stock, representing the same number of votes, were outstanding. The presence of the holders of at least 157,941,971 shares of our common stock will be required to establish a quorum. Both abstentions and broker non-votes, if any, are counted as present for determining the presence of a quorum. For more information regarding the treatment of abstentions and broker non-votes, see "What are abstentions and broker non-votes and how are they treated?"

What vote is required to approve each proposal?

  1.
  Election of Directors — The nominees for election as directors at the Annual Meeting will be elected by a majority of the votes cast at the Annual Meeting. A majority of the votes cast means that the number of shares voted "FOR" the director nominee must exceed the number of votes cast "AGAINST" that director nominee. In a contested election, each director nominee will be elected by the vote of a plurality of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the director nominees who receive the most votes will be elected to fill the available seats on the Board.

  2.
  Section 162(m) Proposal — This proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

  3.
  Say on Pay Proposal — This proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. While this is an advisory vote, the Board and the Compensation Committee value the opinions of stockholders and if there are a significant number of votes against this proposal, the Board and the Compensation Committee will consider stockholders' concerns and evaluate actions necessary to address those concerns.

  4.
  Ratification of KPMG LLP's Appointment — This proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If the selection of KPMG LLP as our independent registered public accounting firm is not ratified, the Audit Committee will reconsider its selection.

  5.
  Proxy Access Proposal — This proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If approved by stockholders, the Proxy Access Proposal, which is advisory in nature, would constitute a recommendation to the Board to take steps necessary to adopt a proxy access bylaw.

  6.
  Political Expenditure Proposal — This proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If approved by stockholders, the Political Expenditure Proposal, which is advisory in nature, would constitute a recommendation to the Board that the Company provide disclosure regarding its political expenditures.

What are abstentions and broker non-votes and how are they treated?

        An abstention occurs when a stockholder abstains from voting or does not vote on a proposal. A "broker non-vote" occurs when a broker has not received voting instructions from the beneficial owner and the broker does not have discretionary authority to vote the shares because the proposal is non-routine. Brokers who do not receive instructions from the beneficial owner are entitled to vote on the ratification of KPMG LLP's appointment for the 2016 fiscal year, but not on the election of directors, the Section 162(m) Proposal, the Say on Pay Proposal, the Proxy Access Proposal, or the

Political Expenditure Proposal. Broker non-votes and abstentions, if any, will be treated as follows with respect to votes on each of the proposals:

Proposal		Treatment of Abstentions	Treatment of Broker Non-Votes

1.	Election of Directors	Not considered votes properly cast and therefore will have no effect on this proposal.	No effect on this proposal.

2.	Section 162(m) Proposal	Counted toward the tabulation of votes on this proposal and will have the same effect as a vote AGAINST this proposal.	No effect on this proposal.

3.	Say on Pay Proposal	Counted toward the tabulation of votes on this proposal and will have the same effect as a vote AGAINST this proposal.	No effect on this proposal.

4.	Ratification of KPMG LLP's Appointment	Counted toward the tabulation of votes on this proposal and will have the same effect as a vote AGAINST this proposal.	Not applicable since brokers have discretionary authority to vote on this proposal.

5.	Proxy Access Proposal	Counted toward the tabulation of votes on this proposal and will have the same effect as a vote AGAINST this proposal.	No effect on this proposal.

6.	Political Expenditure Proposal	Counted toward the tabulation of votes on this proposal and will have the same effect as a vote AGAINST this proposal.	No effect on this proposal.

How do I vote?

        If you hold shares directly as the stockholder of record, you may vote by granting a proxy or, if you hold shares in street name, by submitting voting instructions to your broker, trustee, or nominee. You may vote over the Internet, by telephone or, if you have a paper copy of the proxy materials, by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee.

  •
  Vote By Internet:  If you have Internet access, you may submit your proxy from any location in the world 24 hours a day, 7 days a week, up until 11:59 p.m., Eastern Time on April 27, 2016 by visiting the website provided on the Notice of Internet Availability of Proxy Materials (Notice) or voting instruction card. If you vote by using the Internet, you do not need to return your proxy card or voting instruction card.

  •
  Vote By Telephone:  If you live in the United States, you may use any touch-tone telephone to vote your proxy toll-free 24 hours a day, 7 days a week, up until 11:59 p.m., Eastern Time on April 27, 2016. The telephone number is printed on your proxy card or voting instruction card. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

  •
  Vote By Mail:  If you received or requested a paper copy of the materials, you may submit your proxy by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee, and mailing it in the enclosed, postage-paid, addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, your shares will be voted as the Board recommends. Mark, sign and date your proxy card and return it in the postage-paid envelope provided as soon as possible so that it is received by the Company prior to April 28, 2016, the Annual Meeting date.

  •
  Vote In Person:  If you are a record holder or beneficial owner of shares held in street name who has received a legal proxy and you are planning to attend the Annual Meeting and you wish to vote your shares in person, we will give you a ballot at the meeting.

May I change my vote?

        You may change your proxy instructions or revoke your proxy at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by: (a) delivering a written notice of revocation bearing a later date than the proxy being revoked, (b) signing and delivering a later dated written proxy relating to the same shares, or (c) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). For shares held in street name, you may change your vote by submitting new voting instructions to your broker, trustee, or nominee, or by obtaining a legal proxy from your broker and voting your shares by ballot at the meeting.

What should I bring to the Annual Meeting if I attend in person?

        Proof of your ownership of our common stock, along with personal identification (such as a driver's license or passport), must be presented in order to be admitted to the Annual Meeting. If your shares are held in street name and you plan to attend the Annual Meeting in person, you must bring a brokerage statement, the voting instruction card mailed to you by your bank or broker or other proof of ownership (or the equivalent proof of ownership as of the close of business on the record date of the stockholder who granted you the proxy) with you to the Annual Meeting. Registration will begin at 8 a.m., Eastern Time. Please allow ample time for check-in. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

What happens if I do not provide instructions as to how to vote?

        If you sign your proxy card or voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Since the Board makes no recommendation with respect to the Proxy Access Proposal, proxy cards and voting instructions which are signed and returned without an instruction on how to vote on the Proxy Access Proposal will not be voted and will be treated as an abstention.

Where can I obtain the list of stockholders entitled to vote?

        The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting for any purpose germane to the Annual Meeting, between the hours of 8:30 a.m. and 5:00 p.m., Eastern Time, at our principal executive offices at 211 Carnegie Center, Princeton, New Jersey 08540. Please contact our Corporate Secretary if you wish to review the list of stockholders at our principal executive offices.

Who pays the cost of solicitation of proxies?

        We will pay for the cost of preparing, assembling, printing, mailing and distributing these proxy materials. Our directors, officers and employees may solicit proxies or votes in person, by telephone, or by electronic communication. Such individuals will not receive any additional compensation for these solicitation activities. We have retained MacKenzie Partners, Inc. to assist us in soliciting your proxy for an estimated fee of $25,000, plus reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other solicitation materials to beneficial owners of our common stock.

Who is the Company's transfer agent?

        Our transfer agent is Computershare. All communications concerning stockholder inquiries can be handled by contacting NRG Energy, Inc. c/o Computershare, Computershare Investor Services, P.O. Box 30170, College Station, TX 77842-3170, or by telephone at 1-877-498-8861, or 1-781-575-2725 (outside the U.S. and Canada), or 1-800-952-9245 (Hearing Impaired-TTY). Their website is: http://www.computershare.com. Certificates for transfer and address changes should be sent to: Computershare, P.O. Box 30170, College Station, TX 77842-3170.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we are using the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Where can I find directions to the Annual Meeting?

        Directions to the Annual Meeting can be found on The Ritz-Carlton's website at http://www.ritzcarlton.com/en/hotels/philadelphia/hotel-overview/directions.

What is "householding"?

        We have adopted a procedure approved by the SEC called "householding." Under this procedure, multiple stockholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the proxy materials or the Notice. We have undertaken householding to reduce our printing costs and postage fees. Stockholders may elect to receive individual copies of the proxy materials or Notice at the same address by contacting Broadridge Financial Solutions, Inc. by telephone at 1-866-540-7095, by mail at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by e-mail at sendmaterial@proxyvote.com. Stockholders who are receiving individual copies of such materials and who would like to receive single copies at a shared address may contact Broadridge Financial Solutions, Inc. with this request by using the contact information provided above.

How can I request additional materials?

        Stockholders may request additional copies of the proxy materials or Notice by contacting Broadridge Financial Solutions, Inc. by telephone at 1-800-579-1639 or by e-mail at sendmaterial@proxyvote.com.

Whom should I call if I have questions about the Annual Meeting?

        If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue,
New York, NY 10016

Toll Free: (800) 322-2885
Collect: (212) 929-5500
Fax: (212) 929-0308
Email: proxy@mackenziepartners.com

*            *            *

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on Thursday, April 28, 2016

Each of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (Form 10-K) is available at www.envisionreports.com/nrg. If you would like to receive, without charge, a paper copy of our Form 10-K, including the financial statements and the financial statement schedules, please send your request to Investor Relations, 211 Carnegie Center, Princeton, New Jersey 08540.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines and Charters

        The Board has adopted Corporate Governance Guidelines (Guidelines) that, along with the Amended and Restated Certificate of Incorporation, the Second Amended and Restated Bylaws (Bylaws) and the charters of the committees of the Board (Committees), provide the framework for the governance of the Company. The Board's Governance and Nominating Committee is responsible for periodically reviewing the Guidelines and recommending any proposed changes to the Board for approval. The Guidelines are available on the Governance section of the Company's investor relations website at http://investors.nrg.com, along with the charters of all the Committees of the Board and the Code of Conduct. The Guidelines, the charters of all of the Committees and the Code of Conduct are available in print to any stockholder who requests them.

Director Independence

        Under the Guidelines, a majority of the Board must be composed of independent directors. The Board determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange (NYSE). These provide that a director is independent only if the Board affirmatively determines that such director does not have a direct or indirect material relationship with the Company, which may include commercial, industrial, consulting, legal, accounting, charitable, familial and other business, professional and personal relationships.

        The Board conducts a review of the independence of the Company's directors on an annual basis. In its most recent review, the Board considered, among other things, any employment relationships between the Company and its directors (other than Mauricio Gutierrez) or their immediate family members, any affiliations of the Company's directors or their immediate family members with the Company's independent registered public accounting firm, compensation consultants, legal counsel and other consultants and advisors, any transactions that would require disclosure as a related party transaction or that qualify for review under our related party transactions policy, any transactions made in the ordinary course of business with a company in which a director serves on the board or as a member of the executive management team of such other company, and any transactions involving payments made by the Company to educational institutions. In addition, because the Company provides retail electricity services through certain of its subsidiaries, the Board also considered instances where certain of our directors are directors of businesses that received electricity services from the Company.

        The Board has determined that all of the Company's directors are independent under the Guidelines and the listing standards of the NYSE, with the exception of Mauricio Gutierrez, our President and Chief Executive Officer, and Paul Hobby, whose sister-in-law is a current partner at the Company's independent registered public accounting firm. Mr. Hobby's sister-in-law is not involved in any Company matters.

        Each of the Audit, Compensation, and Governance and Nominating Committees is made up solely of independent directors. In accordance with the Guidelines and NYSE listing standards, all members of the Audit and Compensation Committees meet additional independence standards applicable to audit and compensation committee members, respectively.

Board Structure

        All directors stand for election annually. Each director will hold office until his or her successor has been elected and qualified or until the director's earlier death, resignation or removal.

        As of the 2015 Annual Meeting of Stockholders, there were 13 members of the Board of Directors. During the 2015 fiscal year, the Board held 5 regularly scheduled meetings and 4 special meetings. During the 2015 fiscal year, no director attended less than 75% of the total of the Board meetings and the meetings of the Committees on which he or she served.

        The Guidelines provide that non-executive directors meet in executive session regularly following Board meetings. The Company's Non-Executive Chairman, Mr. Cosgrove, presides at these sessions. Also, pursuant to the Company's Bylaws, Mr. Cosgrove has been designated as an "alternate member" of all Committees to replace any absent or disqualified members of a Committee.

        Directors are encouraged to attend the Annual Meetings of Stockholders. All of the directors attended the 2015 Annual Meeting of Stockholders.

Governance Practices

        The Board has taken a proactive approach in applying leading governance practices, which is evidenced by the Board's recommendation, and our stockholders' subsequent approval, of the majority voting standard for the election of directors at the 2009 Annual Meeting of Stockholders and the declassification of our Board at the 2012 Annual Meeting of Stockholders. Furthermore, as described in the Guidelines, the Board follows a series of governance practices that it believes foster effective Board oversight and accountability to the Company's stockholders. These practices include:

  •
  executive and director stock ownership guidelines to align interests with our stockholders;

  •
  ongoing succession planning for the Chief Executive Officer and other senior management;

  •
  annual performance evaluations of the Board and each of its standing Committees, as well as periodic peer review for individual directors;

  •
  director orientation and continuing education program, including Company site visits and information sessions with Company management; and

  •
  access to and engagement of outside advisors and consultants to assist in their performance of their duties, as appropriate.

Board Leadership

        Since the Company's emergence from bankruptcy in December 2003, NRG's governance structure has been led by a separate Chief Executive Officer and Chairman of the Board. Irrespective of the Company's current practice, the Board believes that an effective board leadership structure is highly dependent on the experience, skills and personal interaction between persons in leadership roles. As stated in the Guidelines, the Board believes that it is in the best interest of the Company for the Board to make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the present circumstances.

        Currently, the Chief Executive Officer, Mr. Gutierrez, and the Chairman, Mr. Cosgrove, work closely together in complementary roles. Mr. Gutierrez focuses on the day-to-day developments of the Company and establishes the Company's strategic plan. Mr. Cosgrove leads the Board's responsibilities to review, approve and monitor fundamental financial and business strategies and major corporate actions, assess major risks facing the Company and management, oversee succession planning, most notably at the Chief Executive Officer level, and preside over the Board and its Committees as they perform their broad and varied oversight functions. The Board believes that these complementary roles provide the appropriate governance structure for the Company at this time.

Risk Oversight

        While the Company's management is responsible for the day-to-day management of the risks that the Company faces, the Board, as a whole and through its Committees, has responsibility for overall risk oversight of the Company. A fundamental aspect of risk oversight includes not only understanding the material risks to the business and what steps management is taking or should be taking to manage those risks, but also understanding and determining the appropriate risk appetite for the Company. The Board's role in reviewing and approving matters such as the Company's annual business plan, budget and long-term plan, strategic initiatives, individual development projects, acquisitions and divestitures, and capital allocation plan, represents the primary means by which the Board defines for management what constitutes an appropriate level of risk for the Company.

        The Board performs its risk oversight function in several ways. The Board monitors, reviews and reacts to strategic and corporate risks through reports by management, including the Enterprise Risk Management team, and through the Committees of the Board. This oversight function, which has traditionally been retained by the Board, is now conducted primarily through the Finance and Risk Management Committee. The Finance and Risk Management Committee was formed in 2014 by a combination of the Finance Committee and Commercial Operations Oversight Committee. The Finance and Risk Management Committee was delegated the powers previously held by the Finance and Commercial Operations Oversight Committees and its powers were expanded to include responsibility for company-wide enterprise risk management. The Finance and Risk Management Committee continues to provide risk oversight with respect to the Company's trading of fuel, transportation, energy and related products and services, regulatory compliance, and its management of the risks associated with such activities previously performed by the Commercial Operations Oversight Committee.

        The Company's Financial Risk Management Committee, a committee comprised of senior management and key personnel in and around the commercial operations function, reports to the Finance and Risk Management Committee on a regular basis.

        The Chairs of each of the Committees regularly report to the Board on all matters reviewed by their respective Committees, thereby providing the full Board with the opportunity to identify and discuss any risk-related issues or request additional information from management or the Committees that may assist the Board in its risk oversight role. To this end, risk-related issues presented to the Committees and the Nuclear Oversight Subcommittee are routinely presented to the full Board to ensure proper oversight.

        The Audit and Compensation Committees have a more specific risk oversight role for matters that fall under their purview. The Audit Committee is required to discuss the Company's policies with respect to risk assessment and risk management. The Audit Committee also focuses on financial risks, including reviewing the effectiveness of our internal controls, conducting a detailed review of the financial portions of the Company's SEC reports, approving the independent auditor and the annual audit plan, and receiving periodic reports from the Company's independent auditor, the Company's internal auditor and the Company's corporate compliance officer.

        The Compensation Committee monitors the risks related to our compensation policies and practices, with input from management and the Compensation Committee's independent outside compensation consultant, Pay Governance LLC (Pay Governance). The Compensation Committee has reviewed the Company's compensation policies and practices to determine whether they subject the Company to unnecessary risk or could potentially motivate employees to take excessive risk. To assist the Compensation Committee in its assessment, the Company's Enterprise Risk Management team conducted a review of the Company's compensation policies and practices and reported to the Compensation Committee its findings as follows:

  •
  base salaries are a sufficient component of total compensation to discourage risk taking;

  •
  earnings goals under the Company's Second Amended and Restated Annual Incentive Plan for Designated Corporate Officers (AIP) are based upon its audited financial statements and the Company believes that the goals are attainable without the need to take inappropriate risks or make material changes to the Company's business or strategy;

  •
  named executive officers who receive payment under the AIP and Long-Term Incentive Plan (LTIP) may be required to reimburse the Company for all or a portion of the payment (commonly referred to as a clawback) if the Company must prepare an accounting restatement because it is in material noncompliance with any financial reporting requirements or in the case of fraud, embezzlement or other serious misconduct, which discourages risk taking;

  •
  Market Stock Unit (MSU) awards under the LTIP are typically based upon total shareholder return over three-year periods, which mitigates risks associated with taking short-term risks;

  •
  because incentive compensation has a large stock component to it, the value is best realized through long-term appreciation of stockholder value, especially when coupled with the stock ownership guidelines, which expose the Company's named executive officers to the loss of the value of the retained equity if stock appreciation is jeopardized; and

  •
  the use of incentive compensation components that are paid or vest over an extended period also mitigates against unnecessary or excessive risk taking.

        Furthermore, the Enterprise Risk Management team has continued to evaluate and review new or amended compensation policies or practices and has reported its findings to the Compensation Committee, which are consistent with the principles identified above.

        As a result of the review, management and the Compensation Committee have concluded that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Committee Membership

        The Board has the following six standing Committees: Audit, Compensation, Governance and Nominating, Finance and Risk Management, Home and Renew, and Nuclear Oversight, which includes the Nuclear Oversight Subcommittee. The membership and the functions of each Committee are described below.

Name of Director	Audit		Compensation		Governance and Nominating		Finance and Risk Management		Home and Renew		Nuclear Oversight

Howard E. Cosgrove(1)											X	(3)

Edward R. Muller(2)											X

E. Spencer Abraham			X								X	(4)

Kirbyjon H. Caldwell					X		X				X

Lawrence S. Coben									X	(3)	X

Terry G. Dallas	X										X	(4)

Mauricio Gutierrez											X

William E. Hantke	X	(3)	X								X

Paul W. Hobby									X		X	(5)

Anne C. Schaumburg	X								X		X

Evan J. Silverstein					X		X	(3)			X

Thomas H. Weidemeyer					X	(3)	X				X

Walter R. Young			X	(3)					X		X

X
= Committee Member

(1)
Chairman of the Board and designated as an "alternate member" of all Committees to replace any absent or disqualified members of a Committee

(2)
Vice Chairman of the Board

(3)
Committee Chair

(4)
Member of the Nuclear Oversight Subcommittee

(5)
Chair of the Nuclear Oversight Subcommittee

Audit Committee

        The Audit Committee represents and provides assistance to the Board with respect to matters involving the accounting, auditing, financial reporting, internal controls, and legal compliance functions of the Company and its subsidiaries, including assisting the Board in its oversight of the integrity of the Company's financial statements, compliance with legal and regulatory requirements, the qualifications, independence, and performance of the Company's independent auditors, the performance of the Company's internal audit function, and effectiveness of the Company's financial risk management. Among other things, the Audit Committee:

  •
  appoints, retains, oversees, evaluates, and compensates the independent auditors;

  •
  reviews the annual audited and quarterly consolidated financial statements;

  •
  reviews major issues regarding accounting principles and financial statement presentations;

  •
  reviews earnings press releases and earnings guidance provided to analysts and rating agencies;

  •
  reviews with the independent auditors the scope of the annual audit, and approves all audit and permitted nonaudit services provided by the independent auditors;

  •
  considers the adequacy and effectiveness of the Company's internal control and reporting system;

  •
  discusses policies with respect to risk assessment and risk management, including the Company's major financial risk exposures and the effectiveness of the Company's system for monitoring compliance with laws and regulations, and reviews the Company's tax policies and findings of regulatory agencies and independent auditors;

  •
  reports regularly to the Board regarding its activities and prepares and publishes required annual Committee reports;

  •
  establishes procedures for the receipt, retention, and treatment of complaints and concerns regarding accounting, internal accounting controls, or auditing matters;

  •
  oversees the internal audit and corporate compliance functions;

  •
  reviews the Company's political contributions and expenditures and its related policy, as well as its membership in business and trade associations that engage in lobbying activities or make political expenditures; and

  •
  annually evaluates the performance of the Audit Committee and the adequacy of its charter.

        The Board has determined that all Audit Committee members are independent under the NYSE definition of independence for directors and audit committee members, and that all members of the Audit Committee are financially literate. In addition, the Board has determined that Messrs. Hantke and Dallas qualify as "audit committee financial experts" within the meaning of SEC regulations. The Board has further determined that Ms. Schaumburg meets the "financial literacy" requirements set forth in the listing standards under the NYSE. In the 2015 fiscal year, the Audit Committee held 5 meetings.

Compensation Committee

        The Compensation Committee oversees the Company's overall compensation structure, policies, and programs. Among other things, the Compensation Committee:

  •
  reviews and recommends to the Board annual and long-term goals and objectives relevant to the compensation of the President and Chief Executive Officer, evaluates the performance of the President and Chief Executive Officer in light of those goals and objectives, and either as a committee with the Chairman of the Board or together with the other independent directors, determines and approves the President and Chief Executive Officer's compensation;

  •
  reports to the Board on the review of annual and long-term goals and objectives relevant to the compensation of the Chief Financial Officer, the Executive Vice Presidents and any other officer designated by the Board, the evaluation of those officers' performance in light of those goals and objectives, the determination and approval of compensation levels based on such evaluations and the review and approval of employment arrangements, severance arrangements and benefits plans;

  •
  reviews and recommends to the Board the compensation, incentive compensation and equity-based plans that are subject to Board approval;

  •
  reviews and approves stock incentive awards for executive officers other than the President and Chief Executive Officer;

  •
  makes recommendations regarding, and monitors compliance by officers and directors with, the Company's stock ownership guidelines;

  •
  reviews the compensation of directors for service on the Board and its committees;

  •
  oversees the evaluation of management and annually reviews the Company's senior management succession plans;

  •
  reviews and approves employment agreements and severance arrangements, benefit plans not otherwise subject to Board approval, and corporate goals and objectives for officers other than the President and Chief Executive Officer;

  •
  reviews and discusses with management the Compensation Discussion and Analysis (CD&A) to be included in the Company's proxy statement or annual report on Form 10-K, and based on such review and discussions, recommends to the Board that the CD&A be included in the Company's proxy statement or annual report on Form 10-K, as applicable;

  •
  evaluates any conflicts of interest and the independence of any outside advisors engaged by the Compensation Committee;

  •
  reviews and oversees the Company's overall compensation strategy, structure, policies, programs, risk profile and any stockholder advisory votes on the Company's compensation practices and assesses whether the compensation structure establishes appropriate incentives for management and employees; and

  •
  annually evaluates the performance of the Compensation Committee and the adequacy of its charter.

        The Compensation Committee may delegate to one or more subcommittees such power and authority as the Compensation Committee deems appropriate. No subcommittee shall consist of fewer than two members, and the Compensation Committee shall not delegate to a subcommittee any power or authority that is required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

        Pay Governance, the Compensation Committee's independent compensation consultant for fiscal year 2015, assisted with executive pay decisions and worked with the Compensation Committee to formulate the design of the executive compensation program for 2015.

        The Board has determined that all Compensation Committee members are independent under the listing standards of the NYSE, and that they are "nonemployee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (Exchange Act) and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). In the 2015 fiscal year, the Compensation Committee held 6 meetings.

Governance and Nominating Committee

        The Governance and Nominating Committee recommends director candidates to the Board for election at the Annual Meeting of Stockholders, and periodically reviews the Guidelines and recommends changes to the Board. Among other things, the Governance and Nominating Committee also:

  •
  identifies and reviews the qualifications of potential nominees to the Board consistent with criteria approved by the Board, and assesses the contributions and independence of incumbent directors in determining whether to recommend them for re-election;

  •
  establishes and reviews procedures for the consideration of Board candidates recommended by the Company's stockholders;

  •
  makes recommendations to the Board concerning the structure, composition, and functioning of the Board and its committees;

  •
  reviews and assesses the channels through which the Board receives information, and the quality and timeliness of information received;

  •
  reviews and recommends to the Board retirement and other tenure policies for directors;

  •
  reviews and approves Company policies applicable to the Board, the directors and officers subject to Section 16 of the Exchange Act;

  •
  reviews and reports to the Board regarding potential conflicts of interests of directors;

  •
  recommends to the Board director candidates for the annual meeting of stockholders, and candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;

  •
  oversees the evaluation of the Board and its committees;

  •
  monitors directorships in other public companies held by directors and senior officers of the Company;

  •
  annually evaluates the performance of the Governance and Nominating Committee and the appropriateness of its charter; and

  •
  oversees the orientation process for new director programs for the continuing education of directors.

        The Governance and Nominating Committee is responsible for identifying individuals that the Committee believes are qualified to become Board members in accordance with criteria set forth in the Guidelines. These criteria include an individual's business experience and skills, independence, judgment, integrity, and ability to commit sufficient time and attention to the activities of the Board. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all Board members. While the Company does not have a formal diversity policy, the Guidelines, since their adoption in 2004, provide that the Committee will consider these criteria in the context of the perceived needs of the Board as a whole and seek to achieve a diversity of backgrounds and perspectives on the Board.

        The Governance and Nominating Committee's process for identifying and evaluating director nominees also includes consultation with all directors, solicitation of proposed nominees from all directors, the engagement of one or more professional search firms, if deemed appropriate, interviews with prospective nominees by the Committee (and other directors, if deemed appropriate) and recommendations regarding qualified candidates to the full Board.

        The Governance and Nominating Committee will consider nominations by stockholders who recommend candidates for election to the Board. A stockholder seeking to recommend a prospective candidate for the Committee's consideration may do so by writing to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Recommendations submitted for consideration by the Committee in preparation for the 2017 Annual Meeting of Stockholders must be received no later than the close of business on November 16, 2016, which is the 120th day prior to the first anniversary of the date on which this Proxy Statement was first released to our stockholders in connection with the 2016 Annual Meeting. If we change the date of the 2017 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year's Annual Meeting, recommendations of director candidates must be received a reasonable time before we begin to print and mail the proxy materials for the 2017 Annual Meeting. Each notice of recommendation must contain the following information: (a) the name and address of the stockholder; (b) the name and address of the person to be nominated; (c) a representation that the stockholder is a holder of the

Company's stock entitled to vote at the meeting; (d) a statement in support of the stockholder's recommendation, including a description of the candidate's qualifications; (e) information regarding the candidate that would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and (f) the candidate's written, signed consent to serve if elected. The Governance and Nominating Committee will follow the process described above in considering nominees proposed by stockholders in accordance with the foregoing requirements.

        Alternatively, as discussed under "Requirements for Submission of Stockholder Proposals for Next Year's Annual Meeting," stockholders intending to appear at the 2017 Annual Meeting of Stockholders in order to nominate a candidate for election by the stockholders at the meeting (in cases where the Board does not intend to nominate the candidate or where the Governance and Nominating Committee was not requested to consider his or her candidacy) must comply with the procedures in the Company's Bylaws, a copy of which is available upon request to the Company's Corporate Secretary.

        The Board and each of the Audit Committee, Compensation Committee, Governance and Nominating Committee, Finance and Risk Management Committee and Nuclear Oversight Committee and Subcommittee conduct annual self-evaluations to assess their effectiveness and review their charters. Individual directors are also evaluated by the Board. The Governance and Nominating Committee coordinates each of these annual evaluations.

        The Board has determined that all Governance and Nominating Committee members are independent under the listing standards of the NYSE. In the 2015 fiscal year, the Governance and Nominating Committee held 4 meetings.

Finance and Risk Management Committee

        The Finance and Risk Management Committee assists the Board in fulfilling its responsibilities with respect to the oversight of trading, power marketing and risk management issues at the Company, and reviews and approves certain financial development transactions. The Finance and Risk Management Committee consists of at least three directors, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. No member of the Finance and Risk Management Committee may be removed except by majority vote of the independent directors of the Board then in office.

        The Finance and Risk Management Committee's duties and responsibilities consist of the following:

  •
  review, report and make recommendations to the Board on management recommendations or proposals regarding the Company's and its subsidiaries' (a) capital structure, (b) liquidity, (c) need for credit or debt or equity financing, (d) amounts, timing and sources of capital market transactions, and (e) financial hedging and derivative activities;

  •
  review and approve, or authorize officers to approve, the pricing and other terms and conditions of transactions relating to debt or equity financings, financial hedging and derivatives activities, and other similar financial activities, in each case which have been reviewed and approved by the Board;

  •
  review and approve, or authorize officers to approve, repurchases, early redemption or other similar actions with respect to the Company's securities;

  •
  review and approve, or authorize officers to approve, the pricing and other terms and conditions of financing transactions related to mergers, acquisitions, tender offers, and reorganizations which have been reviewed and approved by the Board;

  •
  review and approve, or authorize officers to approve, the pricing and other terms and conditions of securities offerings which have been reviewed and approved by the Board;

  •
  approve determinations of the fair market value of assets and investments of the Company for purposes of the Company's note indentures, senior secured credit agreement or other similar financing documents where fair market value is required to be determined by the Board or by a Committee of the Board;

  •
  review with management, on a periodic basis, contributions to employee benefit retirement plans of the Company, investment performance, funding, asset allocation policies and other similar performance measures of the employee benefit retirement plans of the Company;

  •
  oversee the Company's trading of fuel, transportation, energy and related products and services, and its management of risks associated with such activities;

  •
  review, advise and consult with management and the Audit Committee regarding the Company's risk management policies, practices and procedures;

  •
  approve as appropriate, the Company's power marketing and trading transactions, limits, policies, practices and procedures, and counterparty credit limit and policies, and approving exceptions to policies, as necessary;

  •
  annually evaluate the performance of the Committee and the appropriateness of the Committee's charter;

  •
  review and approve transactions exceeding the Chief Executive Officer's individual authority limits under the Company's risk management policies; and

  •
  perform such other responsibilities as may be delegated to it by the Board from time to time that are consistent with its purpose.

        In the 2015 fiscal year the Finance and Risk Management Committee held 4 meetings.

Home and Renew Committee

        The Home and Renew Committee assists the Board in fulfilling its responsibilities with respect to the oversight of investments and business developments in competitive retail, residential solar, distributed solar, microgrid development, electric vehicle infrastructure, and other strategic business initiatives (Designated Businesses). The Home and Renew Committee consists of at least three directors, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. No member of the Home and Renew Committee may be removed except by majority vote of the independent directors of the Board then in office.

        The Home and Renew Committee's duties and responsibilities consist of the following:

  •
  evaluate, recommend to the Board or approve acquisition, investment, joint venture and divestiture opportunities relating to the Designated Businesses with any such approval not to exceed, for any particular transaction, the amount authorized and directed by resolution from the Board from time to time;

  •
  establish measurement or performance goals and evaluate and review the execution, financial results and integration of completed investments, acquisitions, joint ventures or divestitures relating to the Designated Businesses;

  •
  review the overall strategy of the Designated Businesses, including the addressable market, international opportunities and developments in technology, products and services that could significantly affect the Company, the businesses and the industry in which they operate;

  •
  review and approve, or authorize officers to approve, equity investments, sales of equity interests, joint venture arrangements, commercial and construction arrangements, financing transactions, provision of guarantees or other credit or liquidity support, and other arrangements related to the development, construction and operation of the Designated Businesses;

  •
  annually evaluate the performance of the Home and Renew Committee and the appropriateness of the Home and Renew Committee's charter; and

  •
  perform such other duties and responsibilities as are consistent with the purpose of the Home and Renew Committee and as the Board deems appropriate.

        In the 2015 fiscal year, the Home and Renew Committee held 4 meetings. The Board is evaluating this committee in light of the Company's strategy.

Nuclear Oversight Committee

        The Nuclear Oversight Committee assists the Board in fulfilling its responsibilities with respect to the oversight of the Company's ownership and operation, directly or indirectly, of its interests in nuclear power plant facilities. The Nuclear Oversight Committee consists of all of the members of the Board, all of whom are citizens of the United States and meet the requirements of applicable law to serve on the Committee, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. The Nuclear Oversight Committee formed the Nuclear Oversight Subcommittee to review and report to the Board and the Nuclear Oversight Committee on matters not expressly reserved for review by the Board. In this capacity, the Nuclear Oversight Subcommittee regularly meets with Company management regarding the Company's nuclear operating facilities and the Chair of the Subcommittee subsequently reports to the Board and the Nuclear Oversight Committee on such matters during the regularly scheduled Board meetings. In the 2015 fiscal year, the Nuclear Oversight Committee held 1 meeting and the Nuclear Oversight Subcommittee held 2 meetings.

Communication with Directors

        Stockholders and other interested parties may communicate with the Board by writing to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Communications intended for a specific director or directors should be addressed to their attention to the Corporate Secretary at the address provided above. Communications received from stockholders are forwarded directly to Board members as part of the materials mailed in advance of the next scheduled Board meeting following receipt of the communications. The Board has authorized the Corporate Secretary, in his or her discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        The Board of Directors is comprised of 13 members, each of whom will stand for election at the Annual Meeting. Each director will hold office until his or her successor has been elected and qualified or until the director's earlier death, resignation or removal. Each of the nominees for director named in this Proxy Statement have been recommended and nominated by the Governance and Nominating Committee. The persons named as proxies on the proxy card intend to vote the proxies for the election of the nominees listed below to the Board. Each nominee listed below has consented to being named in this Proxy Statement and to serve as a director if elected. The biography for each director includes the specific experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director. The Board believes that each of the directors has valuable individual skills and experiences that, taken together, provide the Company with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of the Company.

Nominees for Director

E. Spencer Abraham
Age 63
Compensation Committee
Nuclear Oversight Committee
Nuclear Oversight Subcommittee

Secretary Abraham has been a director of NRG since December 2012. Previously, he served as a director of GenOn Energy, Inc. from January 2012 to December 2012. He is Chairman and Chief Executive Officer of The Abraham Group, an international strategic consulting firm based in Washington, D.C. which he founded in 2005. Prior to that, Secretary Abraham served as Secretary of Energy under President George W. Bush from 2001 through January 2005 and was a U.S. Senator for the State of Michigan from 1995 to 2001. Secretary Abraham serves on the boards of the following public companies: Occidental Petroleum Corporation, PBF Energy, Two Harbors Investment Corp. and Uranium Energy Corp. He also serves on the board of C3 Energy Resource Management, a private company. Secretary Abraham also serves as chairman of the advisory committee of Lynx Global Realty Asset Fund. Secretary Abraham previously served as the non-executive chairman of AREVA, Inc., the U.S. subsidiary of the French-owned nuclear company, and as a director of Deepwater Wind LLC, International Battery, Green Rock Energy, ICx Technologies, PetroTiger and Sindicatum Sustainable Resources. He also previously served on the advisory board or committees of Midas Medici (Utilipoint), Millennium Private Equity, Sunovia and Wetherly Capital.

Secretary Abraham's nearly two decades at the highest levels of domestic and international policy and politics give him the experience necessary to provide a significant contribution to the Board. As a former U.S. Senator and former U.S. Secretary of Energy who directed key aspects of the country's energy strategy, Secretary Abraham provides the Board unique insight into public policy and energy-related issues.

Kirbyjon H. Caldwell
Age 62
Finance and Risk Management Committee
Governance and Nominating Committee
Nuclear Oversight Committee

Pastor Caldwell has been a director of NRG since March 2009. He was a director of Reliant Energy, Inc. from August 2003 to March 2009. Since 1982, he has served as Senior Pastor at the 16,000-member Windsor Village United Methodist Church in Houston, Texas. Pastor Caldwell was also a director of United Continental Holdings, Inc. (formerly Continental Airlines, Inc.) from 1999 to September 2011.

As a result of his six years of service as a director of Reliant Energy, Inc., Pastor Caldwell brings valuable experience and insight regarding the energy industry and is able to share with the Board suggestions about how similarly-situated companies effectively assess and undertake business considerations and opportunities. Pastor Caldwell also provides the Board with valuable insight regarding the Company's retail business following the Company's acquisition of Reliant Energy, Inc., as well as additional viewpoints from the perspective of a large publicly traded company stemming from his prior position on the board of United Continental Holdings. The Board also values his leadership and community involvement in the Houston area, where the Company has a significant wholesale and retail presence. Finally, Pastor Caldwell, as a result of his principal occupation, offers a different point of view on a Board that is otherwise constituted by directors with business and finance experience.

Lawrence S. Coben
Age 57
Home and Renew Committee (Chair)
Nuclear Oversight Committee

Dr. Coben has been a director of NRG since December 2003. He is currently Chairman and Chief Executive Officer of Tremisis Energy Corporation LLC. Dr. Coben was Chairman and Chief Executive Officer of Tremisis Energy Acquisition Corporation II, a publicly held company, from July 2007 through March 2009 and of Tremisis Energy Acquisition Corporation from February 2004 to May 2006. From January 2001 to January 2004, he was a Senior Principal of Sunrise Capital Partners L.P., a private equity firm. From 1997 to January 2001, Dr. Coben was an independent consultant. From 1994 to 1996, Dr. Coben was Chief Executive Officer of Bolivian Power Company. Dr. Coben serves on the board of Freshpet, Inc. and on the advisory board of Morgan Stanley Infrastructure II, L.P. Dr. Coben is also Executive Director of the Sustainable Preservation Initiative and a Consulting Scholar at the University of Pennsylvania Museum of Archaeology and Anthropology.

Dr. Coben's experience as a chief executive officer and investor in the energy industry brings a valuable cross section of skills to the Board. Dr. Coben brings to the Board significant managerial, strategic, and financial expertise, particularly as it relates to Company financings, transactions and development initiatives.

Howard E. Cosgrove
Age 72
Chairman of the Board
Nuclear Oversight Committee (Chair)

Mr. Cosgrove has served as Chairman of the Board and a director of NRG since December 2003. He was Chairman and Chief Executive Officer of Conectiv and its predecessor Delmarva Power and Light Company from December 1992 to August 2002. Prior to December 1992, Mr. Cosgrove held various positions with Delmarva Power and Light including Chief Operating Officer and Chief Financial Officer. Mr. Cosgrove serves on the Board of Trustees of the University of Delaware and the Hagley Museum and Library.

Mr. Cosgrove brings extensive experience and expertise from the utility industry as a result of his service as chief executive officer of Conectiv and Delmarva Power and Light Company, which not only translates into effective leadership as Chairman of the Board, but enables him to share with the Board and management suggestions about how more traditional power companies (many of which NRG seeks to partner with, or sell power to) effectively assess and undertake business considerations and opportunities.

Terry G. Dallas
Age 65
Audit Committee
Nuclear Oversight Committee
Nuclear Oversight Subcommittee

Mr. Dallas has been a director of NRG since December 2012. Previously, he served as a director of GenOn Energy, Inc. from December 2010 to December 2012. Mr. Dallas served as a director of Mirant Corporation from 2006 until December 2010. Mr. Dallas was also the former Executive Vice President and Chief Financial Officer of Unocal Corporation, an oil and gas exploration and production company prior to its merger with Chevron Corporation, from 2000 to 2005. Prior to that, Mr. Dallas held various executive finance positions in his 21-year career with Atlantic Richfield Corporation, an oil and gas company with major operations in the United States, Latin America, Asia, Europe and the Middle East.

Mr. Dallas is an audit committee financial expert. Mr. Dallas' experience as Chief Financial Officer of a petroleum company provides the Board a perspective of someone with direct responsibility for financial and accounting issues as well as an understanding of issues involving fossil fuels and a cyclical commodity-based industry with long-lived capital intensive investments. In addition, Mr. Dallas' service on the boards of GenOn Energy, Inc. and Mirant Corporation enable him to contribute additional perspectives from the energy industry.

Mauricio Gutierrez
Age 45
Nuclear Oversight Committee

Mr. Gutierrez has served as President and Chief Executive Officer of NRG since December 2015 and as a director of NRG since January 2016. Prior to December 2015, Mr. Gutierrez was the Executive Vice President and Chief Operating Officer of NRG from July 2010 to December 2015. Mr. Gutierrez also has served as the interim President and Chief Executive Officer of NRG Yield, Inc. since December 2015 and Executive Vice President and Chief Operating Officer of NRG Yield, Inc. from December 2012 to December 2015. Mr. Gutierrez has also served on the board of NRG Yield, Inc. since its formation in December 2012. Mr. Gutierrez has been with NRG since August 2004 and served in multiple executive positions within NRG including Executive Vice President — Commercial Operations from January 2009 to July 2010 and Senior Vice President — Commercial Operations from March 2008 to January 2009. Prior to joining NRG in August 2004, Mr. Gutierrez held various commercial positions within Dynegy, Inc.

Mr. Gutierrez's knowledge of the Company's assets, operations and businesses bring important experience and skills to our Board. As Chief Executive Officer of the Company, Mr. Gutierrez also provides our Board with management's perspective regarding the Company's day-to-day operations and overall strategic plan. His extensive energy industry and leadership experience enables Mr. Gutierrez to provide essential guidance to our Board.

William E. Hantke
Age 68
Audit Committee (Chair)
Compensation Committee
Nuclear Oversight Committee

Mr. Hantke has been a director of NRG since March 2006. Mr. Hantke served as Executive Vice President and Chief Financial Officer of Premcor, Inc., a refining company, from February 2002 until December 2005. Mr. Hantke was Corporate Vice President of Development of Tosco Corporation, a refining and marketing company, from September 1999 until September 2001, and he also served as Corporate Controller from December 1993 until September 1999. Prior to that position, he was employed by Coopers & Lybrand as Senior Manager, Mergers and Acquisitions from 1989 until 1990. He also held various positions from 1975 until 1988 with AMAX,  Inc., including Corporate Vice President, Operations Analysis and Senior Vice President, Finance and Administration, Metals and Mining. He was employed by Arthur Young from 1970 to 1975 as Staff/Senior Accountant. Mr. Hantke was Non-Executive Chairman of Process Energy Solutions, a private alternative energy company until March 31, 2008 and served as director and Vice-Chairman of NTR Acquisition Co., an oil refining start-up, until January 2009. Mr. Hantke serves on the board of PBF Energy Inc.

Mr. Hantke joined the Board following the Company's acquisition of Texas Genco, LLC, in which he served on the board of directors, and as a result brings historical and present context to the Company's ongoing business endeavors in the Texas region. Furthermore, Mr. Hantke's extensive experience in executive management positions in the independent refining industry, considered by many to be a similar industry to the Independent Power Production (IPP) sector, and as a director of public and nonpublic boards enables him to provide the Board significant managerial, strategic, and financial oversight. As a result, his fellow directors have elected him as Chair of the Company's Audit Committee and determined that he is an "audit committee financial expert" as defined by SEC rules.

Paul W. Hobby
Age 55
Home and Renew Committee
Nuclear Oversight Committee
Nuclear Oversight Subcommittee (Chair)

Mr. Hobby has been a director of NRG since March 2006. Mr. Hobby is the Managing Partner of Genesis Park, L.P., a Houston-based private equity business specializing in technology and communications investments which he helped to form in 1999. He previously served as the Chief Executive Officer of Alpheus Communications, Inc., a Texas wholesale telecommunications provider from 2004 to 2011, and as Former Chairman of CapRock Services Corp., the largest provider of satellite services to the global energy business from 2002 to 2006. From November 1992 until January 2001, he served as Chairman and Chief Executive Officer of Hobby Media Services and was Chairman of Columbine JDS Systems, Inc. from 1995 until 1997. Mr. Hobby is former Chairman of the Houston Branch of the Federal Reserve Bank of Dallas and the Greater Houston Partnership and is current Chairman of the Texas Ethics Commission. He was an Assistant U.S. Attorney for the Southern District of Texas from 1989 to 1992, Chief of Staff to the Lieutenant Governor of Texas, Bob Bullock, in 1991 and an Associate at Fulbright & Jaworski from 1986 to 1989. Mr. Hobby is also a director of Stewart Information Services Corporation (Stewart Title).

Mr. Hobby joined the Board following the Company's acquisition of Texas Genco, LLC in which he served on its board of directors, and as a result brings historical and present context to the Company's ongoing business endeavors in the Texas region. The Board also values his entrepreneurial and financial expertise in evaluating the Company's growth initiatives, as well as his involvement in the Houston and greater Texas community.

Edward R. Muller
Age 63
Vice Chairman of the Board
Nuclear Oversight Committee

Mr. Muller has served as Vice Chairman of the Board and a director of NRG since December 2012. Previously, he served as the Chairman and Chief Executive Officer of GenOn Energy, Inc. from December 2010 to December 2012. He also served as President of GenOn Energy, Inc. from August 2011 to December 2012. Prior to that, Mr. Muller served as the Chairman, President and Chief Executive Officer of Mirant Corporation from 2005 to December 2010. He served as President and Chief Executive Officer of Edison Mission Energy, a California-based independent power producer from 1993 to 2000. Mr. Muller is also a director of Transocean Ltd. and AeroVironment, Inc.

Mr. Muller's experience as a chief executive provides him with deep knowledge of the challenges and opportunities faced by a larger company. With over 20 years of energy industry experience, Mr. Muller is very qualified to provide essential insight and guidance to our Board.

Anne C. Schaumburg
Age 66
Audit Committee
Home and Renew Committee
Nuclear Oversight Committee

Ms. Schaumburg has been a director of NRG since April 2005. From 1984 until her retirement in January 2002, she was Managing Director of Credit Suisse First Boston and a Senior Banker in the Global Energy Group. From 1979 to 1984, she was in the Utilities Group at Dean Witter Financial Services Group, where she last served as Managing Director. From 1971 to 1978, she was at The First Boston Corporation in the Public Utilities Group. Ms. Schaumburg is also a director of Brookfield Infrastructure Partners L.P.

Ms. Schaumburg brings extensive financial experience and expertise to the Board which is valuable to the review of the Company's financings, transactions, and overall financial oversight. In addition, Ms. Schaumburg is able to provide the Board with essential insight into the financial services industry and financial markets.

Evan J. Silverstein
Age 61
Finance and Risk Management Committee (Chair)
Governance and Nominating Committee
Nuclear Oversight Committee

Mr. Silverstein has been a director of NRG since December 2012. Previously, he served as a director of GenOn Energy, Inc. from August 2006 to December 2012. He served as General Partner and Portfolio Manager of SILCAP LLC, a market-neutral hedge fund that principally invests in utilities and energy companies, from January 1993 until his retirement in December 2005. Previously, he served as portfolio manager specializing in utilities and energy companies and as senior equity utility analyst. Mr. Silverstein has given numerous speeches and has testified before Congress on a variety of energy-related issues. He is an audit committee financial expert.

These experiences, Mr. Silverstein's extensive industry knowledge and his success as the head of a major investment fund in the utility and merchant power sector bring an important perspective to our Board. In addition, Mr. Silverstein's service as a director of GenOn Energy, Inc. enables him to provide the Board significant integration, managerial, strategic, and financial oversight.

Thomas H. Weidemeyer
Age 68
Finance and Risk Management Committee
Governance and Nominating Committee (Chair)
Nuclear Oversight Committee

Mr. Weidemeyer has been a director of NRG since December 2003. Until his retirement in December 2003, Mr. Weidemeyer served as Director, Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., the world's largest transportation company and President of UPS Airlines. Mr. Weidemeyer became Manager of the Americas International Operation in 1989, and in that capacity directed the development of the UPS delivery network throughout Central and South America. In 1990, Mr. Weidemeyer became Vice President and Airline Manager of UPS Airlines and, in 1994, was elected its President and Chief Operating Officer. Mr. Weidemeyer became Senior Vice President and a member of the Management Committee of United Parcel Service, Inc. that same year, and he became Chief Operating Officer of United Parcel Service, Inc. in January 2001. Mr. Weidemeyer also serves as a director of The Goodyear Tire & Rubber Co., Waste Management, Inc. and Amsted Industries Incorporated.

Mr. Weidemeyer's executive management experience with a logistics company involving extensive supply chain management brings important skills highly valued both by the Company itself and by its Board of Directors. In addition, Mr. Weidemeyer's service on other boards gives him a direct insight into best practices that is valuable to our Board.

Walter R. Young
Age 71
Compensation Committee (Chair)
Home and Renew Committee
Nuclear Oversight Committee

Mr. Young has been a director of NRG since December 2003. From May 1990 to June 2003, Mr. Young was Chairman, Chief Executive Officer and President of Champion Enterprises, Inc., an assembler and manufacturer of manufactured homes. Mr. Young has held senior management positions with The Henley Group, The Budd Company and BFGoodrich.

Mr. Young brings a wide array of experience, expertise and points of view to the Board as a result of his service as a former chief executive officer of a large public company outside of the energy sector and his involvement in numerous private start-up businesses, buy-outs and later stage investments. Mr. Young's skills in corporate finance and accounting matters enable him to be a valuable asset to the Board.

The Board recommends a vote "FOR" the election to the Board of each of the foregoing nominees. Proxies solicited by the Board will be voted "FOR" each of the nominees unless a contrary vote is specified.

PROPOSAL NO. 2

RE-APPROVE THE PERFORMANCE GOALS UNDER THE NRG ENERGY, INC.
AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN SOLELY FOR
PURPOSES OF SECTION 162(m)

        Under Section 162(m) of the Code (Section 162(m)), the Company is generally precluded from deducting compensation in excess of $1 million paid to each of the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) of the Company, unless such compensation is "performance-based" for purposes of Section 162(m). Certain compensation, including compensation paid based on the achievement of pre-established performance goals, may be excluded from this deduction limit if the requirements of Section 162(m) are met. One of these requirements relates to shareholder approval (and, in certain cases, re-approval) of the material terms of the performance goals underlying the performance-based award. Section 162(m) requires that stockholders re-approve the performance goals under the LTIP at least every five years if the compensation committee has retained discretion to vary the targets under the performance goals from year to year. The Compensation Committee has retained discretion to vary the targets under the performance goals from year to year, as described below. Accordingly, the Company is asking stockholders to re-approve the material terms of the performance goals set forth in the LTIP so that the Company may be eligible to deduct performance-based awards granted under the LTIP pursuant to Section 162(m). Stockholders are not being asked to approve any modifications to the LTIP, nor are they being asked to re-approve the LTIP itself.

        The Board believes that it is in the best interest of the Company to seek stockholder re-approval with respect to the performance goals under the LTIP so that the Company may be eligible to take a tax deduction with respect to certain awards made under the LTIP pursuant to Section 162(m).

        Stockholder approval of the material terms of performance goals under the LTIP is only one of several requirements under Section 162(m) that must be satisfied for compensation paid pursuant to the LTIP to qualify for a tax deduction under Section 162(m), and stockholder approval of the material terms of the performance goals of the LTIP does not alone ensure that all compensation paid pursuant to the LTIP will qualify as tax-deductible compensation. There can be no guarantee that amounts payable under the LTIP will be treated as qualified performance-based compensation under Section 162(m). In addition, nothing in this proposal precludes the Company from granting awards that do not meet the requirements for tax-deductible compensation under Section 162(m).

        For purposes of Section 162(m), the material terms of the performance goals include (i) the participants eligible to receive performance-based awards under the LTIP, (ii) the business criteria on which the underlying performance goals are based, and (iii) the maximum amount of compensation that can be paid to a participant under a performance-based award. The following is a summary of the material terms of the performance goals under the LTIP. A summary of the material terms of the LTIP, qualified in its entirety by reference to the complete text of the LTIP, is attached to the Proxy Statement as Appendix A. The full text of the LTIP is attached to this Proxy Statement as Appendix B.

  Eligibility

        All directors, officers, employees and consultants of the Company and its subsidiaries are eligible to be selected by the Compensation Committee for participation in the LTIP. As of December 31, 2015, there were approximately 10,957 directors, officers, employees, and consultants eligible to be selected for participation in the LTIP.

  Business Criteria on which Performance Goals are Based

        The performance criteria for any performance award that is intended to satisfy the requirements for performance-based compensation under Section 162(m) will be any one or more of the following performance criteria applied to either the Company as a whole or to a business unit or subsidiary, as determined by the Compensation Committee and as provided in the LTIP: return on equity; earnings per share; return on gross or net assets; return on gross or net revenue; pre- or after-tax net income; earnings before interest, taxes, depreciation and amortization; operating income; revenue growth; consolidated pre-tax earnings; net or gross revenues; net earnings; earnings before interest and taxes; cash flow; earnings per share; fleet in-market availability; safety criteria; environmental criteria; revenue growth; cash flow from operations; diluted or basic; return on sales; earnings per share from continuing operations, diluted or basic; earnings from continuing operations; net asset turnover; capital expenditures; income before income taxes; gross or operating margin; return on total assets; return on invested capital; return on investment; return on revenue; market share; economic value added; cost of capital; expense reduction levels; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return for the applicable performance period, all as computed in accordance with generally accepted accounting principles (if relevant) as in effect from time to time and as applied by the Company in the preparation of its financial statements and subject to such other special rules and conditions as the Compensation Committee may establish at any time ending on or before the 90th day of the applicable performance period.

        These performance factors may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

  Award Limits

        The total shares reserved for issuance under the LTIP are 22,000,000 shares, which reserve was approved by the Company's stockholders at the Annual Meeting of Stockholders held on July 28, 2010. The aggregate number of shares of Company common stock granted as stock options under the LTIP during any calendar year to any one participant may not exceed 1,000,000 shares. Likewise, a participant may not be granted stock appreciation rights with respect to more than 1,000,000 shares of common stock during a calendar year. Performance awards granted to any one participant in any one calendar year may not be payable in common stock in excess of 1,000,000 shares and if payable in other property or securities of the Company, may not exceed the greater of the fair market value of 1,000,000 shares of common stock as of the date of grant or the date of payment. These limits are subject to adjustment for certain changes in the Company's capitalization, such as stock dividends, stock splits, combinations or similar events.

The Board recommends a vote "FOR" the proposal to re-approve the performance goals under the NRG Energy, Inc. Amended and Restated Long-Term Incentive Plan solely for purposes of Section 162(m). Proxies solicited by the Board will be voted "FOR" approval unless a contrary vote is specified.

 PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NRG'S EXECUTIVE COMPENSATION

        Under Section 14A of the Exchange Act, the stockholders of NRG are entitled to vote at this year's Annual Meeting to approve the compensation of the Company's named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (Regulation S-K) of the rules and regulations under the Securities Act of 1933, as amended (Securities Act).

        As described more fully in the CD&A, NRG's executive compensation program is designed to attract, retain and reward top executive talent. The intent of NRG's compensation program is to reward the achievement of the Company's annual goals and objectives while supporting the Company's long-term business strategy.

        This proposal, commonly known as a "say on pay" proposal, gives stockholders the opportunity to express their views on NRG's named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this Proxy Statement. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        The say on pay vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of the stockholders and to the extent there is a significant number of votes against the named executive officer compensation as disclosed in this Proxy Statement, stockholders' concerns will be considered and the Board and the Compensation Committee will evaluate actions necessary to address those concerns.

The Board recommends a vote "FOR" the approval of the Company's executive compensation as disclosed in this Proxy Statement. Proxies solicited by the Board will be voted "FOR" the approval of the Company's named executive officer compensation unless a contrary vote is specified.

 PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE 2016 FISCAL YEAR

        The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company's consolidated financial statements. To execute this responsibility, the Audit Committee engages in a thorough annual evaluation of (i) the independent registered public accounting firm's qualifications, performance and independence, (ii) whether the independent registered public accounting firm should be rotated, and (iii) the advisability and potential impact of selecting a different independent registered public accounting firm.

        The Audit Committee appointed the firm of KPMG LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the 2016 fiscal year at a meeting held in February. KPMG LLP has been retained as the Company's independent registered public accounting firm continuously since May 24, 2004. In accordance with SEC rules and KPMG LLP policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to the Company. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The Audit Committee and its Chairman are involved in the selection of KPMG LLP's lead audit partner.

        The Audit Committee and the Board of Directors believe that the continued retention of KPMG LLP to serve as the Company's independent registered public accounting firm for the 2016 fiscal year is in the best interests of the Company and its stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection. Representatives of KPMG LLP are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

The Board recommends a vote "FOR" the ratification of the appointment of KPMG LLP as the
Company's independent registered public accounting firm for the 2016 fiscal year. Proxies solicited by the Board will be voted "FOR" ratification unless a contrary vote is specified.

 PROPOSAL NO. 5

STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

        The Company is not responsible for the content of this stockholder proposal or supporting statement.

        The following proposal and supporting statement were submitted by the Comptroller of the City of New York, Scott M. Stringer, on behalf of the New York City Employee's Retirement System and the New York City Fire Department Pension Fund, Municipal Building, One Centre Street, Room 629, New York, New York 10007, which are the beneficial owners of 216,126 shares and 13,412 shares, respectively, of the Company's common stock, and each of which intends to hold such shares of the Company's common stock through the date of the Annual Meeting:

Proposal

        RESOLVED: Shareholders of NRG Energy, Inc. (the "Company") ask the board of directors (the "Board") to take the steps necessary to adopt a "proxy access" bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the "Nominator") that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company's proxy card.

        The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

  a)
  have beneficially owned 3% or more of the Company's outstanding common stock continuously for at least three years before submitting the nomination;

  b)
  give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the "Disclosure"); and

  c)
  certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company's proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

        The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the "Statement"). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Stockholder Supporting Statement

        We believe proxy access is a fundamental shareholder right that will make directors more accountable and enhance shareholder value. A 2014 CFA Institute study concluded that proxy access would "benefit both the markets and corporate boardrooms, with little cost or disruption" and could raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

        The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from companies and investors, determined that those terms struck the proper balance of providing shareholders with a viable proxy access right while containing appropriate safeguards.

        The proposed terms enjoy strong support. Through October 2015, votes on more than 100 similar proposals averaged 55% and at least 60 companies enacted bylaws with similar terms.

        We urge shareholders to vote FOR this proposal.

Board of Directors' Statement

        The Board has determined not to recommend a vote either for or against the Proxy Access Proposal. Although the Proxy Access Proposal is non-binding and advisory in nature, the Board values stockholders' opinions and expects to take actions consistent with the voting results on the Proxy Access Proposal.

The Board is making no recommendation as to how
stockholders should vote on the Proxy Access Proposal.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL REGARDING DISCLOSURE OF
POLITICAL EXPENDITURES

        The Company is not responsible for the content of this stockholder proposal or supporting statement. The Board's statement in opposition of this stockholder proposal can be found following the proposal and stockholder supporting statement below.

        The following proposal and supporting statement were submitted by the Comptroller of the City of New York, Scott M. Stringer, on behalf of the New York City Police Pension Fund and the New York City Teachers' Retirement System, One Centre Street, New York, New York 10007, which are the beneficial owners of 119,618 shares and 256,620 shares, respectively, of the Company's common stock, and which each intend to hold such shares of the Company's common stock through the date of the Annual Meeting.

Proposal

        Resolved: The shareholders of NRG Energy, Inc. ("NRG Energy") hereby request that the Company prepare and periodically update a report, to be presented to the pertinent board of directors committee and posted on the Company's website, that discloses monetary and non-monetary expenditures that NRG Energy makes on political activities, including:

  •
  expenditures that NRG Energy cannot deduct as an "ordinary and necessary" business expense under section 162(e) of the Internal Revenue Code (the "Code") because they are incurred in connection with (a) influencing legislation; (b) participating or intervening in any political campaign on behalf of (or in opposition to) any candidate for public office; and (c) attempting to influence the general public, or segments thereof, with respect to elections, legislative matters, or referenda;

  •
  contributions to, or expenditures in support of or opposition to political candidates, political parties, and political committees;

  •
  dues, contributions or other payments made to tax-exempt "social welfare" organizations and "political committees" operating under sections 501(c)(4) and 527 of the Code, respectively, and to tax-exempt entities that write model legislation and operate under section 501(c)(3) of the Code; and

  •
  the portion of dues or other payments made to a tax-exempt entity such as a trade association that is used for an expenditure or contribution and that would not be deductible under section 162(e) of the Code if made directly by the Company.

The report shall identify all recipients and the amount paid to each recipient from Company funds.

Stockholder Supporting Statement

        As long-term shareholders, we support transparency and accountability in corporate spending on political activities. Disclosure is consistent with public policy and in the best interest of NRG Energy and its shareholders. Indeed, the Supreme Court's 2010 Citizens United decision — which liberalized rules for corporate participation in election-related activities — recognized the importance of disclosure to shareholders, saying: "[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages."

        In our view, in the absence of a system of transparency and accountability, company assets could be used for policy objectives that may be inimical to the long-term interests of, and may pose risks to,

NRG Energy and its shareholders. Although the Supreme Court cited the importance of disclosure, companies may anonymously channel significant amounts of money into the political process through trade associations and non-profit groups that need not disclose contributions. Such payments may far surpass the contributions that must be publicly reported.

        NRG Energy currently lags many utility companies that publicly disclose political spending, including AES Corporation, AGL Resources, American Electric Power, Dominion Resources, Edison International, Entergy, Exelon, and PPL Corporation.

        Given the vagaries of the political process and the uncertainty that political spending will produce any return for shareholders, we believe that companies should ensure regular board oversight and be fully transparent by disclosing how they spend shareholder money in this area.

Board of Directors' Statement in Opposition

        The Board recommends a vote "AGAINST" this stockholder proposal for the following reasons:

        The Board of Directors believes the report requested by this proposal is unnecessary because a system of reporting and accountability for political expenditures already exists and the Company publicly discloses its participation in the political process in support of its business interests, as required by law. The Company is committed to complying and does comply with all applicable laws concerning political expenditures, disclosure, and reporting.

        Current law limits the amounts of political expenditures that are permissible (other than to trade associations or organizations formed under Section 501(c)(4) of the Code), restricts the organizations or entities that can receive corporate funding, and establishes a clear accountability system enforced by regulatory agencies in the U.S. In most jurisdictions, campaign finance information for corporate contributions (other than to trade associations or organizations formed under Section 501(c)(4) of the Code) is now easily accessible to the public through the Internet. The Company also contributes to certain trade associations or organizations formed under Section 501(c)(4) of the Code as further discussed under paragraph C. below.

        The Company has disclosed in its Political Contribution Policy the mechanisms and means which govern participation in public policy processes (including political expenditures criteria, management and Board oversight mechanisms). Stockholders and interested parties can easily access the Policy under the heading "Governance" on our website at www.nrg.com. The Company also requires all of its employees to annually review its policies and procedures pertaining to political contributions in the Company's Code of Conduct. The Company's Code of Conduct is also available to the public under the heading "Governance" on our website at www.nrg.com.

  A.
  Political Action Committee Contributions — As set forth in more detail in the Company's Political Contribution Policy, contributions made by the NRG Energy, Inc. Political Action Committee (NRG PAC) are funded entirely by the voluntary contributions of our employees and no corporate funds are used. Contributions of funds from the NRG PAC are made in accordance with the NRG PAC budget as approved by the NRG PAC board. The NRG PAC maintains its own board of directors comprised of employee representatives from across the Company. The NRG PAC board votes on an annual budget for political expenditures and such expenditures are monitored by the NRG PAC treasurer. The NRG PAC files monthly reports of receipts and disbursements with the Federal Election Commission (FEC), as well as pre-election and post-election reports. These publicly available reports identify the names of candidates supported and amounts contributed by the PAC. In addition, all political contributions to federal candidates over $200 are publicly disclosed by the FEC.

  B.
  Corporate Contributions — Contributions of funds from any Company state political action committee and all other Company contributions may be made only if permitted under applicable law and with prior written consent of the Chief Compliance Officer and the Vice President — Governmental Affairs. The Company's corporate contributions made directly to political candidates or campaigns (excluding contributions to trade or business associations as further discussed below) have been, and are expected to continue to be, de minimus. With respect to contributions to a political candidate or campaign (excluding contributions to trade or business associations), the average individual contribution and the aggregate annual contributions made by the Company in 2015 were $1,900 and $287,500, respectively.

  C.
  Business and Trade Associations — The Company is also a member of various business and trade associations that engage generally in education and advocacy efforts on a number of industry issues. The Company's Political Contribution Policy provides additional information regarding criteria for, and oversight of, the Company's participation in these associations. The political activity of such associations is not necessarily representative of a position of the Company, and the benefits that the Company receives from these trade or business associations are primarily expertise and the ability to gain insight on industry- setting standards. Payments made to business or trade associations are subject to the Company's Political Contribution Policy and will be reviewed annually by the Audit Committee of the Board of Directors.

  D.
  Board Committee Oversight — The Company's political activities will be reviewed annually by the Audit Committee of the Board of Directors of the Company. The Company believes this oversight process ensures accountability and transparency for the Company's corporate political activities.

        The Board believes it is in the best interests of the Company's stockholders for the Company to be an effective participant in the political process. Laws and policies enacted at the federal, state and local levels can have a significant impact on the Company and its customers, employees and stockholders. The Company actively encourages public policy that furthers its ability to provide reliable and affordable power to its customers in the markets served by the Company, while adhering to the Company's relentless commitment to safety. The Company's active participation in public policy is appropriate to ensure that public officials are informed about key issues that affect the interests of the Company's customers, employees, stockholders and the communities the Company serves.

        The Board believes existing disclosure of the Company's current policies and practices with regard to political expenditures, together with applicable federal, state and local reporting requirements, provide appropriate transparency of the Company's political participation. Undertaking the additional obligations required by the stockholder proposal would result in the use of valuable Company resources, unproductive consumption of time, and undue expense to the Company with little, if any, corresponding benefit for stockholders.

For the foregoing reasons, the Board unanimously recommends a vote "AGAINST" this proposal. Proxies solicited by the Board will be voted "AGAINST" this proposal unless a contrary vote is specified.

EXECUTIVE OFFICERS

        Our executive officers are elected by the Board annually to hold office until their successors are elected and qualified. The biographical information for each of the executive officers is provided below.

Mauricio Gutierrez
Age 45
President and Chief Executive Officer

        For biographical information for Mauricio Gutierrez, see "Nominees for Director."

Kirkland Andrews
Age 48
Executive Vice President and Chief Financial Officer

        Mr. Andrews has served as Executive Vice President and Chief Financial Officer of NRG since September 2011. Mr. Andrews also has served as Executive Vice President and Chief Financial Officer and as a director of NRG Yield, Inc. since December 2012. Prior to joining NRG, he served as Managing Director and Co-Head Investment Banking, Power and Utilities — Americas at Deutsche Bank Securities from June 2009 to September 2011. Prior to this, he served in several capacities at Citigroup Global Markets Inc., including Managing Director, Group Head, North American Power from November 2007 to June 2009, and Head of Power M&A, Mergers and Acquisitions from July 2005 to November 2007. In his banking career, Mr. Andrews led multiple large and innovative strategic, debt, equity and commodities transactions.

David Callen
Age 44
Senior Vice President and Chief Accounting Officer

        Mr. Callen has served as Senior Vice President and Chief Accounting Officer since February 2016 and Vice President and Chief Accounting Officer from March 2015 to February 2016. In this capacity, Mr. Callen is responsible for directing NRG's financial accounting and reporting activities. Mr. Callen also has served as Vice President and Chief Accounting Officer of NRG Yield, Inc. since March 2015. Prior to this, Mr. Callen served as the Company's Vice President, Financial Planning & Analysis from November 2010 to March 2015. He previously served as Director, Finance from October 2007 through October 2010, Director, Financial Reporting from February 2006 through October 2007, and Manager, Accounting Research from September 2004 through February 2006. Prior to NRG, Mr. Callen was an auditor for KPMG LLP in both New York City and Tel Aviv Israel from October 1996 through April 2001.

John Chillemi
Age 48
Executive Vice President, National Business Development

        Mr. Chillemi has served as Executive Vice President, National Business Development of NRG since December 2015. In this role, Mr. Chillemi is responsible for all wholesale generation development activities for NRG across the nation. Prior to December 2015, Mr. Chillemi was Senior Vice President and Regional President, West since the acquisition of GenOn in December 2012. Mr. Chillemi served as the Regional President in California and the West for GenOn from December 2010 to December 2012, and as President and Vice President of the West at Mirant Corporation from 2007 December 2010. Mr. Chillemi has 30 years of power industry experience, beginning with Georgia Power in 1986.

Tanuja Dehne
Age 44
Executive Vice President, Chief Administrative Officer and Chief of Staff

        Ms. Dehne has served as Executive Vice President, Chief Administrative Officer and Chief of Staff since November 2014. In this capacity, Ms. Dehne is responsible for the oversight of NRG's Human Resources, Information Technology, Communications, Corporate Marketing and Sustainability Departments, including NRG's charitable giving program, M&A integrations, big data analytics and is responsible for construction of the Company's sustainable headquarters in Princeton, NJ. Ms. Dehne served as Chief of Staff from January 2014 to November 2014 and Senior Vice President, Human Resources from October 2011 to January 2014. From July 2005 to October 2011, Ms. Dehne served as NRG's Corporate Secretary and was responsible for corporate governance, corporate transactions, including financings, mergers and acquisitions, public and private securities offerings and securities and stock exchange matters and reporting compliance. From 2004 to 2007, Ms. Dehne was NRG's Assistant General Counsel, Securities and Finance and was promoted to Deputy General Counsel in 2007. Prior to joining NRG, Ms. Dehne was a corporate associate at Saul Ewing LLP, a law firm in Philadelphia, Pennsylvania and Princeton, New Jersey. Pursuant to an agreement reached between the Company and Ms. Dehne, Ms. Dehne's employment with the Company will end effective April 1, 2016.

David R. Hill
Age 52
Executive Vice President and General Counsel

        Mr. Hill has served as Executive Vice President and General Counsel since September 2012. Mr. Hill also has served as Executive Vice President and General Counsel of NRG Yield, Inc. since December 2012. Prior to joining NRG, Mr. Hill was a partner and co-head of Sidley Austin LLP's global energy practice group from February 2009 to August 2012. Prior to this, Mr. Hill served as General Counsel of the U.S. Department of Energy (DOE) from August 2005 to January 2009 and, for the three years prior to that, as Deputy General Counsel for Energy Policy of the DOE. Before his federal government service, Mr. Hill was a partner in major law firms in Washington, D.C. and Kansas City, Missouri, and handled a variety of regulatory, litigation and corporate matters.

Elizabeth Killinger
Age 46
Executive Vice President and President, NRG Retail

        Ms. Killinger has served as Executive Vice President and President, NRG Retail and Reliant of NRG since February 2016. Ms. Killinger was Senior Vice President and President, NRG Retail from June 2015 to February 2016 and Senior Vice President and President, NRG Texas Retail from January 2013 to June 2015. Ms. Killinger has also served as President of Reliant, a subsidiary of NRG, since October 2012. Prior to that, Ms. Killinger was Senior Vice President of Retail Operations and Reliant Residential from January 2011 to October 2012. Ms. Killinger has been with the Company and its predecessors since 2002 and has held various operational and business leadership positions within the retail organization. Prior to joining the Company, Ms. Killinger spent a decade proving strategy, management and systems consulting to energy, oilfield services and retail distribution companies across the country and in Europe.

VOTING STOCK OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth information concerning beneficial ownership of the Company's common stock as of March 7, 2016, for: (a) each director and the nominees for director; (b) named executive officers set forth in the Summary Compensation Table (NEOs); and (c) the directors and executive officers as a group. For each person known to the Company to own more than five percent of the Company's common stock, the information provided is as of the date of their most recent filing with the SEC. Percentage of beneficial ownership is based on 315,883,940 shares of common stock outstanding as of March 7, 2016 plus, for our directors and executive officers, shares that such person has the right to acquire within 60 days of March 7, 2016 through the exercise of stock options or similar rights. None of the directors, nominees for director or named executive officers own any of the Company's preferred stock, and the Company is not aware of any person who owns more than five percent of the Company's preferred stock. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table.

        Except as noted below, the address of the beneficial owners is NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

Name of Beneficial Owner	Common Stock(1)	Percent of Class**

Mauricio Gutierrez	145,691	*(2)

Kirkland Andrews	139,096	*(3)

David R. Hill	26,490	*(4)

Tanuja Dehne	59,969	*(5)

Elizabeth Killinger	62,892	*(6)

Howard E. Cosgrove	91,092	*(7)

Edward R. Muller	409,568	*(8)

E. Spencer Abraham	23,945	*(9)

Kirbyjon H. Caldwell	37,482	*(10)

Lawrence S. Coben	69,851	*(11)

Terry G. Dallas	28,557	*(12)

William E. Hantke	44,610	*(13)

Paul W. Hobby	45,008	*

Anne C. Schaumburg	47,167	*(14)

Evan J. Silverstein	35,922	*(15)

Thomas H. Weidemeyer	50,693	*(16)

Walter R. Young	79,435	*

David Crane	1,355,509	*(17)

All Directors and Executive Officers as a group (19 people)	1,441,210	*(18)

Hotchkis and Wiley Capital Management, LLC 725 S. Figueroa Street, 39th Floor Los Angeles, California 90017	34,539,407	10.93%(19)

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	26,178,140	8.29%(20)

Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, New Jersey 07078	22,739,100	7.20%(21)

BlackRock, Inc. 55 East 52nd Street New York, New York 10022	22,518,781	7.13%(22)

State Street Corporation One Lincoln Street Boston, Massachusetts 02111	16,087,944	5.09%(23)

*
Less than one percent of outstanding common stock.

**
Percentage ownership of 5%+ stockholders is provided as of March 7, 2016.

(1)
The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any: (a) shares to which such person or entity has sole or shared voting power or dispositive power and (b) shares that such person or entity has the right to acquire within 60 days through the exercise of stock options or similar rights.

(2)
Includes 10,370 dividend equivalent rights (DERs). Excludes 166,691 restricted stock units (RSUs) and 272,313 MSUs. DERs become exercisable proportionately with the deferred stock units (DSUs) or RSUs to which they relate. Each DER is the right to receive one share of NRG common stock and becomes exercisable proportionately with the DSUs or RSUs to which they relate. Each RSU represents the right of to receive one share of NRG common stock upon vesting. Each MSU represents the potential to receive common stock after the completion of three years of service from the date of grant based on absolute NRG stock price change (plus dividends) versus the baseline.

(3)
Includes 6,589 DERs. Excludes 59,290 RSUs and 101,512 MSUs.

(4)
Includes 5,072 DERs. Excludes 45,914 RSUs and 78,590 MSUs.

(5)
Includes 2,833 DERs and 19,300 shares that may be acquired at or within 60 days of March 7, 2016, pursuant to the exercise of options. Excludes 16,934 RSUs and 42,244 MSUs.

(6)
Includes 3,783 DERs and 18,700 shares that may be acquired at or within 60 days of March 7, 2016, pursuant to the exercise of options. Excludes 16,862 RSUs and 30,938 MSUs.

(7)
Includes 20,000 shares held by Mr. Cosgrove's spouse, 2,034 DERs and 69,058 deferred stock units (DSUs). Mr. Cosgrove's DSUs become payable in the event he ceases to be a member of the Board. Mr. Cosgrove also owns 42,702 DSUs that will be exchanged for shares of NRG's common stock on a one-to-one basis on the following schedule: (a) 24,298 twelve months from the date of termination and (b) 18,404 twenty-four months from the date of termination.

(8)
Includes 10,779 shares held in trust, 19,345 DSUs and 1,100 DERs, payable in the event Mr. Muller ceases to be a member of the Board. Also includes 378,344 shares that may be acquired at or within 60 days of March 7, 2016, pursuant to the exercise of options.

(9)
Includes 16,336 DSUs and 922 DERs, payable in the event Secretary Abraham ceases to be a member of the Board.

(10)
Includes 36,232 DSUs and 1,250 DERs, payable in the event Mr. Caldwell ceases to be a member of the Board.

(11)
Includes 68,574 DSUs and 1,277 DERs, payable in the event Dr. Coben ceases to be a member of the Board.

(12)
Includes 11,022 DSUs and 1,496 DERs, payable in the event Mr. Dallas ceases to be a member of the Board. Also includes 1,768 shares that may be acquired at or within 60 days of March 7, 2016, pursuant to the exercise of options and 14,282 shares held indirectly in trusts. Excludes 13,761 DSUs issued to Mr. Dallas that will be exchanged for common stock on a one-for-one basis on the following schedule: (a) 3,440 on January 15, 2021; (b) 3,440 on January 15, 2022; (c) 3,440 on January 15, 2023; and (d) 3,441 on January 15, 2024.

(13)
Includes 827 DERs. Excludes 3,102 DSUs issued to Mr. Hantke that will be exchanged for common stock on a one-for-one basis on the following schedule: (a) 2,102 on June 1, 2017; and (b) 1,000 on June 1, 2018.

(14)
Includes 41,185 DSUs and 989 DERs, payable in the event Ms. Schaumburg ceases to be a member of the Board.

(15)
Includes 17,405 DSUs and 977 DERs, payable in the event Mr. Silverstein ceases to be a member of the Board.

(16)
Includes 34,876 DSUs, payable in the event Mr. Weidemeyer ceases to be a member of the Board.

(17)
Includes 332,300 shares that may be acquired at or within 60 days of January 31, 2016 pursuant to the exercise of options, 38,142 DSUs and 26,221 DERs. Each DSU represents the right of a participant to be paid one share of NRG's common stock at the end of a deferral period established under the award by the Compensation Committee or elected by the participant under the terms of an award and the tax rules applicable to nonqualified deferred compensation plans under Section 409A of the Code. Mr. Crane will receive one such share of common stock for each DSU he owns six months from the date of his termination of employment with NRG.

(18)
Consists of the total holdings of directors, named executive officers, and all other executive officers as a group.

(19)
Based upon information set forth in the Schedule 13G filed on January 8, 2016 by Hotchkis and Wiley Capital Management, LLC (HWCM). HWCM has the sole power to vote 23,281,394 shares and sole dispositive power over 34,539,407 shares. HWCM expressly disclaims that it is the beneficial owner of such shares.

(20)
Based upon information set forth in the Schedule 13G/A filed on February 11, 2016 by The Vanguard Group, Inc. (Vanguard). Vanguard has the sole voting power over 587,124 shares and sole dispositive power over 25,577,127 shares. Vanguard has shared voting power over 29,900 shares and shared dispositive power over 601,013 shares. Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 487,513 shares as a result of VFTC serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (VIA), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 213,111 shares as a result of VIA serving as investment manager of Australian investment offerings.

(21)
Based upon information set forth in the Schedule 13G filed on February 2, 2016 by Franklin Mutual Advisers, LLC (FMA). FMA has the sole voting power and the sole dispositive power over 22,739,100 shares. FMA expressly disclaims that it is the beneficial owner of such securities.

(22)
Based upon information set forth in the Schedule 13G filed on January 27, 2016 by BlackRock, Inc. BlackRock, Inc. has sole voting power over 19,669,318 shares and sole dispositive power over 22,518,781 shares.

(23)
Based upon information set forth in the Schedule 13G filed on February 16, 2016 by State Street Corporation (State Street). State Street has shared voting power and shared dispositive power over 16,087,944 shares.

        The following table sets forth information concerning beneficial ownership of NRG Yield, Inc.'s Class A common stock and Class C common stock as of March 7, 2016, for: (a) each director and the nominees for director; (b) the NEOs; and (c) the directors and executive officers as a group. Percentage of beneficial ownership is based on 34,586,250 shares of NRG Yield Class A common stock and 62,784,250 shares of Class C common stock outstanding as of March 7, 2016. Unless otherwise indicated, each person has the sole investment and voting power with respect to the shares of NRG Yield Class A and Class C common stock set forth in the following table.

        Except as noted below, the address of the beneficial owners is NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

	Class A Common Stock			Class C Common Stock			Common Stock

Name of Beneficial Owner	Number(1)		% of Class	Number(1)		% of Class	% of Combined Voting Power(2)

Mauricio Gutierrez	6,000		*	6,000		*	*

Kirkland Andrews	5,000		*	5,000		*	*

David R. Hill	3,500		*	2,500		*	*

Tanuja Dehne	1,000		*	1,000		*	*

Elizabeth Killinger	300		*	300		*	*

Howard E. Cosgrove	20,000		*	20,000		*	*

Edward R. Muller	—		*	—		*	*

E. Spencer Abraham	—		*	—		*	*

Kirbyjon H. Caldwell	—		*	—		*	*

Lawrence S. Coben	—		*	—		*	*

Terry G. Dallas	—		*	—		*	*

William E. Hantke	—		*	—		*	*

Paul W. Hobby	3,000		*	3,000		*	*

Anne C. Schaumburg	2,500		*	2,500		*	*

Evan J. Silverstein	—		*	—		*	*

Thomas H. Weidemeyer	—		*	—		*	*

Walter R. Young	—		*	—		*	*

David Crane	31,500	(3)	*	26,500	(3)	*	*

All Directors and Executive Officers as a group (19 people)	41,300		*	40,601		*	*

*
Less than one percent of outstanding common stock or combined voting power of NRG Yield, Inc.

(1)
The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any: (a) shares to which such person or entity has sole or shared voting power or dispositive power and (b) shares that such person or entity has the right to acquire within 60 days through the exercise of stock options or similar rights.

(2)
Represents the voting power of all of the classes of common stock voting together as a single class. Each holder of Class A or Class B common stock is entitled to one vote for each share held. Each holder of Class C or Class D common stock is entitled to 1/100th of one vote for each share held. Holders of shares of Class A, Class B, Class C and Class D common stock vote together as a single class on all matters presented to NRG Yield, Inc.'s stockholders for their vote or approval, except as otherwise required by applicable law.

(3)
Includes 1,500 shares of Class A common stock and 1,500 shares of Class C common stock acquired by Mr. Crane's children.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Interest in NRG Yield, Inc.

        NRG formed NRG Yield, Inc. (NRG Yield) to own and operate a portfolio of contracted generation assets and thermal infrastructure assets that have historically been owned and/or operated by NRG and its subsidiaries. On May 14, 2015, NRG Yield completed a stock split in connection with which each outstanding share of its Class A common stock was split into one share of Class A common stock and one share of Class C common stock, and each outstanding share of its Class B common stock was split into one share of Class B common stock and one share of Class D common stock. In addition, on June 29, 2015, NRG Yield completed the public offering of 28,198,000 shares of Class C common stock and used the offering proceeds to acquire additional interests in NRG Yield LLC (Yield LLC), thus reducing our economic interest in Yield LLC to 46.7%. Through our ownership of Class B common stock and Class D common stock of NRG Yield, we hold, in the aggregate, 55.1% of the voting interest in NRG Yield's stock.

        In connection with NRG Yield's initial public offering, we entered into a Management Services Agreement, dated as of July 22, 2013 (Management Services Agreement) with NRG Yield pursuant to which we have agreed to provide or arrange for other service providers to provide management and administration services to NRG Yield. As part of the services provided, certain executive officers of NRG also serve as executive officers of NRG Yield. These executive officers are not required to dedicate a specific amount of time to fulfilling NRG's obligations to NRG Yield under the Management Services Agreement and are not separately compensated for their services to NRG Yield. Under the Management Services Agreement, NRG Yield paid a base management fee of approximately $1.75 million per quarter in 2015. The base management fee is adjusted for inflation annually at an inflation factor based on year-over-year CPI. The base management fee will also be increased in connection with NRG Yield's completion of future acquisitions by an amount equal to 0.05% of the enterprise value of the acquired assets as of the acquisition closing date. NRG Yield also reimburses us for any out-of-pocket fees, costs and expenses incurred in the provision of the management and administration services. For the year ended December 31, 2015, NRG received a total of approximately $8 million in management fees and reimbursement for expenses under the Management Services Agreement.

Review, Approval or Ratification of Transactions with Related Persons

        The Board has adopted written policies and procedures to address potential or actual conflicts of interest and the appearance that decisions are based on considerations other than the best interests of NRG that may arise in connection with transactions with certain persons or entities (Policy). The Policy operates in conjunction with our Code of Conduct and is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year; (b) the Company is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation S-K of the Securities Act of 1933, as amended) has or will have a direct or indirect interest (Related Person Transaction).

        A Related Person Transaction is subject to review and approval or ratification by the Governance and Nominating Committee. If the aggregate amount involved is expected to be less than $500,000, the transaction may be approved or ratified by the Chair of the Committee. As part of its review of each Related Person Transaction, the Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person's interest in the transaction. This Policy also provides that certain transactions, based on their nature and/or monetary amount, are deemed to be pre-approved or ratified by the Committee and do not require separate approval or ratification.

        Transactions involving ongoing relationships with a Related Person will be reviewed and assessed at least annually by the Governance and Nominating Committee to ensure that such Related Person Transactions remain appropriate and in compliance with the Committee's guidelines. The Governance and Nominating Committee's activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

        Based upon a review of the copies of such forms furnished to us and any written representations that no Forms 5 were required, we believe that all Section 16(a) filing requirements were timely met during the 2015 fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of the Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Walter R. Young, Chair E. Spencer Abraham William E. Hantke

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary	44
Executive Compensation Program	44
Realized Pay in 2015	45
CEO Pay Relative to Company Performance	47
Key Governance Features of Our Executive Compensation Program	50
Business Strategy and Company Performance	51
Executive Compensation Program	52
2015 Named Executive Officers	52
Goals and Objectives of the Program	52
The Compensation Process	53
Compensation Consultant	53
Peer Group Analysis	53
Elements of Compensation	55
Base Salary	55
Annual Incentive Compensation	56
Long-Term Incentive Compensation	61
Bonus Compensation	63
Clawbacks	63
Benefits	63
Potential Severance and Change-in-Control Benefits	63
Severance Agreement	64
Other Matters	64
Stock Ownership Guidelines	64
Dilution and Run Rate	65
Tax and Accounting Considerations	65
Compensation Tables	66
Summary Compensation Table Fiscal Year Ended December 31, 2015	66
Grants of Plan-Based Awards Fiscal Year Ended December 31, 2015	68
Outstanding Equity Awards at Fiscal Year-End Fiscal Year Ended December 31, 2015	71
Option Exercises and Stock Vested Fiscal Year Ended December 31, 2015	72
Pension Benefits Fiscal Year Ended December 31, 2015	73
Non-Qualified Deferred Compensation Fiscal Year Ended December 31, 2015	73
Employment Agreements	74
Severance and Change-in-Control	74
Director Compensation	76
Director Stock Ownership Guidelines	78

 Executive Summary

Executive Compensation Program

        The objectives of our executive compensation program are to align executive pay with stockholder value and incentivize executives to achieve improvements in corporate performance. This CD&A describes the elements, implementation, and 2015 results of our executive compensation program.

        In 2015, we received 95% support for our say on pay proposal. As a result, we believe our stockholders understand that our pay practices demonstrate our commitment to pay for performance and that our compensation plans are designed to recognize the performance of the Company. Consistent with the fundamental principle that compensation programs should pay for performance, the market performance of our common stock in 2015 directly impacted compensation decisions and pay outcomes. While we achieved many of our operational and financial goals in 2015, including exceeding our combined Adjusted Free Cash Flow and Adjusted EBITDA target on a combined basis, the market value of our common stock declined by 55%. Accordingly, our NEO incentive compensation (all payments made under our short- and long-term incentive plans) lost approximately 61% of its value relative to target, and realized and realizable long-term incentive awards lost more than 80% of their value, relative to target (described in more detail in the section entitled "— 2015 Realized Pay" below). Actual compensation paid to our NEOs for 2015 demonstrates that our pay for performance compensation structure works effectively to align our pay with performance.

        Our NEOs did not receive any stock upon the vesting of their performance-based long-term incentive awards (MSUs), due to the decline in Total Shareholder Return (TSR) during the performance period ending December 31, 2015.

        Our compensation program ties a significant portion of our NEOs' overall compensation to the achievement of increases in TSR through our long-term compensation program. In accordance with the intended design of our long-term compensation program, MSU awards with performance periods ending December 31, 2015 (vesting January 2, 2016) did not vest as a result of the decline in TSR below the performance threshold. These MSUs represent two-thirds of NEO long-term compensation value granted in 2013.

        Our Compensation Committee exercised discretion to reduce short-term compensation awards for 2015.

        Our key financial performance measures for short-term compensation awards in the AIP — Adjusted Free Cash Flow and Adjusted EBITDA — resulted in plan-level performance of 107% of target. However, the Compensation Committee recognized that 2015 financial results did not translate into TSR over the same period. As a result, the Compensation Committee used its discretionary authority to assess all "Individual Performance" components of Executive Vice President (EVP)-level NEOs under the AIP at 0%, effectively reducing their awards by 20% of target. Accordingly, all EVP-level NEOs received short-term compensation awards below target.

        Our Compensation Committee exercised discretion to reduce long-term equity awards for NEOs who were Executive Vice Presidents as of January 2016.

        For the January 2016 grant, the Compensation Committee reduced equity award values for each EVP by 40% of base salary. Since long-term equity awards are based on a percentage of an NEO's salary, and not a number of shares, the reductions were meant to moderate the imbedded NEO benefit that could result from a grant of equity awards during a period when the Company's stock price was at historically low levels.

        Our Compensation Committee provided no base salary increases for NEOs, except in connection with promotions.

        In light of our TSR performance in 2015, the Compensation Committee believed that salary increases for 2016 were not warranted, with the exceptions of Mr. Gutierrez who was promoted to Chief Executive Officer at the end of 2015 and Ms. Killinger who was promoted to Executive Vice President in February 2016.

Realized Pay in 2015

        The Compensation Committee believes that in 2015, the Company's compensation of its NEOs was well aligned with our stock performance and our stockholder interests. As discussed above, during 2015, our TSR declined by 55% and our NEO incentive compensation was approximately 61% below target. Realized equity awards (those that vested at the completion of the 2015 calendar year) declined by 83% relative to their grant-date value.

        The illustration below highlights the components of NEO compensation that was realized during the 2015 fiscal year. As illustrated, NEO compensation consisted of (i) salary, earned and paid during the 2015 fiscal year, (ii) short-term incentive compensation pursuant to our AIP, earned during the 2015 fiscal year, (iii) RSU awards that were granted in January 2013 and vested over the following three year period, and (iv) MSU awards that were granted in January 2013, whose realized value in 2015 was based upon the Company's performance over the three year period following the grant date, as depicted in the line chart below.

        The charts below illustrate our NEOs' realized pay for performance periods concluding at the end of 2015 versus target compensation.

Target vs. Realized Total Direct Compensation

(1)
Target Total Direct Compensation (TDC) includes: 2015 Base Salary, 2015 Target AIP Award, 2013 Target LTIP Award (includes RSUs and MSUs at grant-date fair value).

(2)
Realized TDC includes: 2015 Base Salary, 2015 Realized AIP Award, 2013 Realized LTIP Award (includes RSUs at vesting-date value; MSUs did not vest).

(3)
For Mr. Crane, Realized TDC includes the solar bonus award paid in 2015.

Target vs. Realized Incentive Compensation

(1)
Target Incentive Compensation includes: 2015 Target AIP Award, 2013 Target LTIP Award (includes RSUs and MSUs at grant-date fair value).

(2)
Realized Incentive Compensation includes: 2015 Realized AIP Award, 2013 Realized LTIP Award (includes RSUs at vesting-date value; MSUs did not vest).

(3)
For Mr. Crane, Realized Incentive Compensation includes the solar bonus award paid in 2015.

 Target vs. Realized Long-Term Incentive Compensation

(1)
Target Long-Term Incentive Compensation includes: 2013 Target LTIP Award (includes RSUs and MSUs at grant-date fair value).

(2)
Realized Long-Term Incentive Compensation includes: 2013 Realized LTIP Award (includes RSUs at vesting-date value; MSUs did not vest).

(3)
For David Crane, Realized Long-Term Incentive Compensation includes the solar bonus award paid in 2015.

CEO Pay Relative to Company Performance

        On December 3, 2015, Mauricio Gutierrez, who previously served as our Executive Vice President and Chief Operating Officer, replaced David Crane as President and Chief Executive Officer.

        Beyond the 2015 actual realized compensation provided in the charts above, the charts below include outstanding, but unvested, long-term incentive plan awards, which illustrate the inherent pay-for-performance alignment in our executive compensation program with respect to Mr. Crane's and Mr. Gutierrez's compensation. Specifically, the charts capture a five-year history of target TDC and total long-term incentive compensation (LTI) opportunity, for both Mr. Crane and Mr. Gutierrez, set by the Compensation Committee at the beginning of each performance year and compares TSR to their respective realizable total compensation for the related periods.

        The target value of compensation includes:

  •
  Annual base salary;

  •
  Target bonus opportunity; and

  •
  Grant date fair value of equity awards.

        The realizable value of compensation includes:

  •
  Actual base salary earnings;

  •
  Actual bonus/non-equity incentive compensation for the performance period;

  •
  Actual value of equity upon vesting, if vested (2011 - 2013 equity grants) (for example, 2013 long-term incentive value is based on the vesting value at the end of the performance period (January 2, 2016)); and

  •
  Projected value of equity as of December 31, 2015, if unvested (2014 - 2015 equity grants).

(1)
Performance Period in Progress.

(1)
Performance Period in Progress.

(1)
Performance Period in Progress.

(2)
Reflects compensation as COO for period January 1, 2015 through December 2, 2015, including 2015 LTI awards, and compensation as CEO for period December 3, 2015 through December 31, 2015.

(1)
Performance Period in Progress.

(2)
Reflects compensation as COO for period January 1, 2015 through December 2, 2015, including 2015 LTI awards, and compensation as CEO for period December 3, 2015 through December 31, 2015.

Key Governance Features of Our Executive Compensation Program

        Over the past several years, we have modified our compensation programs and practices to incorporate several key governance features thus adhering to "compensation best practices," as described in the table below.

Business Strategy and Company Performance

        NRG's strategy is to maximize stockholder value through the production and sale of safe, reliable and affordable power to its customers in the markets served by the Company, while positioning the Company to meet the market's increasing demand for sustainable, low carbon and customized energy solutions for the benefit of the end-use energy consumer. This strategy is intended to enable the Company to achieve substantial sustainable growth at reasonable margins while de-risking the Company in terms of reduced and mitigated exposure both to environmental risk and cyclical commodity price risk. Management strives to insulate our business from the volatile commodities market and has taken measures to de-risk our business and decouple our stock performance from energy price fluctuations. This means effectively managing our core business while positioning the Company for success in emerging areas of opportunity and value creation.

        As discussed above, we achieved strong operational and financial results in 2015, despite the challenges in the markets in which we operate. The execution of our business strategy and incentive programs produced the following results:

  •
  Our record Consolidated Adjusted EBITDA of $3,444 million exceeded target by $111 million (or 3%).

  •
  Our Consolidated Adjusted Free Cash Flow of $1,046 million exceeded threshold by $171 million (or 20%), but did not exceed target.

  •
  Our Retail business achieved the best financial results in our company's history.

  •
  We executed on our 2015 Capital Allocation Program, which included share repurchases and debt retirement:

  •
  During 2015, we repurchased 24,189,495 shares of common stock for $437 million.

  •
  During the fourth quarter of 2015, we retired $520 million in aggregate principal of outstanding senior notes in the open market for $467 million, including accrued interest.

  •
  We completed two asset sales to NRG Yield, resulting in aggregate proceeds to us of approximately $786 million.

  •
  We demonstrated another strong year with respect to safety and environmental performance in 2015, achieving top quartile performance in our industry.

 Executive Compensation Program

2015 Named Executive Officers

        This CD&A describes our executive compensation program for our NEOs in 2015. For 2015, the NEOs were:

NEO	2015 Title

Mauricio Gutierrez	President and Chief Executive Officer, effective December 3, 2015

Kirkland Andrews	Executive Vice President and Chief Financial Officer

David R. Hill	Executive Vice President and General Counsel

Tanuja Dehne(1)	Executive Vice President, Chief Administrative Officer and Chief of Staff

Elizabeth Killinger(2)	Senior Vice President and President, NRG Retail

David Crane	Former President and Chief Executive Officer, through December 2, 2015

(1)
Pursuant to an agreement reached between the Company and Ms. Dehne, Ms. Dehne's employment with the Company will end effective April 1, 2016.

(2)
Effective as of February 2, 2016, Ms. Killinger was promoted to Executive Vice President.

Goals and Objectives of the Program

        Our Compensation Committee designs and implements an executive compensation program to:

        •  closely align our executive compensation with stockholder value creation, while avoiding plans that encourage executives to take excessive risk;

        •  support the Company's long-term business strategy with tailored executive compensation incentives;

        •  provide for recruitment and retention of our executive team in a competitive industry; and

        •  provide a competitive compensation opportunity while adhering to market norms and pay levels.

        The Compensation Committee is responsible for the development and implementation of NRG's executive compensation program. The intent of our executive compensation program is to reward the achievement of NRG's annual goals and objectives while supporting our long-term business strategy. The Compensation Committee is committed to aligning executives' compensation with performance.

        The Compensation Committee's objectives are achieved through the use of both short-term and long-term incentives. The Company currently targets pay at the median of our peer group. In addition, through the AIP, the NEOs are rewarded for achieving annual corporate and individual goals.

 The Compensation Process

Compensation Consultant

        Pursuant to its charter, the Compensation Committee is authorized to engage, at the expense of the Company, a compensation consultant to provide independent advice, support, and expertise to assist the Compensation Committee in overseeing and reviewing our overall executive compensation strategy, structure, policies and programs, and to assess whether our compensation structure establishes appropriate incentives for management and other key employees.

        Pay Governance, the Compensation Committee's independent compensation consultant for fiscal year 2015, assisted with executive pay decisions and worked with the Compensation Committee to formulate the design of the executive compensation program for 2015.

        Pay Governance reported directly to the Compensation Committee and provided no other remunerated services to the Company. Pay Governance also provides the Compensation Committee of NRG Yield, Inc., our majority owned subsidiary, with services relating to its director compensation. Pay Governance does not provide services for any of our other affiliates. In accordance with SEC rules and requirements, the Company has affirmatively determined that no conflicts of interest exist between the Company and Pay Governance (or any individuals working on the Company's account on their behalf).

Peer Group Analysis

  Our 2015 Peer Group

        The Compensation Committee, with support from its advisors, identifies the best comparator group it can within relevant industries. In 2015, much like in prior years, with the assistance of Pay Governance, the Compensation Committee identified a "peer group" for compensation benchmarking purposes composed of publicly-traded competitive power companies, utility holding companies with competitive power generation operations, as well as other similarly-sized energy companies. Peer group selection focuses on companies in the Utilities (5510) Global Industry Classification Standard (GICS), which is consistent with the Company's generation focus and in particular the sub-industries of (a) Independent Power Producers & Energy Traders (551050) (our primary focus), (b) Multi-Utilities (551030), and (c) Electric Utilities (551010).

        After the universe of companies in the relevant GICS classifications was identified, the Compensation Committee then narrowed the list of companies. For statistical purposes, the Compensation Committee believes that a peer group should generally comprise 10 to 20 companies.

  •
  Because compensation opportunities are strongly correlated to company size, the Compensation Committee first narrowed the list of potential peers to those companies with (a) revenues of approximately 0.45 to 2.10 times of NRG's projected revenues; and (b) market capitalization generally between one-fifth (1/5) and 5 times NRG's market capitalization.

  •
  Next, the Compensation Committee analyzed the remaining companies to determine which could be considered "talent competitors."

  •
  The Compensation Committee then reviewed the list of potential peer companies to determine if stockholders would consider the peers as alternative investment opportunities.

  •
  The Compensation Committee then considered the overall reasonableness of the list of potential peer companies as a whole. Finally, the Compensation Committee performed a "peer of peer" analysis to confirm the appropriateness of potential peer companies and to assess companies that NRG's peers use in their own peer groups.

        The Compensation Committee aims to compare our executive compensation program to a consistent peer group year-to-year, but given the dynamic nature of our industry and the companies that comprise it, we annually examine the list for opportunities for improvement. For 2015, the peer group was unchanged.

 Elements of Compensation

We use the median percentile in establishing our targeted total direct compensation (cash and equity) levels for our NEOs based on the results of the competitive analysis of our peer group. We expect that, over time, targeted total direct compensation of our executive officers will continue to land near the median of our peer group. We focus realized pay in any year on the achievement of defined performance-based compensation metrics.

        While a portion of our compensation is fixed, a significant percentage is risk-based and payable and/or realizable only if certain performance objectives are met. The following charts illustrate the target percentage of annual fixed compensation, time-based compensation and performance-based compensation payable to our NEOs.

Base Salary

        Base salary compensates NEOs for their level of experience and position responsibilities, and for continued expectation of superior performance. Recommendations on increases to base salary take into account, among other factors, the NEO's individual performance, the general contributions of the NEO to overall corporate performance, and the level of responsibility of the NEO with respect to his or her specific position. For 2015, the base salary for each NEO was as follows:

Named Executive Officer	2015 Annualized Base Salary ($)	Percentage increase over 2014 (%)(1)	Actual 2015 Base Salary Earnings ($)

Mauricio Gutierrez	642,952	3.00%	664,624

Kirkland Andrews	642,952	3.00%	647,177

David R. Hill	500,000	4.81%	499,294

Tanuja Dehne(2)	525,000	16.67%	495,769

Elizabeth Killinger	463,500	3.00%	460,904

David Crane	1,300,000	0.00%	1,300,000

(1)
As compared to the December 31, 2014 annualized base salary.

(2)
Ms. Dehne was promoted to Executive Vice President in July 2015.

        In 2015, base salary increases for Messrs. Gutierrez, Andrews and Hill reflected market-based adjustments and the Compensation Committee's assessment of performance. On December 3, 2015, Mr. Gutierrez was promoted to CEO and his base salary increased to $1,125,000. Ms. Dehne received an increase as part of the company-wide merit process approved by the CEO and also received an increase commensurate with her promotion to Executive Vice President, Chief Administrative Officer and Chief of Staff.

Annual Incentive Compensation

  Overview

        Annual incentive plan bonus compensation awards (AIP Incentive bonuses) are made under our AIP. AIP Incentive bonuses are short-term compensation designed to compensate NEOs for meeting annual individual and Company goals, both financial and non-financial. The annual incentive compensation opportunity is defined as a percentage of each NEO's annual base salary. AIP Incentive bonuses are subject to the following requirements:

  •
  A threshold Consolidated Adjusted Free Cash Flow performance metric (AIP Gate) is established for each plan year. For 2015, the AIP Gate was $875 million, a level the Compensation Committee believes was appropriate for a minimally acceptable level of financial performance. If the AIP Gate is not achieved, no AIP Incentive bonuses are paid, regardless of performance in any other metrics.

  •
  Consolidated Adjusted Free Cash Flow and Consolidated Adjusted EBITDA performance metrics are established at threshold, target and maximum levels for purposes of determining the elements of the bonus that are based on financial performance. For 2015, the performance levels were:

Performance Metric	Threshold ($)	Target ($)	Maximum ($)

Consolidated Adjusted Free Cash Flow	875 million	1,169 million	1,475 million

Consolidated Adjusted EBITDA	2,900 million	3,333 million	3,650 million

        While we strive for the maximum level of performance every year, the goals are set at significantly challenging levels and, as such, the Compensation Committee expects that over time this level will not be reached often. Over the last ten years, we have only achieved maximum payout twice, despite strong Company performance in most of those years.

        The Compensation Committee established the AIP performance metrics and goals for the CEO after reviewing the CEO's business strategy and considering other matters such as the recent stockholder feedback with a focus on capital allocation. For the other NEOs, the CEO recommends performance metrics and goals, and allocations of such metrics and goals, based on position and responsibilities. Such recommendations are reviewed and approved or amended by the Compensation Committee.

        Other quantitative and qualitative performance goals are established for each NEO. These performance goals include financial and non-financial measures that we believe are central to our stockholders' view of Company performance and critical to our business, such as capital allocation, safety, environmental compliance, talent development, growth strategies and individual performance.

        The Compensation Committee retains sole discretion under the AIP to reduce the amount of or eliminate any AIP Incentive bonuses that are otherwise payable under the AIP. As previously stated, the Compensation Committee exercised this discretion for the 2015 performance year by reducing NEO short-term compensation awards.

        For 2016, the Compensation Committee approved an additional Company performance metric relating to the Company's corporate debt to corporate EBITDA ratio in order to support the Company's near term focus on debt reduction.

  AIP Incentive Bonus Opportunity

        The threshold, target and maximum AIP Incentive bonus opportunities for the NEOs for 2015, expressed as a percentage of base salary earnings, were:

Named Executive Officer	Gate Not Met (%)	Threshold (%)(1)	Target (%)(1)	Maximum (%)	Target Amount ($)

Mauricio Gutierrez	0	50.0	100.0	200.0	642,952

Kirkland Andrews	0	50.0	100.0	200.0	642,952

David R. Hill	0	37.5	75.0	150.0	375,000

Tanuja Dehne	0	37.5	75.0	150.0	393,750

Elizabeth Killinger	0	37.5	75.0	150.0	347,625

David Crane	0	62.5	125.0	250.0	1,625,000

(1)
This assumes that each of the financial performance metrics and all other quantitative and qualitative goals are achieved at threshold or target levels, respectively.

  2015 AIP Incentive Bonus Performance Criteria

        The AIP Incentive bonus performance criteria for all NEOs are based upon our 2015 corporate business strategy, individual performance and, where applicable, the NEO's individual business unit. The table below sets forth the 2015 AIP Incentive bonus performance criteria from which different goals were selected for each NEO. The assessment of each of the performance criteria, other than the Adjusted Free Cash Flow and Adjusted EBITDA performance criteria, is entirely at the discretion of the Compensation Committee.

Goal	Assessment Criteria	Applicability

Adjusted Free Cash Flow(1)(2)	• Target is $1,169 million	Gutierrez, Andrews, Dehne, Hill, Killinger, Crane

Adjusted EBITDA(1)(3)	• Target is $3,333 million	Gutierrez, Andrews, Dehne, Hill, Killinger, Crane

NRG Business	• NRG Business EBITDA • Safety performance • Environmental compliance • Execution of 2015 capital projects	Gutierrez, Andrews, Dehne, Hill, Crane

NRG Home	• NRG Home EBITDA • Achieve a high Retail customer satisfaction rate • Growth in number of Retail customers • Growth in number of Home Solar Installations	Andrews, Dehne, Hill, Crane

NRG Renew	• NRG Renew EBITDA • Increase MW of distributed generation projects • Targeted international expansion	Andrews, Dehne, Hill, Crane

Capital Allocation	• Corporate debt to corporate EBITDA ratio • Completion of capital replenishment projects	Crane, Andrews (included in Andrews' individual annual goals)

Individual		Applicable to Gutierrez, Andrews, Dehne, Hill, Killinger, Crane

(1)
Our Statement of Operations and Statement of Cash Flows are found in Item 15 — Consolidated Financial Statements to our Form 10-K.

(2)
Cash Flow from Operations, excluding changes in nuclear decommissioning trust liability and changes in collateral deposits supporting energy risk management activities, less maintenance and environmental capital expenditures (net of financings) and including net payments to settle acquired derivatives that include financing elements and purchases and sales of emission allowances.

(3)
Net Income before Interest Expense, Income Tax, Depreciation and Amortization (EBITDA), as further adjusted for certain non-recurring items and to exclude mark-to-market movements of economic hedges since a portion of these forward sales and purchases are not afforded cash flow hedge accounting treatment.

  Weighting of AIP Incentive Bonus Performance Criteria

        The following charts depict the 2015 weighted performance criteria and results for each NEO.

As discussed previously, the Compensation Committee reduced the 2015 AIP awards made to the Company's NEOs. With the exception of Ms. Killinger, who was an SVP during 2015, and who oversaw the Retail business through its historic performance level, all NEOs received below-target AIP awards in 2015.

As the COO, Mr. Gutierrez's AIP incentive bonus performance goals focus on the success of NRG Business, which the Compensation Committee funded at target for 2015. As previously mentioned, Mr. Gutierrez became President and CEO on December 3, 2015. Mr. Gutierrez's AIP incentive award was determined based on his performance as COO.

As the CFO, CAO, and General Counsel, Mr. Andrews, Ms. Dehne, and Mr. Hill, respectively, were compensated based on a combination of corporate and overall business results. As noted above, the Compensation Committee assessed NRG Business performance at target. NRG Home and NRG Renew were each assessed at 50% of target. For the CFO, individual performance included our 2015 capital allocation strategy.

As the Senior Vice President, Retail, Ms. Killinger's 2015 AIP was driven largely by overall company performance of adjusted Free Cash Flow and adjusted EBITDA. Given the record performance of Retail in 2015, Ms. Killinger was awarded 165% of her individual performance component.

As the CEO, Mr. Crane's AIP incentive bonus performance goals included all the key components of our 2015 corporate strategy: NRG Business, NRG Home, NRG Renew, and capital allocation, as well as an individual component. The Compensation Committee used its discretionary authority to disallow Mr. Crane any AIP funding for any of these components.

        2015 AIP Incentive Bonuses

        As noted above, for 2015, the AIP Gate was $875 million, the Consolidated Adjusted Free Cash Flow target was $1,169 million and the Consolidated Adjusted EBITDA goal was $3,333 million. For 2015, the AIP Gate was surpassed, the Consolidated Adjusted Free Cash Flow was above threshold at $1,046 million, and the Consolidated Adjusted EBITDA was above target at $3,444 million. For 2015 the Compensation Committee determined that, given the weak TSR performance and despite strong financial and strategic performance, Executive Vice Presidents should receive a reduction in their AIP Incentive bonuses. The Compensation Committee exercised its discretion by reducing the individual performance metric to 0% for all EVP-level NEOs.

        The AIP Incentive bonuses paid to each of the NEOs for 2015 were:

Named Executive Officer	Percentage of Annual Base Salary (%)	Percent of Target Achieved (%)	Annual Incentive Payment ($)

Mauricio Gutierrez	81.8%	81.8%	525,613

Kirkland Andrews	73.5%	73.5%	472,570

David R. Hill	55.1%	73.5%	275,625

Tanuja Dehne	55.1%	73.5%	289,406

Elizabeth Killinger	89.0%	118.6%	412,283

David Crane	66.9%	53.5%	869,375

Long-Term Incentive Compensation

        We believe that equity awards directly align our NEOs' interests with those of our stockholders. Beginning in 2012, we granted to our NEOs a combination of RSUs and performance-based MSUs. To enhance the performance orientation of the program, the large majority of long-term incentive (67%) is delivered using MSUs. Although a critical component of our long-term design due to the retention aspects of the award, an RSU comprises only 33% of an NEO's grant date award opportunity. We believe that our AIP appropriately focuses our executive team on shorter-term (one-year) financial metrics while our LTIP emphasizes long-term stockholder value creation (i.e. TSR). Therefore, our equity awards, regardless of form, are not based on internal financial or operational metrics but instead directly linked to our multi-year TSR.

        Market Stock Units — Each MSU represents the potential to receive common stock after the completion of three years of service from the date of grant based on absolute NRG stock price change (plus dividends) versus the baseline. The formula used to calculate the number of shares of common stock to be paid as of the vesting date for each MSU is as follows:

"TSR Multiplier" is the 20-trading day average closing price on the vesting date divided by the 20-trading day average closing price on the grant date, taking into account any dividends issued during the performance period, presumed reinvested as of the ex-dividend date.

        To reinforce the performance nature of the MSU award, the Compensation Committee included a threshold level of performance and a maximum level of performance applicable to the "TSR Multiplier." For awards granted prior to January 2014, the TSR Multiplier will default to "0" if TSR falls more than 50% (threshold), meaning the NEO receives no shares. For awards granted in January 2014 and thereafter, in response to investor feedback, the NEO will not receive any shares if TSR falls more than 25%. Conversely, with respect to all MSU awards, the multiplier will default to "2" if TSR increases 100% or more from the original value at grant date (maximum or cap), meaning the NEO receives two times the number of shares. If the TSR Multiplier results in a number between 0.75 (for awards made in January 2014 and thereafter) and 2.0, the shares awarded are interpolated.

        Another critical aspect to the performance nature of the MSU design is the "valuation premium" associated with the award. As an MSU is linked to absolute TSR, NRG uses a Monte Carlo valuation, as determined by Radford/Aon Hewitt, an independent third party, to appropriately assess the grant date fair value (cost) of the award, similar to how a company may rely on Black-Scholes to value the grant date fair value of a stock option. According to this valuation, the design of NRG's MSUs result in a premium of over 10% for each share granted, whereas no premium would be assigned to a time-based restricted stock award. In other words, an MSU is much less valuable to the participant at target, below target levels, and even slightly above target levels. The structure of an MSU allows for significant realized value to the recipient only if NRG's stock performs well as a result of an executive's leadership and sustains that performance over time. Thus, in addition to the built-in performance-based nature of these awards, MSUs are even more tied to performance due to the embedded "valuation premium" attributable to the award.

        The line graph below illustrates these key design concepts associated with an MSU and its future impact. For illustrative purposes, the line graph below depicts Mr. Gutierrez's 2016 MSU award. This MSU award is most illustrative of these MSU design concepts because the performance period of this

MSU award is the three year period ending on December 31, 2018, during which time Mr. Gutierrez will have served as our CEO. Mr. Gutierrez's 2016 MSU award includes an embedded valuation premium that requires a 18.4% TSR return over the three-year period after the grant to reach the target grant value that the Compensation Committee sought to deliver at the grant date (i.e., $3.2 million). Furthermore, the leverage within the MSU design results in sharp declines in realized value when TSR drops below the original grant price. For example, if NRG's TSR declines 15% during the three-year period after the grant, the value of Mr. Gutierrez's MSU award will decline by 47%, reflecting the Compensation Committee's view that poor performance should result in a significant reduction in compensation, and that the ability to achieve meaningful upside opportunity should be limited to only those situations where performance is exceptional. Additionally, if TSR drops more than 25% at the end of the three-year period, the MSU award is forfeited completely. We believe this design is another example of our pay-for-performance approach to compensation and intense focus on absolute value creation for our stockholders.

Market Stock Unit Performance Design

        Restricted Stock Units — Each RSU represents the right to receive one share of common stock after the completion of three years of service from the date of grant. Given the volatility in our industry, we have found that the use of "cliff" vesting on our RSUs ensures that executives are focused on long-term value creation while supporting the Company's need to attract and retain executives during all market conditions. Occasionally, the Compensation Committee will use alternate RSU vesting periods, but only on an exception-basis, such as for a new-hire with a specific skill set or to serve as an enhanced retention tool. In 2015, NEOs received RSUs with our traditional three-year cliff vesting approach.

        Range of LTIP compensation — The aggregate value of equity awards granted to each NEO for fiscal year 2015 was based on a review of the grant date fair value of equity grants made to NEOs in our peer group, expressed as a percentage of base salary. Pay Governance provided equity benchmark data for the peer group and provided recommendations as a percentage of base salary to the Compensation Committee. Our practice is to issue annual equity awards on the first business day of the calendar year. For fiscal year 2015, the grant date was January 2, 2015. The closing price per share of the Company's stock on the grant date was $27.50 per share.

Bonus Compensation

        In 2015, Mr. Crane received an award from the unallocated portion of the bonus pool under the NRG Solar Long-Term Incentive Plan (Solar LTI Plan) Mr. Crane was not a participant in the plan; however, given his role in supporting the formation of our solar development team at that time, the Compensation Committee used its discretion in April 2015 to provide Mr. Crane with an award similar to those received by participants in the Solar LTI Plan. The remaining portion of the award was part of his severance arrangement as further described below under "Severance Agreement."

Clawbacks

        The Company has a "clawback" policy with regard to awards made under the AIP and LTIP in the case of a material financial restatement, including a restatement that was the result of employee misconduct, or in the case of fraud, embezzlement or other serious misconduct that was materially detrimental to the Company. The Compensation Committee retains discretion regarding application of the policy. The policy is incremental to other remedies that are available to the Company. In addition to NRG's "clawback" policy, if the Company is required to restate its earnings as a result of noncompliance with a financial reporting requirement due to misconduct, under the Sarbanes-Oxley Act of 2002 (SOX), the CEO and the CFO would also be subject to a "clawback," as required by SOX.

Benefits

        NEOs participate in the same retirement, life insurance, health and welfare plans as other salaried employees of the Company. To generally support more complicated financial planning and estate planning matters, NEOs, other than our Chief Executive Officer, are reimbursed for personal financial services up to $11,815 each year, not including the financial advisor's travel or out-of-pocket expenses. Survey data indicate that this form of benefit is consistent with market practice at the executive level and that $11,815 is a reasonable level of benefit. Pursuant to the terms of his employment agreement entered into in December 2015, described in more detail in the section entitled "Employment Agreements" below, for 2016, Mr. Gutierrez will receive reimbursement of up to $12,000 for personal financial services, additional benefits in the form of term life insurance with a death benefit of $7.75 million, and up to $10,000 for reimbursement of disability insurance premiums. Beginning in 2012, we eliminated all tax gross-ups on perquisites for executive officers.

Potential Severance and Change-in-Control Benefits

        Mr. Gutierrez, pursuant to his employment agreement, and the other NEOs, pursuant to the Company's 2009 Executive Change-in-Control and General Severance Plan (CIC Plan), are entitled to severance payments and benefits in the event of termination of employment under certain circumstances, including following a change-in-control. We choose to pay severance and change-in-control benefits to assist with career transitions of our executives as well as to create an environment that provides for an adequate business transition and knowledge transfer during times of change.

        Change-in-control agreements are considered market practice among publicly-held companies. Most often, these agreements are utilized to encourage executives to remain with the company during periods of extreme job uncertainty. In order to enable a smooth transition during an interim period, change-in-control agreements provide a defined level of security for the executive and the company, enabling a more seamless implementation of a particular acquisition or an asset sale or purchase, and subsequent integration.

        As of the end of 2015, all existing and legacy provisions for the payment of tax gross-ups to NEOs in connection with any excise tax imposed as a result of a change-in-control have been eliminated for all NEOs. Under the CIC Plan, NEOs are entitled to the better of a change-in-control benefit, which shall be limited to $1 less than the amount subject to the excise tax under Section 4999 of the Code, or the full payment that is subject to the excise tax (which is then payable by the NEO).

        For a more detailed discussion, including the quantification of potential payments, please see the section entitled "Severance and Change-in-Control" following the executive compensation tables below.

Severance Agreement

        On January 4, 2016, the Company entered into a General Release (Severance Agreement) with Mr. Crane, the Company's former President and Chief Executive Officer. Mr. Crane's final day of employment with the Company was January 4, 2016. Pursuant to the terms of the Severance Agreement, and upon the release becoming irrevocable on January 11, 2016, Mr. Crane will receive the severance package to which he was entitled pursuant to the terms of his amended and restated employment agreement, dated as of December 4, 2008, with the Company, and the LTIP. Mr. Crane's severance package includes: general severance in the amount of $2,600,000 (two times the base salary), which was paid on January 14, 2016; $869,375 for the 2015 AIP, which was paid on March 11, 2016; $6,500 for the 2016 AIP, payable in March 2017; a forfeiture of all unvested equity, except for the 2015 grant, pursuant to the terms of the Company's LTIP program; full COBRA benefits for 18 months from the date of termination, unless Mr. Crane finds other employment offering similar benefits during the COBRA period; and the solar bonus award of $680,000, payable in May 2016.

Other Matters

Stock Ownership Guidelines

        The Compensation Committee and the Board require the CEO to hold NRG stock with a value equal to 6.0 times his or her base salary until his or her termination. All other NEOs are required, absent a hardship, to hold equity instruments with a value equal to 2.5 times their base salary until their termination. Only vested shares or vested options with an exercise price that is less than the current stock price count towards the ownership multiple. Although the NEOs are not required to make purchases of our common stock to meet their target ownership multiple, NEOs are restricted from divesting any securities until such ownership multiples are attained, absent a hardship. The current stock ownership for NEOs (other than our former CEO) as of December 31, 2015 is shown below:

Named Executive Officer	Target Ownership Multiple	Actual Ownership Multiple

Mauricio Gutierrez	6.0x	4.4x

Kirkland Andrews	2.5x	4.1x

David R. Hill	2.5x	0.3x

Tanuja Dehne	2.5x	1.2x

Elizabeth Killinger	2.5x	1.3x

Dilution and Run Rate

        NRG and the Compensation Committee work to ensure that NRG's equity awards balance both the interests of stockholders in controlling dilution and NRG's business need to attract, motivate, and retain the level of executive talent required to execute NRG's business strategy. Observing dilution rates help stockholders understand the potential dilution to which they may be subject as a result of outstanding equity compensation awards. The dilution interests are tracked by way of:

  •
  Dilution rate — outstanding non-qualified stock options (NQSOs), RSUs and MSUs plus additional shares reserved for future grant — divided by shares outstanding; and

  •
  Run rate — number of MSUs and RSUs actually distributed in 2015 divided by shares outstanding.

        Our potential dilution rate at the end of 2015 was approximately 4.82% on a fully diluted basis, with an actual dilution rate of 2.04% reflecting shares granted and outstanding at year-end (but excluding shares reserved for future grant). This calculation is not net of forfeitures and cancellations. NRG's three-year run rate was 0.63%, calculated on a fully diluted basis. In 2012, the Compensation Committee replaced the NQSOs and PUs with MSUs, further aligning incentive compensation with TSR and reducing the potential dilution rate.

Tax and Accounting Considerations

        The Compensation Committee has considered the implications of Section 162(m) of the Code, which precludes us (as a public company) from taking a tax deduction for individual compensation in excess of $1 million for any of the NEOs, subject to certain exemptions. The Compensation Committee has also considered the exemptions to such limitation, which are also provided in Section 162(m) and specifically the exemption for compensation that is "performance-based" within the meaning of Section 162(m). The Compensation Committee believes tax deductibility of compensation is an important consideration and, where possible and considered appropriate, intends to preserve the deductibility of compensation to NEOs under Section 162(m). However, the Compensation Committee also believes that it is important to retain flexibility in designing compensation programs, and as a result, has not adopted a policy that any particular amount of compensation must be deductible to NRG under Section 162(m). The Compensation Committee also takes into account tax consequences to NEOs in designing the various elements of our compensation program, such as designing the terms of awards to defer immediate income recognition in accordance with Section 409A of the Code. The Compensation Committee remains informed of the accounting implications of its compensation programs, however, and approves programs based on their total alignment with our strategy and long-term goals.

Compensation Tables

Summary Compensation Table
Fiscal Year Ended December 31, 2015

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Mauricio Gutierrez	2015	664,624	—	1,285,914	—	525,613	—	26,763	2,502,914
President and Chief	2014	623,977	—	1,248,457	—	1,389,833	—	33,372	3,295,639
Executive Officer	2013	624,659(3)	—	1,229,557	—	1,267,993	—	29,568	3,151,777

Kirkland Andrews	2015	647,177	—	1,285,914	—	472,570	—	20,607	2,426,268
Executive Vice President	2014	623,977	—	1,248,457	—	1,143,114	—	20,646	3,036,194
and Chief Financial	2013	626,192(3)	100,000(4)	1,229,557	—	1,016,256	—	20,887	2,992,892
Officer

David R. Hill	2015	499,294	—	1,000,003	—	275,625	—	30,215	1,805,137
Executive Vice President	2014	476,887	—	954,127	—	782,609	—	24,307	2,237,930
and General Counsel	2013	479,039(3)	—	939,767	—	754,741	—	42,470	2,216,017

Tanuja Dehne(5)	2015	495,769	—	899,987	—	289,406	—	13,752	1,698,914
Executive Vice President,
Chief Administrative
Officer and Chief
of Staff

Elizabeth Killinger(6)	2015	460,904	—	899,987	—	412,283	—	16,420	1,789,594
Senior Vice President
and President
NRG Retail

David Crane	2015	1,300,000	680,000(7)	5,525,010	—	869,375	22,816(8)	44,234	8,441,435
Former President and	2014	1,297,577	—	5,524,996	—	3,418,472	50,024(8)	44,200	10,335,269
Chief Executive	2013	1,233,269(3)	—	4,837,720	—	2,856,659	6,762(8)	43,848	8,978,258
Officer

(1)
Reflects base salary earnings.

(2)
Reflects the grant date fair value determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Comparison — Stock Compensation. The assumptions made in these valuations are discussed in our Form 10-K in Item 15 — Consolidated Financial Statements. For performance-based MSUs granted in 2015, if the maximum level of performance is achieved, the fair value will be approximately $3,127,000 for Mr. Gutierrez, $3,127,000 for Mr. Andrews, $2,432,000 for Mr. Hill, $2,188,000 for Ms. Dehne, $2,188,000 for Ms. Killinger and $13,434,000 for Mr. Crane.

(3)
Consists of actual base salary earnings, which include an additional amount as a result of a payroll system adjustment associated with the GenOn merger that created an additional week's pay period that was captured in 2013.

(4)
Pursuant to his offer of employment, Mr. Andrews received a sign on bonus of $100,000 within thirty days of his start date and $100,000 on each of the first and second anniversaries of his start date.

(5)
Ms. Dehne first became an NEO for the 2015 fiscal year. Ms. Dehne was promoted to Executive Vice President, Chief Administrative Officer and Chief of Staff on July 29, 2015.

(6)
Ms. Killinger first became an NEO for the 2015 fiscal year. Effective as of February 2, 2016, Ms. Killinger was promoted to Executive Vice President and President, NRG Retail.

(7)
Reflects payment of solar bonus award to Mr. Crane.

(8)
Amount attributable to change in actuarial present value of Mr. Crane's benefit under the NRG Pension Plan for Non-Bargained Employees.

        The amounts provided in the Non-Equity Incentive Plan Compensation column represent values earned under NRG's 2015, 2014 and 2013 AIP payable in March 2016, March 2015, and March 2014, respectively. NEOs were provided the opportunity to earn a cash incentive payment based on the attainment of certain pre-established Company and individual goals for fiscal years 2015, 2014 and 2013. The performance criteria and weight given to each NEO are described in detail in the CD&A. In addition, for 2014 and 2013 the Compensation Committee established the AIP Synergy bonus to reward NEOs for the successful integration of GenOn's operations with the Company which was based on the achievement of operational synergies as of December 31, 2014, and cost synergies as of December 31, 2013. The Company achieved $215 million of GenOn-related operational synergies in 2014 and $222 million in cost savings in 2013. The AIP payments reflect this strong performance and execution of Company strategy, including the GenOn cost savings and operational synergies. The dollar amounts in the table represent payouts for actual 2014, 2013 and 2012 Company performance.

        Only one NEO, David Crane, participated in the NRG Pension Plan for Non-Bargained Employees, which was closed to new employees hired on or after December 5, 2003. The values shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the 2015, 2014 and 2013 year-over-year increases in the value of the defined benefit pension plan.

        The amounts provided in the All Other Compensation column represent the additional benefits payable by NRG and include insurance benefits, the employer match under the Company's 401(k) plan, relocation expenses, financial counseling services up to $11,815, not including the financial advisor's travel or out-of-pocket expenses, and the amount payable under NRG's all-employee discretionary contribution to the 401(k) plan. Beginning in 2009, the Company eliminated tax gross-ups with respect to the financial services, and beginning in 2012, the Company eliminated all gross-ups on perquisites for executive officers. The following table identifies the additional compensation for each NEO.

Name	Year	Life Insurance Reimbursement ($)	Disability Insurance ($)	Financial Advisor Services ($)	401(k) Employer Matching Contribution ($)	401(k) Discretionary Contribution ($)	Relocation Expenses ($)	Total Taxable Grossed up Expenses ($)(1)	Total ($)

Mauricio Gutierrez	2015	—	—	11,869	7,094	7,800	—	—	26,763
	2014	—	—	11,815	13,906	7,650	—	—	33,371
	2013	—	—	11,868	10,200	7,500	—	—	29,568

Kirkland Andrews	2015	—	—	2,136	10,671	7,800	—	—	20,607
	2014	—	—	2,727	10,268	7,650	—	—	20,645
	2013	—	—	3,187	10,200	7,500	—	—	20,887

David R. Hill	2015	—	—	11,815	10,600	7,800	—	—	30,215
	2014	—	—	6,257	10,400	7,650	—	—	24,307
	2013	—	—	11,323	7,650	4,013	19,484	—	42,470

Tanuja Dehne	2015	—	—	—	5,952	7,800	—	—	13,752

Elizabeth Killinger	2015	—	—	—	8,620	7,800	—	—	16,420

David Crane	2015	11,868	10,000	11,869	10,497	—	—	—	44,234
	2014	11,867	10,000	11,815	10,518	—	—	—	44,200
	2013	11,935	10,000	11,913	10,000	—	—	—	43,848

(1)
Beginning in 2012, the Company eliminated all gross-ups on perquisites for executive officers.

 Grants of Plan-Based Awards
Fiscal Year Ended December 31, 2015

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option

Name	Award Type	Grant Date	Approval Date	Threshold(1) ($)	Target(2) ($)	Maximum(3) ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Awards ($)(4)

Mauricio Gutierrez	AIP Incentive	—	—	321,476	642,952	1,285,904	—	—	—	—	—
	MSU	1/2/2015	—	—	—	—	21,319	28,425	56,850	—	861,562
	RSU	1/2/2015	—	—	—	—	—	—	—	15,431	424,352

Kirkland Andrews	AIP Incentive	—	—	321,476	642,952	1,285,904	—	—	—	—	—
	MSU	1/2/2015	—	—	—	—	21,319	28,425	56,850	—	861,562
	RSU	1/2/2015	—	—	—	—	—	—	—	15,431	424,352

David R. Hill	AIP Incentive	—	—	187,500	375,000	750,000	—	—	—	—	—
	MSU	1/2/2015	—	—	—	—	16,579	22,105	44,210	—	670,003
	RSU	1/2/2015	—	—	—	—	—	—	—	12,000	330,000

Tanuja Dehne	AIP Incentive	—	—	196,875	393,750	787,500	—	—	—	—	—
	MSU	1/2/2015	—	—	—	—	14,921	19,894	39,788	—	602,987
	RSU	1/2/2015	—	—	—	—	—	—	—	10,800	297,000

Elizabeth Killinger	AIP Incentive	—	—	173,812	347,625	695,250	—	—	—	—	—
	MSU	1/2/2015	—	—	—	—	14,921	19,894	39,788	—	602,987
	RSU	1/2/2015	—	—	—	—	—	—	—	10,800	297,000

David Crane	AIP Incentive	—	—	812,500	1,625,000	3,250,000	—	—	—	—	—
	MSU	1/2/2015	—	—	—	—	91,598	122,130	244,260	—	3,701,760
	RSU	1/2/2015	—	—	—	—	—	—	—	66,300	1,823,250

(1)
Threshold non-equity incentive plan awards include annual incentive plan threshold payments, as presented in the CD&A.

(2)
Target non-equity incentive plan awards include annual incentive plan target payments, as presented in the CD&A.

(3)
Maximum non-equity incentive plan awards include annual incentive plan maximum payments, as presented in the CD&A.

(4)
The assumptions made in these valuations are discussed in our Form 10-K in Item 15 — Consolidated Financial Statements.

2015 Annual Incentive Plan

        NEOs were provided the opportunity to earn an AIP Incentive bonus based on the attainment of certain pre-established Company and individual goals for fiscal year 2015. The performance criteria and weight given to each are described in detail in the CD&A. The dollar amount of the possible AIP Incentive bonus payouts for achieving the threshold, target or maximum levels of performance during the fiscal year 2015 are shown in the above table. If the Company is required to prepare an accounting restatement because it is in material noncompliance with any financial reporting requirements, then any NEO who has received a payment under the AIP may be required to reimburse the Company for all or a portion of the payment (commonly referred to as a clawback).

2015 Long-Term Equity Incentives

        Beginning in 2012, the long-term equity incentive grants to NEOs consisted of RSUs and MSUs. In prior years, the NEOs were provided long-term incentives through grants of: (a) NQSOs; (b) RSUs; and (c) performance units (PUs). Consistent with our policy, these awards were granted to NEOs as of the first business day of the fiscal year, i.e. January 2, 2015. In February 2014, the Compensation Committee approved a change to awards made under the LTIP so that the awards no longer contain a "single trigger" provision. For equity awards made after February 2014, a "double trigger" provision will apply, meaning the vesting of the awards will not accelerate unless there is a termination of employment in connection with a change-in-control.

        Each MSU represents the potential to receive common stock after the completion of three years of service from the date of grant based on absolute NRG stock price change (plus dividends) versus the baseline. The formula used to calculate the number of shares of common stock to be paid as of the vesting date for each MSU is as follows: the "TSR Multiplier" times the target MSUs on the date of grant equals the actual number of MSUs earned at the end of the period. The TSR Multiplier is the 20-trading date average closing price on the vesting date divided by the 20-trading day average closing price on the grant date, taking into account any dividends issued during the performance period, presumed reinvested as of the ex-dividend date. For MSUs granted prior to January 2014, the TSR Multiplier will default to "0" if TSR falls more than 50% (threshold), meaning the NEO receives no shares. For MSUs awarded in January 2014 and thereafter, the Compensation Committee increased the threshold to 75%, so that if TSR falls by more than 25%, the NEO will not receive any shares. Conversely, for all awards, the multiplier will default to "2" if TSR is 200% or more from the original value at grant date (maximum or cap), meaning the NEO receives two times the number of shares. If the TSR Multiplier results in a number between 0.5 (for awards prior to January 2014), or 0.75 (for awards made in January 2014 and thereafter), and 2.0, the shares awarded are interpolated. Upon a change-in-control with respect to MSUs granted prior to February 2013, the MSU award vests in full and the common stock underlying the MSU shall be issued and delivered to the NEO. Any unvested portion of the MSU award is forfeited if the NEO's employment is terminated for any reason other than death of the NEO, and beginning with 2015 MSU awards, a qualifying disability, or a qualifying retirement, including, without limitation, termination of service as a result of voluntary resignation or termination for cause. In the event of a termination of service by reason of death or a qualifying disability, whereby the NEO's employment is terminated due to a total and permanent disability, the MSU award will vest in full and the common stock underlying the award will be immediately issued to the NEO or in the case of death, the NEO's legal representatives, heirs, legatees, or distributees. A qualifying retirement occurs in the event that an NEO, who is at least 55 years of age at the time of retirement, retires with more than 10 years of service to the Company. In such event, the unvested portion of an MSU will continue to vest according to the vesting schedule, if the retirement occurs more than 12 months after the grant date.

        Each RSU represents the right to receive one share of common stock as of the vesting date for the award. RSUs granted in 2013 will become 100% vested as of the third anniversary of the date of grant, provided the NEO is still employed with the Company as of that date. Upon a change-in-control with respect to RSUs granted prior to February 2013, the RSU award vests in full and the common stock underlying the RSU shall be issued and delivered to the NEO. Any unvested portion of the RSU award is forfeited if the NEO's employment is terminated for any reason other than death of the NEO, and beginning with 2015 RSU awards, a qualifying disability, or a qualifying retirement, including, without limitation, termination of service as a result of voluntary resignation or termination for cause. In the event of a termination of service by reason of death or a qualifying disability, whereby the NEO's employment is terminated due to a total and permanent disability, the RSU award will vest in full and the common stock underlying the award will be immediately issued to the NEO or in the case of death, the NEO's legal representatives, heirs, legatees, or distributees. A qualifying retirement occurs in the event that an NEO, who is at least 55 years of age at the time of retirement, retires with more than 10 years of service to the Company. In such event, the unvested portion of an RSU will continue to vest according to the vesting schedule, if the retirement occurs more than 12 months after the grant date.

        Each NQSO represents the right to purchase one share of common stock at a price equal to the fair market value of the stock determined as of the date of grant. Except for NQSOs granted between 2006 and 2009, which have a term of 6 years, all NQSOs have a term of 10 years and vest in equal annual installments over a three year vesting schedule. The NQSO is forfeited if the NEO's employment is terminated for any reason other than a change-in-control, death, disability or retirement. Upon a change-in-control with respect to NQSOs granted before February 2013, all NQSOs shall vest in full and be exercisable until the expiration date. Upon termination of service by reason of death, the NQSOs shall vest in full and shall be exercisable by the executor or administrator of participant's estate (or any person to whom the NQSO is transferred by will or the laws of descent and distribution) until the earlier of the expiration date or 12 months after the date of such termination of service, and thereafter the NQSOs shall terminate and cease to be exercisable. Upon termination of service by reason of disability or retirement, the participant shall have the right until the earlier of the expiration date and (a) 12 months (if termination of service by reason of disability) or (b) two years (if termination of service by reason of retirement) after the date of such termination of service to exercise only that portion of the NQSOs that was exercisable as of the date of such termination of service, and thereafter the option shall terminate and cease to be exercisable.

 Outstanding Equity Awards at Fiscal Year-End
Fiscal Year Ended December 31, 2015

	Option Awards				Stock Awards

	Number of Securities	Number of Securities			Number of Shares or	Market Value of shares or	Equity Incentive Plan Awards

Name	Underlying Unexercised Options (#) Exercisable	Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Units of Stock that Have Not Vested (#)	Units of Stock that Have Not Vested ($)	Number of Unearned Shares that Have Not Vested (#)	Market Value of Unearned Shares that Have Not Vested ($)(1)

Mauricio Gutierrez	—	—	—	—	47,546(2)	559,616	84,488(3)	643,678

Kirkland Andrews	—	—	—	—	47,546(4)	559,616	84,488(5)	643,678

David R. Hill	—	—	—	—	36,517(6)	429,805	64,976(7)	496,412

Tanuja Dehne	7,500	—	23.87	1/4/2020	23,734(8)	279,349	42,569(9)	365,682
	11,800	—	19.83	1/3/2021	—	—	—	—

Elizabeth Killinger	4,500	—	23.87	1/4/2020	24,062(10)	283,210	43,038(11)	364,140
	14,200	—	19.83	1/3/2021	—	—	—	—

David Crane	149,100	—	23.87	1/4/2020	199,795(12)	2,351,587	355,554(13)	2,805,427
	183,200	—	19.83	1/3/2021	—	—	—	—

(1)
Assumes achievement at target award levels for 2014 and 2015 MSU awards as discussed in the CD&A. As the TSR fell more than 50% over the three-year period after the grant date for the 2013 MSU awards, the 2013 MSU awards have no payout value.

(2)
This amount represents 17,700 RSUs that will vest on January 2, 2016, 14,415 RSUs that will vest on January 2, 2017, and 15,431 RSUs that will vest on January 2, 2018.

(3)
This amount represents 29,800 MSUs that were eligible to vest on January 2, 2016 but did not vest due to the decline in TSR, 26,263 MSUs that will vest on January 2, 2017, and 28,425 MSUs that will vest on January 2, 2018.

(4)
This amount represents 17,700 RSUs that will vest on January 2, 2016, 14,415 RSUs that will vest on January 2, 2017, and 15,431 RSUs that will vest on January 2, 2018.

(5)
This amount represents 29,800 MSUs that were eligible to vest on January 2, 2016 but did not vest due to the decline in TSR, 26,263 MSUs that will vest on January 2, 2017, and 28,425 MSUs that will vest on January 2, 2018.

(6)
This amount represents 13,500 RSUs that will vest on January 2, 2016, 11,017 RSUs that will vest on January 2, 2017, and 12,000 RSUs that will vest on January 2, 2018.

(7)
This amount represents 22,800 MSUs that were eligible to vest on January 2, 2016 but did not vest due to the decline in TSR, 20,071 MSUs that will vest on January 2, 2017, and 22,105 MSUs that will vest on January 2, 2018.

(8)
This amount represents 6,800 RSUs that will vest on January 2, 2016, 6,134 RSUs that will vest on January 2, 2017, and 10,800 RSUs that will vest on January 2, 2018.

(9)
This amount represents 11,500 MSUs that were eligible to vest on January 2, 2016 but did not vest due to the decline in TSR, 11,175 MSUs that will vest on January 2, 2017, and 19,894 MSUs that will vest on January 2, 2018.

(10)
This amount represents 7,200 RSUs that will vest on January 2, 2016, 6,062 RSUs that will vest on January 2, 2017, and 10,800 RSUs that will vest on January 2, 2018.

(11)
This amount represents 12,100 MSUs that were eligible to vest on January 2, 2016 but did not vest due to the decline in TSR, 11,044 MSUs that will vest on January 2, 2017, and 19,894 MSUs that will vest on January 2, 2018.

(12)
This amount represents 69,700 RSUs that will vest on January 2, 2016, 63,795 RSUs that will vest on January 2, 2017, and 66,300 RSUs that will vest on January 3, 2018.

(13)
This amount represents 117,200 MSUs that were eligible to vest on January 2, 2016 but did not vest due to the decline in TSR, 116,224 MSUs that will vest on January 2, 2017, and 122,130 MSUs that will vest on January 2, 2018.

Option Exercises and Stock Vested
Fiscal Year Ended December 31, 2015

	Option Awards		Stock Awards

Name	Number of shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Mauricio Gutierrez	—	—	20,700(2)	569,250
	—	—	53,127(3)	1,460,993

Kirkland Andrews	—	—	22,000(4)	605,000
	—	—	56,514(5)	1,554,135

David R. Hill	—	—	—	—

Tanuja Dehne	9,000	34,740(6)	6,900(7)	189,750
	—	—	17,709(8)	486,998

Elizabeth Killinger	1,528	9,596(9)	6,900(10)	189,750
	7,972	45,698(11)	17,709(12)	486,998

David Crane	257,300	993,178(13)	88,900(14)	2,444,750
	—	—	228,213(15)	6,275,858

(1)
Awards vested on January 3, 2015. As January 3, 2015 was not a trading day, the values are based on a share price of $27.50 on January 2, 2015.

(2)
Represents 20,700 RSUs granted on January 3, 2012 with 100% vesting on January 3, 2015.

(3)
Represents 34,500 MSUs granted on January 3, 2012 with 100% vesting on January 3, 2015 and final performance factor of 154%.

(4)
Represents 22,000 RSUs granted on January 3, 2012 with 100% vesting on January 3, 2015.

(5)
Represents 36,700 MSUs granted on January 3, 2012 with 100% vesting on January 3, 2015 and final performance factor of 154%.

(6)
Represents 9,000 options with an exercise price of $23.64 per share, exercised on January 2, 2015 at $27.50 per share.

(7)
Represents 6,900 RSUs granted on January 3, 2012 with 100% vesting on January 3, 2015.

(8)
Represents 11,500 MSUs granted on January 3, 2012 with 100% vesting on January 3, 2015 and final performance factor of 154%.

(9)
Represents 1,528 options with an exercise price of $20.15 per share, exercised on May 12, 2015 at $26.43 per share.

(10)
Represents 6,900 RSUs granted on January 3, 2012 with 100% vesting on January 3, 2015.

(11)
Represents 7,972 options with an exercise price of $20.15 per share, exercised on May 12, 2015 at $25.88 per share.

(12)
Represents 11,500 MSUs granted on January 3, 2012 with 100% vesting on January 3, 2015 and final performance factor of 154%.

(13)
Represents 257,300 options with an exercise price of $23.64 per share, exercised on January 2, 2015 at $27.50 per share.

(14)
Represents 88,900 RSUs granted on January 3, 2012 with 100% vesting on January 3, 2015.

(15)
Represents 148,200 MSUs granted on January 3, 2012 with 100% vesting on January 3, 2015 and final performance factor of 154%.

 Pension Benefits
Fiscal Year Ended December 31, 2015

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)

Mauricio Gutierrez	—	—	—

Kirkland Andrews	—	—	—

David R. Hill	—	—	—

Tanuja Dehne	—	—	—

Elizabeth Killinger	—	—	—

David Crane	NRG Pension Plan for Non-Bargained Employees	12.0833	324,632

        The NRG Pension Plan for Non-Bargained Employees provides qualified retirement income benefits to most NRG employees who were hired prior to December 5, 2003. The plan was closed to new employees on that date as required by the creditors during the financial restructuring of the Company. Mr. Crane was the only NEO eligible to receive benefits under this plan. He is covered under the pension equity formula under the plan which provides a lump sum benefit equal to 10% of the participant's four-year final average pay times years of credited service. Annual pension earnings include base pay and incentives but are capped by the Internal Revenue Service (IRS) qualified plan pay limit each year. For example, the 2015 pay limit was $265,000. Pension benefits become 100% vested after three years of service and a participant may retire as early as age 55, with 10 years of service. Mr. Crane may elect to receive his accrued benefit as a one-time lump sum payment or as an actuarial equivalent monthly annuity. Actuarial equivalent annuities are determined using Code Section 417(e) interest rates and the IRS mortality table effective for September of the year preceding the year of the annuity start date, for the year in which the benefit is paid. For additional information on the assumptions used in calculating the present value of the accumulated benefit under the plan, see Item 15, Consolidated Financial Statements in our Form 10-K.

Non-Qualified Deferred Compensation
Fiscal Year Ended December 31, 2015

Named	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)

Mauricio Gutierrez	—	—

Kirkland Andrews	—	—

David R. Hill	—	—

Tanuja Dehne	—	—

Elizabeth Killinger	—	—

David Crane	(578,996)	448,931

        Non-qualified deferred compensation reported in the above table was awarded in 2005 in the form of deferred stock units (DSUs). No additional deferred compensation awards have been made since 2005. The DSUs reflected above are fully vested and will be paid in the form of stock six months following Mr. Crane's termination of employment, or in July 2016. While no further non-qualified deferred compensation awards are anticipated, the Compensation Committee may choose to revisit this approach in the future.

Employment Agreements

        Mr. Gutierrez serves as the President and Chief Executive Officer of the Company pursuant to the terms of an employment agreement with the Company effective December 3, 2015. The term of the employment agreement will continue until the date that Mr. Gutierrez's employment is terminated by either party.

        Effective December 3, 2015 through December 31, 2016, the employment agreement provides for an annual base salary of $1,125,000. For each annual period thereafter, Mr. Gutierrez's base salary will be reviewed and may be increased by the Board. The Board may decrease Mr. Gutierrez's base salary solely in the case of an across the board adjustment for senior executives, but not in excess of the same percentage as other senior executives as a group. Mr. Gutierrez's actual base salary earnings for 2014, as Executive Vice President and Chief Operating Officer of the Company, were $623,977, and for 2015, as Executive Vice President and Chief Operating Officer of the Company from January 1, 2015 through December 2, 2015 and as President and Chief Executive Officer of the Company from December 3, 2015 through December 31, 2015, were $664,624. Pursuant to the terms of the employment agreement, for the 2016 fiscal year, Mr. Gutierrez is eligible to receive an annual incentive award with a target amount of up to 125% of his base salary earnings, and an additional maximum incentive award with a target amount of up to 125% of his base salary earnings, each based upon the achievement of criteria determined at the beginning of the fiscal year by the Board with input from Mr. Gutierrez.

        The employment agreement also provides that Mr. Gutierrez is eligible to participate in the Company's LTIP in accordance with its terms. For the 2016 fiscal year, Mr. Gutierrez's target LTIP is 425% of his base salary (2016 LTIP Award). Mr. Gutierrez is also entitled to health, welfare and retirement benefits, term life insurance of $7.75 million, five weeks paid vacation, and coverage under the Company's director and officer liability insurance coverage, in addition to reimbursement of reasonable business expenses, financial planning expenses, and disability insurance premiums. Mr. Gutierrez's employment agreement also entitles him to certain severance payments and benefits in the event his employment terminates under certain circumstances. These severance payments and benefits are described and quantified under the section "Severance and Change-in-Control" below. In addition, under the employment agreement, the Company has agreed to indemnify Mr. Gutierrez against any claims arising as a result of his position with the Company to the maximum extent permitted by law.

        The Company has not entered into employment agreements with NEOs other than Mr. Gutierrez.

Severance and Change-in-Control

        Mr. Gutierrez, pursuant to his employment agreement, and the other NEOs, pursuant to the CIC Plan are entitled to certain severance payments and benefits in the event of termination of employment under certain circumstances.

        In the event Mr. Gutierrez's employment with the Company is terminated by the Company "without cause" or by Mr. Gutierrez for "good reason" (including a reduction on his base salary), Mr. Gutierrez will be entitled to two times his base salary (without regard for any reduction on base salary); 50% of the bonus he would have received upon actual satisfaction of the underlying performance conditions, prorated for the number of days he was employed with the Company in the year of termination; immediate vesting of the 2016 LTIP Award; reimbursement for COBRA benefits continuation cost for 18 months; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay, and retirement benefits.

        In the event Mr. Gutierrez's employment with the Company is terminated by the Company "without cause" or by Mr. Gutierrez for "good reason" (including a reduction on his base salary), each within 24 months following a change-in-control, in lieu of the above severance benefits, Mr. Gutierrez will be entitled to three times the sum of his base salary (without regard for any reduction in base salary) plus his annual target bonus for the year of termination. Mr. Gutierrez will also be entitled to a payment equal to the bonus he would have received upon actual satisfaction of the underlying performance conditions, prorated for the number of days he was employed with the Company in the year of termination; immediate vesting of the 2016 LTIP Award; reimbursement for COBRA benefits continuation cost for 18 months; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay, and retirement benefits.

        In the event Mr. Gutierrez's employment with the Company is terminated due to his death or disability, Mr. Gutierrez (or his estate) will be entitled to receive 50% of the target annual bonus, prorated for the number of days he was employed with the Company in the year of termination; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay and retirement benefits.

        As the Company has eliminated all tax gross-ups for all NEOs, if an excise tax under section 4999 of Internal Revenue Code would be triggered by any payments under the employment agreement or otherwise upon a change in control, the Company will either (a) pay Mr. Gutierrez any amounts subject to section 4999 of the Code (and Mr. Gutierrez will be responsible for the excise tax), or (b) reduce such payments so that no amounts are subject to section 4999 of the Code, whichever results in a better after-tax amount for Mr. Gutierrez (known as the "best net" approach).

        Under each of Mr. Gutierrez's employment agreement and the CIC Plan, the applicable executive agrees not to divulge confidential information or, during and for a period of one year after the termination of the employment agreement, compete with, or solicit the customers or employees of the Company.

        Under the CIC Plan, the NEOs other than Mr. Gutierrez are entitled to a general severance benefit equal to 1.5 times base salary in the event of involuntary termination without cause payable in a lump sum amount and reimbursement for COBRA benefits continuation cost for a period of 18 months.

        The CIC Plan also provides a change-in-control benefit in the event that within 24 months following a change-in-control, NEO employment is either involuntarily terminated by the Company without cause or voluntarily terminated by the executive for good reason. This change-in-control benefit consists of an amount equal to 2.99 times the sum of the executive's base salary plus the annual target incentive for the year of termination, payable in a lump sum amount; an amount equal to the NEO's target bonus for the year of termination, prorated for the number of days during the performance period that the NEO was employed by the Company; and reimbursement for COBRA benefits continuation cost for a period of 18 months. In the event of a change-in-control, all equity granted to the NEOs prior to February 2013 will become fully vested. Vesting of equity awards granted after February 2013 will not accelerate unless the NEO is terminated in connection with the change-in-control.

        In general, under Mr. Gutierrez's employment agreement and the CIC Plan, a "change-in-control" occurs in the event: (a) any person or entity becoming the direct or indirect beneficial owner of 50% or more of the Company's voting stock, (b) directors serving on the Board as of a specified date cease to constitute at least a majority of the Board unless such directors are approved by a vote of at least two-thirds (2/3) of the incumbent directors, provided that a person whose assumption of office is in connection with an actual or threatened election contest or actual or threatened solicitation of proxies including by reason of agreement intended to avoid or settle such contest shall not be considered to be an incumbent director, (c) any reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or other transaction is consummated and the previous stockholders of the Company fail to own at least 50% of the combined voting power of the resulting entity or (d) the stockholders approve a plan or proposal to liquidate or dissolve the Company. An involuntary termination without "cause" means the NEO's termination by the Company for any reason other than the NEO's conviction of, or agreement to a plea of nolo contendere to, a felony or other crime involving moral turpitude, willful failure to perform his duties or willful gross neglect or willful gross misconduct. A voluntary termination for "good reason" means the resignation of the NEO in the event of a material reduction in his compensation or benefits, a material diminution in his title, authority, duties or responsibilities, or the failure of a successor to the Company to assume the CIC Plan. In the case of Mr. Gutierrez only, "good reason" also includes any material failure by the Company to comply with his employment agreement, his removal from the Board, the failure to elect him to the Board during any regular election, or a change in reporting structure of the Company requiring Mr. Gutierrez to report to anyone other than the Board. The amount of compensation payable to each NEO in each circumstance is shown in the table below, assuming that termination of employment occurred as of December 31, 2015, and including payments that would have been earned as of such date. The amounts shown below do not include benefits payable under the NRG Pension Plan for Non-Bargained Employees, the 401(k) plan or DSUs.

Named Executive Officer	Involuntary Termination Not for Cause ($)	Voluntary Termination for Good Reason ($)	Involuntary Not for Cause or Voluntary for Good Reason following a Change in Control ($)	Death or Disability ($)

Mauricio Gutierrez	7,764,845	7,764,845	8,346,285	1,451,155

Kirkland Andrews	994,773	994,773	4,623,228	1,069,506

David R. Hill	780,470	780,470	2,891,276	764,500

Tanuja Dehne	817,970	817,970	3,011,427	624,090

Elizabeth Killinger	795,470	795,470	2,540,965	616,714

David Crane(1)	6,871,744	—	—	—

(1)
As Mr. Crane will not be an NEO for the 2016 fiscal year, the amount above reflects the compensation paid pursuant to the General Release, entered into on January 4, 2016, by the Company and Mr. Crane, and includes the values of the 2015 MSU award, the 2015 RSU award, and the 2005 DSU award on January 4, 2016. Disclosure has not been provided for other scenarios as they no longer can occur.

Director Compensation

        Non-employee directors other than the Non-Executive Chairman and Vice Chairman of the Board, receive total annual compensation of $225,000 for their service as a Board member. Mr. Cosgrove, as Non-Executive Chairman, receives $385,000 in total annual compensation. Mr. Muller, as Vice Chairman of the Board, receives $265,000 in total compensation. Additional annual compensation is provided for certain committee Chair responsibilities. As Chair of the Audit Committee, Mr. Hantke receives an additional $35,000 per year. The Chairs of Board committees other than ad hoc committees and the Audit Committee, i.e., Mr. Young (Compensation Committee), Mr. Silverstein (Finance and Risk Management Committee), Mr. Weidemeyer (Governance and Nominating Committee), Dr. Coben (Home and Renew Committee), and Mr. Hobby (Nuclear Oversight Subcommittee), receive an additional $20,000 per year. As employee directors, Mr. Crane did not receive additional separate compensation for his Board service, and Mr. Gutierrez will not receive such compensation.

        Directors receive approximately 45% of their total annual compensation in the form of cash and the remaining 55% in the form of vested DSUs. In their first year of service, directors receive an additional allocation of 55% of their total annual compensation in the form of vested DSUs and a pro-rata portion of their total annual compensation in cash. Each DSU is equivalent in value to one share of NRG's common stock and represents the right to receive one such share of common stock payable at the time elected by the director, or in the event the director does not make an election with respect to payment, when the director ceases to be a member of the Board. Similar to its competitive assessment on behalf of the NEO population, Pay Governance performed a similar review of director compensation. Results of the review were shared with the Compensation Committee who made a recommendation to the full Board for final approval. The Compensation Committee and Board did not make any changes to director compensation in light of the Company's TSR performance.

Director Compensation
Fiscal Year Ended December 31, 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

E. Spencer Abraham	100,000	133,278	233,278

Kirbyjon H. Caldwell	100,000	135,335	235,335

Lawrence S. Coben	110,000	145,596	255,596

Howard E. Cosgrove	180,000	221,803	401,803

Terry G. Dallas	100,000	138,333	238,333

William E. Hantke	117,500	149,620	267,120

Paul W. Hobby	110,000	135,002	245,002

Edward R. Muller	120,000	154,824	274,824

Anne C. Schaumburg	100,000	133,241	233,241

Evan J. Silverstein	110,000	143,775	253,775

Thomas H. Weidemeyer	110,000	135,002	245,002

Walter R. Young	110,000	135,002	245,002

(1)
Reflects the grant date fair value of DSUs awarded in 2015 determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation-Stock Compensation, the full amount of which is recorded as a compensation expense in the income statement for fiscal year 2015. The grant date fair value was based on the closing price of the Company's common stock, as reported on the NYSE, on the date of grant, which was $25.14 per share of common stock on June 1, 2015.

Also includes the grant date fair value of DERs payable in connection with DSUs paid to directors during the fiscal year ended December 31, 2015.

  The following table sets forth the aggregate number of Stock Awards (DSUs, RSUs and DERs and NQSOs Awards) held by each of the non-employee directors as of December 31, 2015.

Name	Stock Awards	Options Awards

E. Spencer Abraham	17,038	—

Kirbyjon H. Caldwell	37,214	—

Lawrence S. Coben	67,122	—

Howard E. Cosgrove	113,353	—

Terry G. Dallas	25,929	3,516

William E. Hantke	13,251	—

Paul W. Hobby	—	—

Edward R. Muller	20,184	655,871

Anne C. Schaumburg	42,008	—

Evan J. Silverstein	18,147	—

Thomas H. Weidemeyer	34,876	—

Walter R. Young	—	—

All DSUs held by the directors are payable upon termination of service as a Board member, other than the DSUs held by the following directors:

(i)
Mr. Cosgrove, who holds 111,760 DSUs and 1,593 associated DERs, of which 62,942 DSUs and 36 DERs are payable upon his termination of service as a Board member, 26,337 DSUs and 646 DERs are payable in the year following his termination of service as a Board member, 20,443 DSUs and 876 DERs are payable in the second year following his termination of service as a Board member and 2,038 DSUs and 36 DERs are payable in the third year following his termination of service as a Board member;

(ii)
Mr. Dallas, who holds 24,783 DSUs and 1,146 associated DERs, of which 6,196 DSUs and 287 DERs are payable on January 15, 2021, 6,195 DSUs and 286 DERs are payable on January 15, 2022, 6,196 DSUs and 287 DERs are payable on January 15, 2023 and 6,196 DSUs and 287 DERs are payable on January 15, 2024;

(iii)
Mr. Hantke, who holds 12,770 DSUs and 481 associated DERs, of which 5,416 DSUs and 267 DERs are payable on June 1, 2016, 3,520 DSUs and 126 DERs are payable on June 1, 2017, and 2,417 DSUs and 63 DERs are payable on June 1, 2018, and 1,417 DSUs and 25 DERs are payable on June 1, 2019; and

(iv)
Messrs. Hobby and Young elected to convert their DSUs to shares of NRG common stock immediately on the date of grant.

Director Stock Ownership Guidelines

        Directors are required to retain all stock received as compensation for the duration of their service on the Board, although they may sell shares as necessary to cover tax liability associated with the conversion of DSUs to common stock. Exceptions to these requirements may be made by the Board under special circumstances.

AUDIT COMMITTEE REPORT

        The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company's financial reporting process. The Audit Committee's function is more fully described in its charter, which the Board has adopted. The Audit Committee reviews the charter on an annual basis. The Board annually reviews the New York Stock Exchange listing standards' definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that in 2015 two of the three members of the Audit Committee, William E. Hantke and Terry G. Dallas, meet the requirements of an "audit committee financial expert." The Board has further determined that Anne C. Schaumburg meets the "financial literacy" requirements set forth in the listing standards under the New York Stock Exchange.

        Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company's independent registered public accounting firm for the fiscal year 2015, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with Generally Accepted Accounting Principles and auditing the Company's internal control over financial reporting.

        The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2015 with the Company's management and has discussed with KPMG LLP the matters required to be discussed. In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by Statement on the PCAOB Auditing Standard No. 16, as amended, "Communication with Audit Committees." and the Audit Committee has discussed with KPMG LLP their independence. The Audit Committee also reviewed, and discussed with management and KPMG LLP, management's report and KPMG LLP's report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

        Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Audit Committee:
William E. Hantke, Chair Terry G. Dallas Anne C. Schaumburg

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Nonaudit Fees

        The following table presents fees for professional services rendered by KPMG LLP, our principal independent registered public accounting firm, for the years ended December 31, 2015, and December 31, 2014.

	Year Ended December 31,

	2015	2014

	(In thousands)

Audit Fees	$14,476	$14,049

Audit-Related Fees	60	303

Tax Fees	2,032	1,584

All Other Fees	68	32

Total	$16,636	$15,967

Audit Fees

        For 2015 and 2014 audit services, KPMG LLP billed us approximately $14,476,000 and $14,049,000, respectively, for the integrated audit of the Company's consolidated financial statements, internal control over financial reporting, and the review of the Company's quarterly consolidated financial statements on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States), and in connection with subsidiary financial statement audits. The audit fees for 2015 include approximately $2,280,000 of audit fees incurred by NRG Yield and certain of its consolidated subsidiaries, which amounts were paid directly by NRG Yield or such consolidated subsidiary, as applicable.

Audit-Related Fees

        Audit-related fees in 2015 and 2014 primarily consisted of attestation fees for grant applications. For 2015 and 2014, audit-related fees billed to us by KPMG LLP totaled approximately $60,000 and $303,000, respectively. The audit-related fees for 2015 do not include any audit-related fees incurred by NRG Yield or any of its consolidated subsidiaries, as no such fees were incurred with respect to NRG Yield or any of its consolidated subsidiaries.

Tax Fees

        Tax fees relate to services provided for tax compliance, tax planning, advice on mergers and acquisitions, technical assistance, and advice on both domestic and international matters. For 2015 and 2014 tax services, KPMG LLP billed us approximately $2,032,000 and $1,584,000, respectively.

All Other Fees

        All other fees consisted of services provided for an attestation report on the Company's sustainability report in 2015 and 2014 and a training program in 2015. For 2015 and 2014, KPMG LLP billed us approximately $68,000 and $32,000, respectively, for such services.

Policy on Audit Committee Pre-approval

        The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible nonaudit services provided by the independent registered public accounting firm.

        The Audit Committee will annually review and pre-approve services that are expected to be provided by the independent registered public accounting firm. The term of the pre-approval will be 12 months from the date of the pre-approval, unless the Audit Committee approves a shorter time period. The Audit Committee may periodically amend and/or supplement the pre-approved services based on subsequent determinations.

        Unless the Audit Committee has pre-approved Audit Services or a specified category of nonaudit services, any engagement to provide such services must be pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. The Audit Committee must also pre-approve any proposed services exceeding the pre-approved budgeted fee levels for a specified type of service.

        The Audit Committee has authorized its Chair to pre-approve services in amounts up to $500,000 per engagement. Engagements exceeding $500,000 must be approved by the full Audit Committee. Engagements pre-approved by the Chair are reported to the Audit Committee at its next scheduled meeting.

 REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR NEXT YEAR'S ANNUAL MEETING

        In order for a stockholder proposal to be considered for inclusion in NRG's Proxy Statement for next year's Annual Meeting, our Corporate Secretary must receive the proposal no later than the close of business on November 16, 2016, which is the 120th day prior to the first anniversary of the date on which this Proxy Statement was first released to our stockholders in connection with the 2016 Annual Meeting. If we change the date of the 2017 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year's annual meeting, stockholder proposals must be received a reasonable time before we begin to print and mail the proxy materials for the 2017 Annual Meeting in order to be considered for inclusion in our Proxy Statement. Proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received by the Corporate Secretary) to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Proposals must contain the information required under our Bylaws, a copy of which is available upon request to our Corporate Secretary, and also must comply with the SEC's regulations regarding the inclusion of stockholder proposals in Company sponsored proxy materials.

        Alternatively, stockholders intending to present a proposal or nominate a director for election at next year's Annual Meeting without having the proposal or nomination included in the Company's Proxy Statement must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive the proposal or nomination no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the preceding year's Annual Meeting, unless the 2017 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date. Accordingly, for our 2017 Annual Meeting, our Corporate Secretary must receive the proposal or nomination no earlier than December 29, 2016 and no later than the close of business on January 28, 2017, unless the 2017 Annual Meeting is held earlier than March 29, 2017 or later than July 7, 2017, in which case the proposal or nomination should be received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to the date of the 2017 Annual Meeting or (b) the 10th day following the day on which the date of the 2017 Annual Meeting is first publicly announced by the Company. The proposal or nomination must contain the information required by the Bylaws, a copy of which is available upon request to our Corporate Secretary. If the stockholder does not meet the applicable deadlines or comply with the requirements of SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote, in accordance with our best judgment, on any such proposal.

APPENDIX A

DESCRIPTION OF NRG ENERGY, INC.
AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

        The following summary of the material terms of the NRG Energy, Inc. Amended and Restated Long-term Incentive Plan (the Plan) does not purport to be complete and is qualified in its entirety by the terms of the Plan, a copy of which is attached as Appendix B to the Proxy Statement.

  Eligibility

        All directors, officers, employees and consultants of the Company and its subsidiaries are eligible to be selected by the Compensation Committee for participation in the Plan. As of December 31, 2015, there were approximately 10,957 directors, officers, employees, and consultants eligible to be selected for participation in the Plan.

  Types of Awards

        The Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and deferred stock units (collectively, the Awards). The material features of these types of Awards are described below. Subject to the terms of the Plan, the specific terms and conditions of any Award are established in the discretion of the Compensation Committee at the time of grant and set forth in an award agreement issued to the participant.

        Options.    The Plan provides for the grant of incentive stock options qualified under Section 422 of the Code and nonqualified stock options as designated by the Compensation Committee in the award agreement for the option. Subject to the terms of the Plan, the option price, the number of shares subject to an option, and the conditions on exercisability will be determined by the Compensation Committee at the date of grant.

        Under the Plan, the exercise price per share of an option may not be less than the fair market value of a share of common stock of the Company as of the date of grant, except for certain awards that are granted in assumption of or in substitution for awards of a company that the Company acquired. Under the Plan, the "fair market value" of a share is equal to the closing selling price (or bid price) of the common stock on the NYSE (or other stock exchange on which the stock is listed) on the date the value is being determined, or if such market is not open on that day, the last preceding day on which the market was open. If an option granted to an employee that owns more than 10 percent of the total combined voting power of all classes of Company stock on the date of grant (10 Percent Stockholder) is intended to qualify as an incentive stock option, the exercise price may not be less than 110 percent of the fair market value of the common stock on the date of grant.

        Under the Plan, no option may be exercisable more than 10 years after the date the option is granted, provided that if an option expires on a day that the participant cannot exercise the option because such exercise would violate any applicable securities laws, the expiration may be tolled at the discretion of the Compensation Committee until a date not later than 30 days following the lapse of any such restriction, to the extent allowed pursuant to certain tax restrictions. However, an option granted to a 10 Percent Stockholder that is intended to qualify as an incentive stock option may not be exercisable more than five years from the grant date. Unless otherwise determined by the Compensation Committee, participants may exercise any vested options by paying the exercise price either in cash, unrestricted shares of common stock owned for at least six months, any cashless exercise procedures approved by the Compensation Committee, by withholding shares of common stock otherwise deliverable upon exercise of the option, or any combination of the foregoing. In general, prior to exercise, participants will not have any rights as stockholders with respect to any shares of common stock covered by an option.

        Stock Appreciation Rights.    Under a stock appreciation right (SAR), a participant is awarded an interest in the appreciated value of the shares of common stock underlying the Award above a base amount for such shares established by the Compensation Committee at the time the right is granted. In no event may the base amount under a SAR be less than the fair market value of the shares underlying the SAR as of the date of grant, except for certain awards that are granted in assumption of or in substitution for awards of a company that the Company acquired. The appreciated value of the stock subject to a SAR will be payable to a participant at the time and under the terms and conditions of the SAR established by the Compensation Committee at the time of grant. SARs may be granted either alone or in tandem with options. The amount payable under a SAR will be paid in cash or shares of common stock, or any combination of cash or common stock as the Compensation Committee may decide. In general, prior to payment of a SAR in common stock, a participant will not have any rights as a stockholder with respect to the shares of common stock underlying a SAR.

        Restricted Stock.    Under a restricted stock award, a participant is issued shares of common stock of the Company that are subject to certain forfeiture or vesting provisions and restrictions on transferability as determined by the Compensation Committee at the time of the Award. Unless the restricted shares issued are treasury shares, a participant is required to pay the Company the aggregate par value for the shares of restricted stock within 10 days of the date of grant. Unless otherwise provided under the terms of the Award, a participant has voting and dividend rights with respect to awards of restricted stock, except that any dividends on shares of restricted stock that vest based upon the satisfaction of any performance conditions will only be paid if the underlying performance conditions are satisfied. Any stock or other securities received as a distribution with respect to restricted stock are subject to the same restrictions that apply to the shares of restricted stock.

        Restricted Stock Units.    Each restricted stock unit represents the right of a participant to be paid one share of common stock of the Company subject to the vesting provisions, restrictions and other terms and conditions of the Award. Prior to the vesting of restricted stock units or the expiration of any applicable restriction period under the Award, the participant does not have any rights as a Company stockholder. Pursuant to the tax rules applicable to nonqualified deferred compensation plans under Section 409A of the Code, an Award of restricted stock units may permit the participant to elect to defer the receipt of shares of common stock that would otherwise be payable when the units vest.

        Performance Awards.    Performance awards issued under the Plan entitle a participant to receive an amount based on the satisfaction of certain performance criteria or goals established in the discretion of the Compensation Committee for a performance measurement period determined by the Compensation Committee in its discretion. Performance awards may include specific dollar-value target awards or the grant of performance units or shares, the value of which will be determined by the Compensation Committee at the time of grant and may be based on the fair market value of common stock of the Company. In general, a participant is required to remain employed or engaged by the Company at the end of the performance measurement period in order to receive payment of a performance award. Performance awards earned or vested may be paid in shares of common stock of the Company or other property or securities of the Company as the Compensation Committee may determine. If the Company undergoes a change of control, as defined in the Plan, the Committee shall determine the level at which performance awards shall become vested.

        Deferred Stock Units.    Each deferred stock unit represents the right of a participant to be paid one share of common stock of the Company at the end of a deferral period established under the Award by the Compensation Committee or elected by the participant under the terms of an Award and the tax rules applicable to nonqualified deferred compensation plans under Section 409A of the Code. Unless otherwise provided under an Award, during the applicable deferral period, a participant will not have any rights as a stockholder of the Company. However, unless otherwise provided, once the deferral period ends, the participant will be entitled to receive accumulated dividends and distributions with respect to the corresponding number of shares of common stock underlying each deferred stock unit. Except in the case of death, disability or retirement, a participant is required to remain employed or engaged by the Company as of the end of the deferral period in order to receive payment of a deferred stock unit.

Stock Subject to the Plan

        The total shares reserved for issuance under the Plan are 22,000,000. This stock may be either authorized and unissued shares or treasury shares held by the Company. The shares of common stock subject to Awards that expire, terminate, are forfeited or are withheld in payment of the exercise price of or the taxes related to an Award, will be available for future grants under the Plan. With respect to a SAR, only the number of shares of common stock actually delivered to the participant upon settlement will count against the share reserve. Generally, certain Awards that are granted in assumption of or in substitution for awards of a company that the Company acquired will not count against this share reserve under the Plan and in some circumstances available shares of certain stockholder approved plans of a company that the Company acquires may be used for Awards under the Plan.

        In the event that a change affecting the capital structure of the Company is implemented, such as a stock dividend, stock split or merger, the Compensation Committee will equitably adjust the number and kind of shares or other property available for issuance under the Plan, and the number, kind and exercise price of outstanding Awards. In the event of a merger, consolidation, or other reorganization where the Company is not the surviving or continuing entity, all outstanding Awards will be either assumed by the surviving or continuing entity or cancelled in exchange for cash or other property.

        The aggregate number of shares of Company common stock granted as stock options under the Plan during any calendar year to any one participant may not exceed 1,000,000 shares. Likewise, a participant may not be granted SARs with respect to more than 1,000,000 shares of common stock during a calendar year. Performance awards granted to any one participant in any one calendar year may not be payable in common stock in excess of 1,000,000 shares and if payable in other property or securities of the Company, may not exceed the greater of the fair market value of 1,000,000 shares of common stock as of the date of grant or the date of payment. In addition, the fair market value of stock options (determined at the date of grant) that will first become exercisable during any one calendar year that are intended to qualify as incentive stock options under Section 422 of the Code, may not exceed $100,000.

        The market value of a share of the Company's common stock based on the closing price on the NYSE on March 7, 2016 was $13.64.

Administration

        The Plan is administered by the Compensation Committee, which is composed of non-employee members of the Board. Subject to the provisions of the Plan, the Compensation Committee has the discretionary power and authority to select persons to participate in the Plan and to determine the type, amount, timing and terms and conditions of Awards granted under the Plan. The Compensation Committee also has the power and authority to interpret the terms of the Plan and Awards issued thereunder.

        The Committee may establish such rules and regulations and take such actions as it deems necessary or advisable for the proper administration of the Plan. All decisions and interpretations by the Compensation Committee regarding the Plan are final and binding on all participants and beneficiaries, unless an arbitration or other dispute resolution procedure is expressly provided in the applicable Award grant agreement. In addition, members of the Compensation Committee and the Company's officers will not be liable for any acts or omissions in connection with the performance of their duties under the Plan, except in the case of the person's own willful misconduct or as expressly provided by statute.

Termination of Employment

        Unless the Compensation Committee determines otherwise or as otherwise provided in a grant agreement, and except as provided above for deferred stock units, if a participant's employment or performance of service with the Company ceases, the following terms and conditions apply to the participant's outstanding Awards:

  •
  Death.  All outstanding Awards will become fully vested, to the extent not already vested, and they will be exercisable, if applicable, for one year from the date of death, or until the Award expires if earlier.

  •
  Disability.  All of the participant's Awards that are vested and exercisable on the date he or she becomes disabled will remain exercisable, if applicable, for one year from the date of disability, or until the Award expires if earlier. All Awards that are not fully vested or exercisable on the date of disability will be forfeited.

  •
  Retirement.  All of the participant's Awards that are vested and exercisable on his or her retirement date will remain exercisable, if applicable, for two years from the retirement date, or until the Award expires if earlier. All Awards that are not fully vested or exercisable on the date of retirement will be forfeited; provided that if a director retires, all of his or her unvested Awards will immediately vest and be exercisable for two years after the retirement date, or until the Awards expire if earlier. In general, a director qualifies for retirement under the Plan if his or her service on the Board terminates after five years of service. Other participants in the Plan qualify for retirement upon termination from employment or service after attaining age 55 with 10 or more years of service

  •
  Termination for Cause.  If a participant's employment or service with the Company is terminated for cause, all Awards granted under the Plan will be immediately forfeited regardless of whether or not they are vested and/or exercisable. For purposes of the Plan, the term "cause" means any one or more of the following events unless determined otherwise by the Compensation Committee: conviction of, or agreement to a plea of nolo contendere to, a felony, or any crime or offense lesser than a felony involving the property of the Company or a subsidiary; conduct that has caused demonstrable and serious injury to the Company or a subsidiary, monetary or otherwise; willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company; breach of duty of loyalty to the Company or a subsidiary or other act of fraud or dishonesty with respect to the Company or a subsidiary; or violation of the Company's code of conduct.

  •
  All Other Terminations.  All of the participant's Awards that are vested and exercisable will remain exercisable, if applicable, for 90 days from the date of termination, or until the Award expires if earlier. All Awards that are not fully vested or exercisable on the date of termination will be forfeited.

Change in Control

        Unless determined otherwise by the Compensation Committee, all outstanding Awards will become fully vested and exercisable until the Awards otherwise expire if the Company undergoes a change in control. For purposes of the Plan, a change in control is deemed to occur in any one of the following events: (1) any person or entity becoming the direct or indirect beneficial owner of 50% or more of the Company's voting stock, (2) directors serving on the Board as of a specified date cease to constitute at least a majority of the Board unless such directors are approved by a vote of at least two-thirds (2/3) of the incumbent directors, provided that a person whose assumption of office is in connection with an actual or threatened election contest or actual or threatened solicitation of proxies including by reason of agreement intended to avoid or settle such contest shall not be considered to be an incumbent director, (3) any reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or other transaction is consummated and the previous stockholders of the Company fail to own at least 50% of the combined voting power of the resulting entity (Business Combination) or (4) the stockholders approve a plan or proposal to liquidate or dissolve the Company.

        If a change in control occurs as a result of a Business Combination described above, then the Compensation Committee may cancel any or all outstanding options under the Plan by paying the option holders an amount equal to the portion of the consideration, if any, that would have been payable to them pursuant to the transaction if their options had been fully exercised immediately prior to the transaction, less the aggregate exercise price of their options; or, if the options are underwater, cancel the options for no consideration or payment of any kind. Payments in exchange for options may be made in cash, securities, or other Company property as determined by the Compensation Committee in its sole discretion.

Dividends and Dividend Equivalents

        The Compensation Committee may grant Awards that provide participants with the right to receive dividend payments or dividend equivalent payments on the common stock of the Company subject to the Award, whether or not the Award has been exercised or is vested. However, any dividend payment rights granted on account of Awards that vest based upon the satisfaction of performance conditions will only be paid if the underlying performance conditions are satisfied.

Transferability

        Unless determined otherwise by the Compensation Committee, no Award granted under the Plan will be transferable by a participant, other than by will or the laws of descent and distribution, except to a participant's family member by gift or pursuant to a qualified domestic relations order as defined by the Code or to a charitable organization, in each case only with Compensation Committee approval or as may be provided in an Award.

Clawback

        If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then any participant who has been paid an Award under the Plan based upon the affected report will be required to repay such Award at the discretion of the Board.

Duration and Amendment of the Plan

        No Awards will be granted pursuant to the Plan 10 years after the date the Plan was initially effective, which was July 28, 2010. The Board or the Compensation Committee may amend or terminate the Plan at any time, except that no amendment shall become effective without prior approval of the stockholders of the Company if such approval is required by applicable law, regulations or the rules of any exchange or market on which the Company's common stock is traded or listed or the amendment would increase the number of shares reserved for issuance under the Plan.

        The Compensation Committee may amend the terms of any outstanding Award under the Plan, except that no amendment may adversely affect any right of a participant under an Award without his or her written consent. Furthermore, no amendment may reduce the exercise price of any options or SARs awarded under the Plan, exchange an option or a SAR which has an exercise price greater than the fair market value of a share of common stock for cash or shares of common stock, or cancel an option or SAR in exchange for a replacement option or another Award with a lower exercise price, in each case without approval of the stockholders of the Company.

Federal Income Tax Consequences of Awards

        The following discussion is for general information only and is based on the U.S. federal income tax laws now in effect, which are subject to change, possibly retroactively. This summary does not constitute tax advice and is not intended to be relied on by any person as such. Moreover, this summary does not discuss all aspects of U.S. federal income taxation which may be important to a participant in light of his or her individual investment circumstances or if such participant is subject to special tax rules and does not address state, local or foreign tax consequences. The discussion below addresses tax consequences to only U.S. citizens or individual residents.

        Nonqualified Stock Options.    A participant will not have taxable income upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified option, the participant will recognize ordinary income equal to the difference between (a) the fair market value of the shares received upon exercise of the nonqualified option on the day of exercise, and (b) the exercise price paid by the participant. This income will be subject to income and employment tax withholding. The Company will be entitled to a tax deduction at the same time and in the same amount.

        The subsequent sale of the shares by a participant generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to shares, and the capital gains will be taxable as long-term capital gains if the shares are held for more than one year.

        Incentive Stock Options (ISOs).    A participant generally does not recognize taxable income on the grant or exercise of an ISO, except for purposes of the U.S. alternative minimum tax (AMT). The exercise of ISOs gives rise to an adjustment in computing taxable income for AMT purposes, and may result in AMT liability for the participant. If the participant holds the stock purchased upon exercise of an incentive stock option for at least one year after exercising the option and at least two years after the option was granted, his or her later sale of the stock will result in long-term capital gain or loss, and the Company will not be entitled to any tax deduction. However, if the employee disposes of the stock before these holding periods have elapsed (disqualifying disposition), he or she will recognize ordinary income equal to the excess of the fair market value of the stock when the option was exercised over the option exercise price (or, if less, the amount realized in the case of an arm's length disqualifying disposition to an unrelated third party), and the Company will be entitled to a tax deduction in the same amount. Any remaining gain or loss will be short-term or long-term capital gain or loss depending on the holding period of the shares. If shares acquired pursuant to the exercise of an incentive option are surrendered to the Company upon exercise of an incentive option and if the shares have not been held for the requisite one and two-year periods, the surrender will be treated as a disqualifying disposition.

        Stock Appreciation Rights (SARs).    The grant of a SAR is generally not a taxable event for a participant. Upon exercise of the SAR, the participant will generally recognize ordinary income equal to the fair market value of any shares or property received. This income is subject to income and employment tax withholding. The Company will be entitled to a tax deduction at the same time for the same amount. If the SAR is settled in shares, the participant's subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

        Restricted Stock.    The grant of restricted stock is not a taxable event for a participant. When the restricted stock vests, the participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the restricted stock on the date of the expiration over the purchase price of the shares. This income will be subject to income and employment tax withholding. The participant may, however, elect within 30 days after the date of grant under Section 83(b) of the Code to recognize ordinary income on the date of grant in an amount equal to the fair market value of the restricted stock on the date of grant, determined without regard to the restrictions imposed on the shares. If and when the participant recognizes ordinary income attributable to the restricted stock, the Company will generally be entitled to a deduction equal to the amount of the ordinary income.

        Restricted Stock Units, Performance Award and Deferred Stock Units.    A participant generally will not have taxable income upon the grant of a restricted stock unit, performance award or deferred stock unit. Rather, taxation will be generally postponed until the Award is paid and the participant would be subject to tax withholding at such time. At that time, the participant will recognize ordinary income generally equal to the value of the shares of common stock or other property paid to the participant under the Award, and the Company will generally be entitled to a deduction equal to the same amount. The income will be subject to income and employment tax withholding.

        Excess Parachute Payment.    The Plan provides for accelerated vesting or payment of an Award in connection with a change in control of the Company. In that event and depending upon the individual circumstances of the participant, certain amounts with respect to the Awards may constitute "excess parachute payments" under the golden parachute provisions of Sections 280G and 4999 of the Code. Pursuant to those provisions, an employee will be subject to a 20 percent excise tax on any "excess parachute payment," and the Company will not be permitted to take a deduction for the excess parachute payment.

        Section 162(m).    In general, Section 162(m) of the Code limits the amount of compensation otherwise deductible by the Company and its subsidiaries for the year to $1,000,000 for each of the principal executive officer of the Company and the next three highly compensated officers of the Company other than the principal financial officer serving at the end of the taxable year, except to the extent that the compensation qualifies as "performance-based compensation."

        The performance criteria for any performance award that is intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code will be any one or more of the following performance criteria applied to either the Company as a whole or to a business unit or subsidiary as determined by the Compensation Committee and as provided in the Plan: return on equity; earnings per share; return on gross or net assets; return on gross or net revenue; pre- or after-tax net income; earnings before interest, taxes, depreciation and amortization; operating income; revenue growth; consolidated pre-tax earnings; net or gross revenues; net earnings; earnings before interest and taxes; cash flow; earnings per share; fleet in-market availability; safety criteria; environmental criteria; revenue growth; cash flow from operations; diluted or basic; return on sales; earnings per share from continuing operations, diluted or basic; earnings from continuing operations; net asset turnover; capital expenditures; income before income taxes; gross or operating margin; return on total assets; return on invested capital; return on investment; return on revenue; market share; economic value added; cost of capital; expense reduction levels; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return for the applicable Performance Period, all as computed in accordance with Generally Accepted Accounting Principles (if relevant) as in effect from time to time and as applied by the Company in the preparation of its financial statements and subject to such other special rules and conditions as the Compensation Committee may establish at any time ending on or before the 90th day of the applicable Performance Period. These performance factors may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

        Section 409A.    Section 409A of the Code imposes election, payment and funding requirements on "nonqualified deferred compensation plans." If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these requirements, then compensation deferred under the plan may become immediately taxable and subject to a 20 percent excise tax. Under regulations issued by the Internal Revenue Service (IRS), certain Awards that may be issued under the Plan may constitute the "deferral of compensation" subject to the requirements of Section 409A.

Option Grant Information

        As of March 7, 2016, the following Awards for options have been granted under the Plan:

Name and Title/Group	Stock Options

Mauricio Gutierrez, President and Chief Executive Officer	223,068

Kirkland Andrews, Executive Vice President and Chief Financial Officer	—

David R. Hill, Executive Vice President and General Counsel	—

Tanuja Dehne, Executive Vice President, Chief Administrative Officer and Chief of Staff	50,800

Elizabeth Killinger, Executive Vice President and President, NRG Retail	28,200

David Crane, Former President and Chief Executive Officer	2,553,616

All current executive officers as a group	2,875,384

All current directors who are not executive officers as a group	—

All other employees as a group	6,481,138

APPENDIX B

NRG ENERGY, INC.
AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

(As Amended and Restated April 29, 2010)
(As Approved by Shareholders July 28, 2010)

1.     Purpose.

        This plan shall be known as the NRG Energy, Inc. Long-Term Incentive Plan (the "Plan"). The purpose of the Plan shall be to promote the long-term growth and profitability of NRG Energy, Inc., a Delaware corporation (the "Company"), and its Subsidiaries by (i) providing certain directors, officers and employees of, and certain other individuals who perform services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to maximize shareholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Grants of Incentive Stock Options or Non-qualified Stock Options, stock appreciation rights ("SARs"), either alone or in tandem with options, restricted stock, restricted stock units, performance awards, deferred stock units or any combination of the foregoing (collectively, the "Awards") may be made under the Plan. Notwithstanding any provision of the Plan, to the extent that any Award would be subject to Section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A of the Code and any regulations or guidance promulgated thereunder.

2.     Definitions.

        a.     "Board" means the board of directors of the Company.

        b.     "Cause", unless otherwise defined in a Participant's Grant Agreement or in a Participant's written employment arrangements with the Company or any of its Subsidiaries in effect on the date of grant (as amended from time to time thereafter), means the occurrence of one or more of the following events:

            (i)  Conviction of, or agreement to a plea of nolo contendere to, a felony, or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or

           (ii)  Conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise; or

          (iii)  Willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company; or

          (iv)  Breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary; or

           (v)  Violation of the Company's code of conduct.

        The definition of Cause set forth in a Participant's Grant Agreement shall control if such definition is different from the definition of Cause set forth in a Participant's written employment arrangements with the Company or any of its Subsidiaries.

        c.     "Change in Control", unless otherwise defined in a Participant's Grant Agreement, means the occurrence of one of the following events:

            (i)  Any "person" (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act or any successors thereto) becomes the "beneficial owner" (as that term is used in Section 13(d) of the Exchange Act or any successor thereto), directly or indirectly, of 50% or more of the

  Company's capital stock entitled to vote in the election of directors, excluding any "person" who becomes a "beneficial owner" in connection with a Business Combination (as defined in paragraph (iii) below) which does not constitute a Change in Control under said paragraph (iii); or

           (ii)  Persons who on the effective date of the plan of reorganization of the Company (the "Commencement Date") constitute the Board (the "Incumbent Directors") cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof; provided that, any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors; but provided further that, any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

          (iii)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

          (iv)  The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

        d.     "Code" means the Internal Revenue Code of 1986, as amended.

        e.     "Committee" means the Compensation Committee of the Board or such other committee which shall consist solely of two or more members of the Board, each of whom is (i) an "outside director" within the meaning of Treasury Regulation §1.162-27(e)(3); (ii) a non-employee director under Rule 16b-3 of the Exchange Act and (iii) an "independent director" under the rules of any national securities exchange on which the Common Stock is listed for trading; provided that, if for any reason the Committee shall not have been appointed by the Board to administer the Plan, all authority and duties of the Committee under the Plan shall be vested in and exercised by the Board, and the term "Committee" shall be deemed to mean the Board for all purposes herein.

        f.      "Common Stock" means the Common Stock, par value $0.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

        g.     "Disability", unless otherwise defined in a Participant's Grant Agreement, means a disability that would entitle an eligible Participant to payment of monthly disability payments under any Company long-term disability plan or as otherwise determined by the Committee.

        h.     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        i.      "Fair Market Value" of a share of Common Stock of the Company means, as of the date in question, and except as otherwise provided in any Grant Agreement entered into pursuant to agreements in effect as of the Commencement Date, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the Nasdaq National Market) (the "Market") for the applicable trading day (or if there no closing price on such day because the Market is not open on such day, the last preceding day on which the Market was open) or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

        j.      "Family Member" has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

        k.     "Grant Agreement" means the written (whether in print or electronic form) agreement that each Participant to whom an Award is made under the Plan is required to enter into with the Company containing the terms and conditions of such grant as are determined by the Committee and consistent with the Plan.

        l.      "Incentive Stock Option" means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

        m.    "Non-qualified Stock Option" means any stock option other than an Incentive Stock Option.

        n.     "Participant" means any director, officer or employee of, or other individual performing services for, or to whom an offer of employment has been extended by, the Company or any Subsidiary who has been selected by the Committee to participate in the Plan (including a Participant located outside the United States).

        o.     "Retirement", (i) for any non-director, unless otherwise determined by the Committee, means (A) termination of service as a non-director after at least 10 years of service by such non-director and (B) attaining at least 55 years of age, and (ii) for any director, unless otherwise determined by the Committee, means termination of service as a director after at least five years of Board service by such director.

        p.     "Subsidiary" means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3.     Administration.

        The Plan shall be administered by the Committee. In no event, however, shall the Committee modify the distribution terms in any Award or Grant Agreement that has a feature for the deferral of compensation if such modification would result in taxes, additional interest and/or penalties pursuant to Code Section 409A. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each Participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) determine the form and substance of the Grant Agreements reflecting the terms and conditions of each grant made under the Plan, (iv) certify that the conditions and restrictions applicable to any grant have been met, (v) modify the terms of grants made under the Plan, (vi) interpret the Plan and Grant Agreements entered into under the Plan, (vii) determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a termination of employment or services for purposes of the Plan, (viii) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible Participants located outside the United States, (ix) adopt, amend, or rescind rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Grant Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan complies with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law and make such other determinations for carrying out the Plan as it may deem appropriate, and (x) exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan. Notwithstanding the foregoing, the Committee shall not take any of the following actions without shareholder approval, except as provided in Section 17: (i) reduce the exercise price following the grant of an option or SAR; (ii) exchange an option or SAR which has an exercise price that is greater than the Fair Market Value of a Share for cash or Shares or (iii) cancel an option or SAR in exchange for a replacement option or another Award with a lower exercise price. Decisions of the Committee on all matters relating to the Plan, any Award granted under the Plan and any Grant Agreement shall be in the Committee's sole discretion and shall be conclusive and binding on the Company, all Participants and all other parties, unless an arbitration or other provision is expressly provided in a Participant's Grant Agreement. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person's own willful misconduct or as expressly provided by statute.

        The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan, and rights to the payment of such Awards shall be no greater than the rights of the Company's general creditors.

4.     Shares Available for the Plan.

        Subject to adjustments as provided in Section 17, an aggregate of 22,000,000 shares of Common Stock (the "Shares") may be issued pursuant to the Plan. Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, or is tendered or withheld as to any Shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld Shares shall thereafter be available for further grants under the Plan unless, in the case of options granted under the Plan, related SARs are exercised. With respect to SARs that are settled in Common Stock, upon settlement, only the number of shares of Common Stock delivered to a Participant upon the exercise of the SARs shall count against the number of Shares issued under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. The maximum number of shares with respect to which Incentive Stock Options may be granted shall be 8,000,000. Shares issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company ("Substitute Awards") shall not reduce Shares available under Plan. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect such acquisition) may be used for Awards under this Plan and shall not reduce the number of Shares available under this Plan, except as required by the rules of any applicable stock exchange.

        Without limiting the generality of the foregoing provisions of this Section 4 or the generality of the provisions of Sections 3, 6, 7, 8, 9, 10, or 19 or any other section of this Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may determine, enter into Grant Agreements (or take other actions with respect to the Awards) for new Awards containing terms (including, without limitation, exercise prices) more (or less) favorable than the then-outstanding Awards.

5.     Participation.

        Participation in the Plan shall be limited to the Participants. Nothing in the Plan or in any Grant Agreement shall confer any right on a Participant to continue in the employ of the Company or any Subsidiary as a director, officer or employee of or in the performance of services for the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services or to reduce the compensation or responsibilities of a Participant at any time. By accepting any Award under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

        Awards may be granted to such persons and for such number of Shares as the Committee shall determine, subject to the limitations contained herein (such individuals to whom grants are made being sometimes herein called "optionees" or "grantees," as the case may be). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible Participant shall neither guarantee nor preclude a further grant of that or any other type to such Participant in that year or subsequent years.

6.     Incentive and Non-qualified Options.

        The Committee may from time to time grant to eligible Participants Incentive Stock Options, Non-qualified Stock Options, or any combination thereof; provided that, the Committee may grant Incentive Stock Options only to eligible employees of the Company or its Subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto). In any one calendar year, the Committee shall not grant to any one Participant options to purchase a number of Shares of Common Stock in excess of 1,000,000 shares of Common Stock. The options granted under the Plan shall be evidenced by a Grant Agreement and shall take such form as the Committee shall determine, subject to the terms and conditions of the Plan.

        It is the Company's intent that Non-qualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-qualified Stock Option duly granted under the Plan; provided that, such stock option otherwise meets the Plan's requirements for Non-qualified Stock Options.

        a.    Price.    The price per Share deliverable upon the exercise of each option (the "exercise price") shall be established by the Committee, except that in the case of the grant of any option, the exercise price may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the option except for Substitute Awards, which shall have the exercise price as determined by the Committee provided that such exercise price does not cause the Substitute Award to become subject to Code Section 409A and the Committee takes into consideration any third-party voting guidelines. In the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto.

        b.    Payment.    Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options' exercise, (iii) by means of any cashless exercise procedures approved by the Committee and as may be in effect on the date of exercise, (iv) by withholding shares of Common Stock otherwise deliverable upon exercise of the Option having a Fair Market Value equal to the exercise price or (v) by any combination of the foregoing.

        In the event a grantee is permitted to, and elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise or such longer period as determined from time to time by the Committee, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the exercise price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, (B) direction to the grantee's broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company, or (C) the attestation of the grantee's shares of Common Stock. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

        c.    Terms of Options.    The term during which each option may be exercised shall be determined by the Committee, but if required by the Code, no option shall be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire on the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The Committee may provide that upon the last day of the term of an Option whose exercise price is less than the fair market value of the underlying Share on such date, such Option may be automatically exercised and the Participant shall receive a number of Shares equal in value to the excess of the fair market value of a Share over the exercise price of such Option, less any applicable withholding taxes. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a shareholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights). If an Option (other than an Incentive Stock Option) expires on a day that the Participant cannot exercise the Option because such an exercise would violate an applicable federal, state, local, or foreign law, the expiration date shall be tolled, at the discretion of the Committee, to the date no later than 30 days after the date the exercise of such Option would no longer violate an applicable Federal, state, local, and foreign laws, to the extent allowed under Code Section 409A.

        d.    Limitations on Grants.    If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

        e.    Termination; Forfeiture.

          (i)    Death.    Unless otherwise provided in a Participant's Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary due to his or her death, all of the Participant's Awards shall become fully vested and all of the Participant's options shall become exercisable and shall remain so for a period of one year from the date of such death, but in no event after the expiration date of the options.

          (ii)    Disability.    Unless otherwise provided in a Participant's Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary due to Disability, (A) all of the Participant's options that were exercisable on the date of Disability shall remain exercisable for, and shall otherwise terminate and thereafter be forfeited at the end of, a period of one year after the date of Disability, but in no event after the expiration date of the options, and (B) all of the Participant's Awards that were not fully vested (or, with respect to the Participant's options, exercisable) on the date of Disability shall be forfeited immediately upon such Disability; provided, however, that such Awards may become fully vested (and, with respect to the Participant's options, exercisable) in the discretion of the Committee. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such Participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

          (iii)    Retirement.    Unless otherwise provided in a Participant's Grant Agreement, if a Participant ceases to be an officer or employee of, or to perform other services for, the Company or any Subsidiary upon the occurrence of his or her Retirement, (A) all of the Participant's options that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate and thereafter be forfeited at the end of, a period of two years after the date of Retirement, but in no event after the expiration date of the options, and (B) all of the Participant's Awards that were not fully vested (or, with respect to the Participant's options, exercisable) on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such Awards may become fully vested (and, with respect to the Participant's options, exercisable) in the discretion of the Committee. Notwithstanding the foregoing, Incentive Stock Options not exercised by such Participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

          Unless otherwise provided in a Participant's Grant Agreement, if a Participant ceases to be a director of the Company or any Subsidiary upon the occurrence of his or her Retirement, all of the Participant's Awards shall become fully vested and all of the Participant's options shall become exercisable and shall remain so for a period of two years after the date of Retirement, but in no event after the expiration date of the options.

          (iv)    Discharge for Cause.    Unless otherwise provided in a Participant's Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a Participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the Participant's Awards shall be forfeited immediately and all of the Participant's options shall expire and be forfeited immediately, whether or not then exercisable, upon such cessation or non-commencement.

          (v)    Other Termination.    If a Participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause (each such termination referred to as an "Other Termination"), (A) all of the Participant's options that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate and thereafter be forfeited at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options, and (B) all of the Participant's Awards that were not fully vested (or, with respect to the Participant's options, exercisable) on the date of such cessation shall be forfeited immediately upon such cessation. For the avoidance of doubt, an Other Termination with recall rights shall be considered an Other Termination to which this Section 6.e.(v) applies.

7.     Stock Appreciation Rights.

        The Committee shall have the authority to grant SARs under this Plan, either alone or to any optionee in tandem with options (either at the time of grant of the related option or thereafter by amendment to an outstanding option). SARs shall be subject to such terms and conditions as the Committee may specify. In any one calendar year, the Committee shall not grant to any one Participant SARs with respect to a number of Shares of Common Stock in excess of 1,000,000 shares of Common Stock.

        The exercise price of an SAR must equal or exceed the Fair Market Value of a share of Common Stock on the date of grant of the SAR except for Substitute Awards, which shall have the exercise price as determined by the Committee provided that such exercise price does not cause the Substitute Award to become subject to Code Section 409A and the Committee takes into consideration any third-party voting guidelines. Prior to the exercise of the SAR and delivery of the Shares represented thereby, the Participant shall have no rights as a shareholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

        SARs granted in tandem with options shall be exercisable only when, to the extent and on the conditions that any related option is exercisable. The exercise of an option shall result in an immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR shall cause an immediate forfeiture of any related option to the extent the SAR is exercised.

        Upon the exercise of an SAR, the Participant shall be entitled to a distribution from the Company in an amount equal to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR or, in the case of SARs granted in tandem with options, any option to which the SAR is related, multiplied by the number of Shares as to which the SAR is exercised. Such distribution shall be in cash and/or Shares having a Fair Market Value equal to such amount, or any combination thereof as chosen by the Committee.

        All SARs will be exercised automatically on the last day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with options, any related option, so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR or any related option, as applicable. An SAR granted in tandem with options shall expire at the same time as any related option expires and shall be transferable only when, and under the same conditions as, any related option is transferable. Unless otherwise determined by a Participant's Grant Agreement, each SAR shall be subject to the termination and forfeiture provisions as set forth in Section 6.e.

8.     Restricted Stock; Restricted Stock Units.

        The Committee may at any time and from time to time grant Shares of restricted stock or restricted stock units under the Plan to such Participants and in such amounts as it determines. Each restricted stock unit shall be equivalent in value to one share of Common Stock and shall entitle the Participant to receive from the Company at the end of the vesting period (the "Vesting Period") applicable to such unit the Fair Market Value of one share of Common Stock, unless the Participant has elected at a time that complies with Code Section 409A to defer the receipt of shares of Common Stock.

        Each grant of restricted stock units or Shares of restricted stock shall be evidenced by a Grant Agreement which shall specify the applicable restrictions on such units or Shares, the duration of such restrictions, and the time or times at which such restrictions shall lapse with respect to all or a specified number of units or Shares that are part of the grant; provided, however, except for maximum aggregate Awards of restricted stock or restricted stock units of 5% of the aggregate Shares authorized by Section 4, if the vesting condition for any Award, other than an Incentive Stock Option or Non-qualified Stock Option, that is settled in Common Stock (including Awards of restricted stock and restricted stock units)(a "Full Value Award"), relates (x) exclusively to the passage of time and continued employment, such time period shall not be less than 36 months, with thirty-three and one-third percent (33 1/3%) of the Award vesting every 12 months from the date of the Award, subject to Section 6.e. and (y) to the attainment of specified performance goals, such Full Value Award shall vest over a performance period of not less than one (1) year. Except for maximum aggregate Awards of restricted stock or restricted stock units of 5% of the aggregate Shares authorized by Section 4, the Committee shall not waive or modify any vesting condition for a Full Value Award after such vesting condition has been established with respect to such Award.

        Except as otherwise provided in any Grant Agreement, the Participant will be required to pay the Company the aggregate par value of any Shares of restricted stock within ten days of the date of grant, unless such Shares of restricted stock are treasury shares. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the Participant's behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the Participant will be required to execute a blank stock power therefor.

        Restricted stock units may be granted without payment of cash or consideration to the Company. Except as otherwise provided in any Grant Agreement, on the date the restricted stock units become fully vested and nonforfeitable, the Participant shall receive, upon payment by the Participant to the Company of the aggregate par value of the shares of Common Stock underlying each fully vested restricted stock unit, stock certificates evidencing the conversion of restricted stock units into shares of Common Stock.

        Except as otherwise provided in any Grant Agreement, with respect to Shares of restricted stock, during such period of restriction the Participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such Participant's Shares of restricted stock shall be subject to the same restrictions as then in effect for the Shares of restricted stock, provided that any dividends on Shares of restricted stock that vest based upon the satisfaction of any performance conditions shall be accumulated and paid at the time the underlying performance conditions are satisfied. Except as otherwise provided in any Grant Agreement, with respect to the restricted stock units, during such period of restriction the Participant shall not have any rights as a shareholder of the Company; provided that, unless otherwise provided in a Participant's Grant Agreement, the Participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each restricted stock unit at the end of the Vesting

Period, unless such restricted stock units are converted into deferred stock units, in which case such accumulated dividends or distributions shall be paid by the Company to the Participant at such time as the deferred stock units are converted into shares of Common Stock.

        Unless otherwise provided in a Participant's Grant Agreement, each unit or Share of restricted stock shall be subject to the termination and forfeiture provisions as set forth in Section 6.e.

9.     Performance Awards.

        Performance awards may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine the size and composition of performance awards granted to a Participant and the appropriate period over which performance is to be measured (a "performance cycle"). Performance awards may include (i) specific dollar-value target awards (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance Shares, the value of each such Share being equal to the Fair Market Value of a share of Common Stock. In any one calendar year, the Committee shall not grant to any one Participant performance awards (i) payable in Common Stock for an amount in excess of 1,000,000 shares of Common Stock, or (ii) for performance awards payable in Other Securities or a combination of Common Stock and Other Securities, with a maximum amount payable thereunder of more than the Fair Market Value of 1,000,000 shares of Common Stock determined either on the date of grant of the award or the date the award is paid, whichever is greater.

        The value of each performance award may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., return on equity) selected by the Committee; provided that, payment of any performance award that is intended to qualify as "qualified performance-based compensation" within the meaning of Treasury Regulation §1.162-27(e) shall be based solely on the satisfaction of pre-established, objective goals determined with reference to one or more of the following performance factors: return on equity; earnings per share; return on gross or net assets; return on gross or net revenue; pre- or after-tax net income; earnings before interest, taxes, depreciation and amortization; operating income; revenue growth; consolidated pre-tax earnings; net or gross revenues; net earnings; earnings before interest and taxes; cash flow; earnings per share; fleet in-market availability; safety criteria; environmental criteria; revenue growth; cash flow from operations; diluted or basic; return on sales; earnings per share from continuing operations, diluted or basic; earnings from continuing operations; net asset turnover; capital expenditures; income before income taxes; gross or operating margin; return on total assets; return on invested capital; return on investment; return on revenue; market share; economic value added; cost of capital; expense reduction levels; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return for the applicable Performance Period, all as computed in accordance with Generally Accepted Accounting Principles (if relevant) as in effect from time to time and as applied by the Company in the preparation of its financial statements and subject to such other special rules and conditions as the Compensation Committee may establish at any time ending on or before the 90th day of the applicable Performance Period. These performance factors may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; and effects of divestitures.

        The Committee shall establish performance goals and objectives for each performance cycle on the basis of such criteria and objectives as the Committee may select from time to time, including, without limitation, the performance of the Participant, the Company, one or more of its Subsidiaries or divisions or any combination of the foregoing. During any performance cycle, the Committee shall have the authority to adjust the performance goals and objectives for such cycle for such reasons as it deems equitable.

        The Committee shall determine the portion of each performance award that is earned by a Participant on the basis of the Company's performance over the performance cycle in relation to the performance goals for such cycle. The earned portion of a performance award may be paid out in Shares, Other Company Securities or any combination thereof, as the Committee may determine.

        A Participant must be a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries at the end of the performance cycle in order to be entitled to payment of a performance award issued in respect of such cycle; provided, however, unless otherwise provided in a Participant's Grant Agreement, each performance award shall be subject to the termination and forfeiture provisions as set forth in Section 6.e.

        Unless otherwise provided in a Participant's Grant Agreement, if there is a Change in Control of the Company, the Committee shall determine the level at which a Participant's performance awards shall become vested upon such Change in Control.

10.   Deferred Stock Units.

        Deferred stock units (A) may be granted to Participants at any time and from time to time as determined by the Committee, and (B) shall be issued to Participants who elected prior to the date the restricted stock units were granted to defer delivery of shares of Common Stock that would otherwise be due by virtue of the lapse or waiver of the vesting requirements of their restricted stock units. All elections with respect to deferred stock units shall be made in accordance with the election and distribution timing rules in Code Section 409A.

        Except as otherwise provided in any Grant Agreement, deferred stock units shall be granted without payment of cash or other consideration to the Company but in consideration of services performed for or for the benefit of the Company or any Subsidiary by such Participant. Payment of the value of deferred stock units shall be made by the Company in shares of Common Stock; provided that, the Participant shall receive a number of shares of Common Stock equal to the number of matured or earned deferred stock units. Upon payment in respect of a deferred stock unit, such unit shall be terminated and thereafter forfeited. Payments in respect of deferred stock units shall be made only at the end of the Deferral Period applicable to such units, the duration of which Deferral Period shall be determined by the Committee at the time of grant of such deferred stock units and set forth in the applicable Grant Agreement (or by the Participant in the case of an election to defer the receipt of Common Stock beyond the Vesting Period).

        Except as otherwise provided in any Grant Agreement, during such Deferral Period the Participant shall not have any rights as a shareholder of the Company; provided that, unless otherwise provided in a Participant's Grant Agreement, the Participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each deferred stock unit at the end of the Deferral Period when such deferred stock units are converted into shares of Common Stock.

        Unless otherwise provided in the Participant's Grant Agreement or related election form, if a Participant dies while serving as a director, officer or employee of the Company or its Subsidiary prior to the end of the Deferral Period, the Participant shall receive payment in respect to such Participant's deferred stock units which would have matured or been earned at the end of such Deferral Period as if the applicable Deferral Period had ended as of the date of such Participant's death.

        Unless otherwise provided in a Participant's Grant Agreement or related election form, if a Participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or its Subsidiaries upon his or her Disability or Retirement prior to the end of the Deferral Period, the Participant shall receive payment in respect of such Participant's deferred stock units at the end of such Deferral Period.

        Unless otherwise provided in the Participant's Grant Agreement or related election form, at such time as a Participant ceases to be, or in the event a Participant does not become, a director, officer or employee of, or otherwise performing services for, the Company or its subsidiaries for any reason other than Disability, Retirement or death, such Participant shall immediately forfeit any unvested deferred stock units which would have matured or been earned at the end of such Deferral Period.

11.   Grant of Dividend Equivalent Rights.

        The Committee may include in a Participant's Grant Agreement a dividend equivalent right entitling the grantee to receive amounts equal to all or any portion of the dividends that would be paid on the shares of Common Stock covered by such Award if such Shares had been delivered pursuant to such Award. In the event such a provision is included in a Grant Agreement, the Committee shall determine whether such payments shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate. Any dividend equivalent rights that may be granted on account of Awards that vest based upon the satisfaction of any performance conditions may only be paid if the underlying performance conditions of the Award are satisfied.

12.   Withholding Taxes.

        a.    Participant Election.    Unless otherwise determined by the Committee, a Participant may elect to deliver shares of Common Stock (or have the Company withhold Shares acquired upon exercise of an option or SAR or deliverable upon grant of restricted stock or vesting of restricted stock units or deferred stock units or the receipt of Common Stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting or the receipt of Common Stock, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a Participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 12.a., such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6.b. with respect to the delivery or withholding of Common Stock in payment of the exercise price of options.

        b.    Company Requirement.    The Company may require, as a condition to any grant or exercise under the Plan or to the delivery of certificates for Shares issued hereunder, that the grantee make provision for the payment to the Company, either pursuant to Section 12.a. or this Section 12.b., of federal, state or local taxes of any kind required by law to be withheld with respect to any grant, delivery or vesting of Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Plan. The Company shall in no event be liable for any taxes whatsoever (including, without limitation, taxes under Code Section 409A) associated with the grant, vesting, exercise, or settlement of any Award granted pursuant to this Plan, other than the Company's share of any payroll taxes.

13.   Grant Agreement; Vesting.

        Each employee to whom an Award is made under the Plan shall enter into a Grant Agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee. Unless the Committee determines otherwise and except as otherwise provided in Sections 6, 7, 8, 9, and 10 in connection with a Change of Control or certain occurrences of termination, no Award under this Plan may be exercised, and no restrictions relating thereto may lapse, within six months of the date such Award is made.

14.   Transferability.

        No Award granted under the Plan shall be transferable by a Participant other than (a) by will or the laws of descent and distribution, (b) to a Participant's Family Member by gift or a qualified domestic relations order as defined by the Code or (c) to a charitable organization, but in each case only with Committee approval or as provided in a Grant Agreement. Unless otherwise provided in any Grant Agreement, an option, SAR or performance award may be exercised only by the optionee or grantee thereof; by his or her Family Member if such person has acquired the option, SAR or performance award by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or legal representative of any of the foregoing; provided that, Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan shall in any event continue to apply to any Award granted under the Plan and transferred as permitted by this Section 14, and any transferee of any such Award shall be bound by all provisions of this Plan as and to the same extent as the applicable original grantee.

15.   Listing, Registration and Qualification.

        If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award, restricted stock unit or deferred stock unit may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

16.   Transfer of Employee.

        The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another Subsidiary shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

17.   Adjustments.

        a.     In the event that any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company affects Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, the Committee shall make such equitable adjustments in any or all of the following in order to prevent such dilution or enlargement of rights: the number and kind of Shares or other property available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Section 4), the number and kind of Awards or other property covered by Awards previously made under the Plan, and the exercise price of outstanding options and SARs. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company's obligations regarding any Awards that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash).

        b.     Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2.c., the Committee may (i) cancel any or all outstanding options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration, if any, that would have been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if their options had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee's discretion.

        c.     Change in Control.    Unless otherwise provided in a Participant's Grant Agreement, if there is a Change in Control of the Company, all of the Participant's Awards shall become fully vested upon such Change in Control (and, with respect to the Participant's options, exercisable upon such Change in Control and shall remain so until the expiration date of the options), whether or not the Participant is subsequently terminated.

        d.     Clawback.    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, then any Participant who has been paid an Award under this Plan based upon or affected by the restated financial report shall be required, at the discretion of the Board, to reimburse the Company for all or any portion of such Award.

18.   Amendment and Termination of the Plan.

        The Board or the Committee, without approval of the shareholders, may amend or terminate the Plan at any time, except that no amendment shall become effective without prior approval of the shareholders of the Company if (i) shareholder approval would be required by applicable law or regulations, including if required by any listing requirement of the principal stock exchange or national market on which the Common Stock is then listed, (ii) such amendment would remove from the Plan a provision which, without giving effect to such amendment, is subject to shareholder approval, or (iii) such amendment would directly or indirectly increase the Share limits set forth in Section 4 of the Plan.

19.   Amendment or Substitution of Awards under the Plan.

        The terms of any outstanding Award under the Plan may be amended from time to time by the Committee in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any Award and/or payments thereunder or of the date of lapse of restrictions on Shares); provided that, except as otherwise provided in Section 17, no such amendment shall adversely affect in a material manner any right of a Participant under the Award without his or her written consent, and provided further that, the Committee shall not reduce the exercise price of any options or SARs awarded under the Plan without approval of the shareholders of the Company. The Committee may, in its discretion, permit holders of Awards under the Plan to surrender outstanding Awards in order to exercise or realize rights under other awards, or in exchange for the grant of new awards, or require holders of Awards to surrender outstanding Awards as a condition precedent to the grant of new awards under the Plan. Notwithstanding the foregoing, the Committee shall not take any of the following actions without shareholder approval, except as provided in Section 17: (i) reduce the exercise price following the grant of an option or SAR; (ii) exchange an option or SAR which has an exercise price that is greater than the Fair Market Value of a Share for cash or Shares or (iii) cancel an option or SAR in exchange for a replacement option or another Award with a lower exercise price. Notwithstanding anything to the contrary in this Plan, in no event shall the Committee amend the distribution terms in any Award or Grant Agreement that has a feature for the deferral of compensation if such amendment would result in taxes, additional interest and/or penalties pursuant to Code Section 409A.

20.   Termination Date

        The date of commencement of the Plan shall be July 28, 2010.

        Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, the Plan shall terminate on the tenth anniversary of the earlier of the date that the Plan is adopted or date the of stockholder approval. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any Award or other incentives theretofore granted under the Plan.

21.   Severability.

        Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

22.   Governing Law.

        The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

NRG Energy

211 Carnegie Center
Princeton, NJ
08540-6213

t: 609.524.4500
f: 609.524.4501

1201 Fannin Street
Houston, TX
77002-6929

t: 713.537.3000

nrg.com

. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 27, 2016. Vote by Internet • Go to www.envisionreports.com/NRG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. + 1. Election of directors: 01 - E. Spencer Abraham For Against Abstain For Against Abstain For Against Abstain 02 - Kirbyjon H. Caldwell 03 - Lawrence S. Coben 04 - Howard E. Cosgrove 05 - Terry G. Dallas 06 - Mauricio Gutierrez 07 - William E. Hantke 08 - Paul W. Hobby 09 - Edward R. Muller 10 - Anne C. Schaumburg 11 - Evan J. Silverstein 12 - Thomas H. Weidemeyer ForAgainst Abstain 13 - Walter R. Young 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers. 2. To re-approve the performance goals under the NRG Energy, Inc. Amended and Restated Long-Term Incentive Plan solely for purpose of section 162(m) of the Internal Revenue Code of 1986, as amended. For Against Abstain 4. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2016. The Board of Directors makes no recommendation regarding Proposal 5. The Board of Directors recommends a vote AGAINST Proposal 6. ForAgainst Abstain For Against Abstain 5. To vote on a stockholder proposal regarding proxy access, if properly presented at the meeting. 6. To vote on a stockholder proposal regarding disclosure of political expenditures, if properly presented at the meeting. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 0294QC Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — NRG Energy, Inc. + ANNUAL MEETING OF STOCKHOLDERS April 28, 2016, 9:00 A.M. The Ritz-Carlton, Philadelphia 10 Avenue of the Arts, Philadelphia, Pennsylvania 19102 This Proxy/Voting Instruction Card is Solicited on Behalf of the Board of Directors for the 2016 Annual Meeting of Stockholders. The undersigned hereby constitutes and appoints Mauricio Gutierrez and Brian E. Curci, and each of them, attorneys and proxies with full power of substitution, to represent the undersigned and to vote all shares of common stock, $0.01 par value, of NRG Energy, Inc. (the “Company”), that the undersigned would be entitled to vote if personally present at the 2016 Annual Meeting of Stockholders of the Company to be held on April 28, 2016, at 9:00 a.m. (Eastern Time) at The Ritz-Carlton, Philadelphia, 10 Avenue of the Arts, Philadelphia, Pennsylvania 19102, and at any and all adjournments or postponements thereof (the “Meeting”), as herein specified and in such proxyholder’s discretion upon any other matter that may properly come before the Meeting including without limitation to vote on the election of such substitute nominees as such proxies may select in the event nominee(s) named on their card become(s) unable to serve as director. By granting this proxy, the undersigned hereby revokes any proxy previously granted by the undersigned. THIS PROXY WILL BE VOTED AS DIRECTED. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED UNDER PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4, “ABSTAIN” FOR PROPOSAL 5 AND “AGAINST” PROPOSAL 6. PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. (Continued and to be signed on the other side) C Non-Voting Items Change of Address — Please print new address below. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.